Exhibit 10.39
Execution Version
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
COLLABORATION AGREEMENT
BY AND AMONG
ALNYLAM PHARMACEUTICALS, INC.
AND
F. HOFFMANN-LA ROCHE LTD
AND
HOFFMANN-LA ROCHE INC.

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EXHIBITS
EXHIBIT A	Definitions
EXHIBIT B-1	Certain Alnylam Pre-Existing Alliance Agreements
EXHIBIT B-2	Certain Listed Alnylam Third Party Agreements
EXHIBIT B-3	Manufacturing Agreements
EXHIBIT C	Joint Research Plan
EXHIBIT D	Supply Agreement Term Sheet
EXHIBIT E	Financial Appendix
EXHIBIT F	Press Release
EXHIBIT G	Baseball Arbitration Provisions

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COLLABORATION AGREEMENT
     This Collaboration Agreement (this “Agreement”) is entered into as of the 29th day of October 2009 (the “Effective Date”), by and among F. Hoffmann-La Roche Ltd, a Swiss corporation (“Roche Basel”), having a place of business at Grenzacherstrasse 124, CH-4070 Basel, Switzerland, and Hoffmann-La Roche Inc., a New Jersey corporation (“Roche Nutley”), having a place of business at 340 Kingsland Street, Nutley, New Jersey 07110, U.S.A. (Roche Basel and Roche Nutley, collectively, “Roche”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation, having a place of business at 300 Third Street, 3rd Floor, Cambridge, Massachusetts 02142, U.S.A. (“Alnylam”).
INTRODUCTION
     WHEREAS, Alnylam and Roche are parties to a License and Collaboration Agreement dated as of July 8, 2007, as supplemented by the letter agreement dated May 29, 2009 between the Parties (the “LCA”), pursuant to which Alnylam granted to Roche certain non-exclusive licenses to Alnylam’s proprietary RNAi platform technology;
     WHEREAS, pursuant to the LCA, Alnylam and Roche have agreed to pursue a collaboration regarding the Discovery and Development of potential RNAi Compounds directed to certain Targets through at least initiation of IND-Enabling Studies; and
     WHEREAS, Alnylam and Roche desire to undertake a collaboration regarding an RNAi Product initially directed to the [**], and to apply Alnylam’s proprietary lipid nanoparticle (LNP) technology, Roche’s proprietary dynamic polyconjugate (DPC) technology and other relevant technologies to such collaboration, on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
The definitions are set forth on Exhibit A.
ARTICLE II
MANAGEMENT OF COLLABORATIVE ACTIVITIES
     Section 2.1 Joint Steering Committee. The Parties hereby establish a joint committee to facilitate the Collaboration as follows:
          (a) Composition of the Joint Steering Committee. The Discovery and Development elements of the Collaboration shall be conducted under the direction of a joint steering committee (the “JSC”) comprised of three (3) named representatives of Roche and three (3) named representatives of Alnylam or such other number of representatives as the Parties may from time to time mutually agree. Each Party shall appoint its respective representatives to the

JSC from time to time, and may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. Each Party shall have at least one JSC representative who is a senior employee (vice president level or above), and all JSC representatives shall have appropriate expertise and ongoing familiarity with the Collaboration. Each Party’s respective representatives to the Joint Future Technology Committee may initially serve as such Party’s representatives to the JSC hereunder. Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend JSC meetings, provided such representatives’ and consultants are subject to written obligations that are no less stringent than the confidentiality obligations and restrictions on use set forth in Article IX. All proceedings for the JSC shall take place in English. Each Party shall bear its own expenses relating to attendance at such meetings by its representatives.
          (b) JSC Chairperson. The chairperson of the JSC (the “JSC Chairperson”) shall rotate every twelve (12) months between Alnylam and Roche. The chairman of the Joint Future Technology Committee may serve as the initial JSC Chairperson. The JSC Chairperson’s responsibilities shall include (i) scheduling meetings at least [**] per Calendar Quarter, but more frequently if the JSC determines it necessary; (ii) setting agendas for meetings with solicited input from other members; and (iii) confirming and delivering minutes to the JSC for review and final approval.
          (c) Meetings; Minutes. The first JSC meeting shall be held within [**] days after the Effective Date, and the JSC shall meet in accordance with a schedule established by mutual agreement of the Parties, but no less frequently than [**] each Calendar Quarter, with the location for such meetings alternating between Alnylam facilities in Massachusetts and Roche facilities in the U.S. (or such other locations as are determined by the JSC). Alternatively, the JSC may meet by means of teleconference, videoconference or other similar communications equipment, but at least [**] meetings per Calendar Year shall be conducted in person. A secretary shall be appointed for each meeting and shall prepare minutes of the meeting, it being understood that the secretary and the JSC Chairperson shall not be representatives of the same Party (that is, if the JSC Chairperson is a representative of Roche, the secretary shall be a representative of Alnylam, and vice versa).
          (d) JSC Responsibilities. The JSC shall have the following responsibilities with respect to the Collaboration, unless and until either Party exercises its Opt-Out Right or the JSC otherwise dissolves:
               (i) reviewing, proposing to the Parties, and deciding, as necessary, (A) each annual update to the Joint Research Plan or the Development Plan, as applicable (with the goal of finalizing such annual update by [**] of each Calendar Year), and (B) any modifications to the Joint Research Plan or the Development Plan, as applicable, in each case excluding any budgets;
               (ii) regularly assessing, and updating the Parties as necessary on, the progress of the Parties in their conduct of the Joint Research Plan or the Development Plan, as applicable, against the timelines contained therein;

               (iii) reviewing relevant data generated during the course of the Program and advising the Parties on general Development strategy and issues of priority;
               (iv) coordinating the Parties’ efforts in the Discovery or Development of the Licensed Product(s) in the Field in the Territory, including regulatory matters;
               (v) establishing procedures for the calculation and maintenance of Development Costs incurred by each Party consistent with the guidelines set forth on Exhibit E;
               (vi) review, discuss and coordinate the scientific presentation and publication strategy relating to Licensed Products in the Field in the Territory prior to First Commercial Sale; and
               (vii) performing such other activities as the Parties agree in writing shall be the responsibility of the JSC.
     For purposes of clarity, (I) it is expected that with respect to the sharing of information regarding the Licensed Product(s), each Party will, through the JSC and through regular communication between each Party’s designated Alliance Manager (if the JSC remains in place), keep the other Party promptly informed at a reasonably detailed level about all activities related to the Discovery, Development, Manufacture and Commercialization of the Licensed Product(s) in the Field in each of the Major Market Countries and the rest of the Territory, and will promptly provide information reasonably requested of such Party by the other Party related thereto, and (II) the JSC shall have the authority to update or modify the Joint Research Plan or the Development Plan (in each case, excluding the budget), and to determine the allocation of resources among the various items set forth in the Joint Research Plan or Development Plan budget, provided that the JSC does not alter the overall budget or either Party’s overall financial obligations under the Joint Research Plan or Development Plan, as applicable.
          (e) Dissolution of JSC. The JSC shall be dissolved (i) if at the time of the First Commercial Sale of Licensed Product in the Territory there is no further Development contemplated for any Licensed Products for any indication beyond the indication approved on First Commercial Sale, or (ii) at such time as any exercise by either Party of its Opt-Out Right becomes effective under Section 4.9, in which case the JSC shall be dissolved solely with respect to the Opt-Out Product(s); provided that, after August 9, 2012, Alnylam shall have the right, but shall not be obligated, to participate on the JSC. If Alnylam elects not to participate in the JSC, then Roche shall have the right to make all decisions related to the Discovery and Development of Licensed Products under the Collaboration, subject to Section 2.5(d), Roche’s diligence obligations under Article VIII, and other applicable terms and conditions of this Agreement.
     Section 2.2 Joint Commercialization Team.
          (a) Establishment of JCT. Commencing with the earlier of (x) initiation of the first Phase III Study of Licensed Product, and (y) the date [**] prior to the anticipated launch of the first Licensed Product in the Territory, unless and until either Party exercises its Opt-Out Right, the Parties will establish a joint commercialization team (“JCT”) to coordinate the Commercialization of the Licensed Product(s) in the United States. The provisions of Sections 2.1(a) (with each Party’s respective representatives to the JSC initially serving as such Party’s representatives to the JCT hereunder), 2.1(b) (with the chairman of the JSC serving as the initial JCT chairperson), 2.1(c) and 2.4 relating to the operation of the JSC shall also apply to the JCT.
          (b) Dissolution of the JCT. The JCT shall be dissolved solely with respect to the applicable Opt-Out Products upon the effective date of either Party’s exercise of its Opt-Out Right; provided, however, that after August 9, 2012, Alnylam shall have the right, but not the obligation, to participate on the JCT. If Alnylam elects not to participate in the JCT, then Roche shall have the right to make all decisions related to the Commercialization of Licensed Products in the U.S. under the Collaboration, subject to Section 2.5(d), Roche’s diligence obligations under Article VIII, and other applicable terms and conditions of this Agreement.
          (c) JCT Responsibilities. The responsibilities of the JCT shall include:
               (i) reviewing, commenting on and advising the Parties on the initial Commercialization Plan;
               (ii) reviewing, proposing to the Parties, and deciding, as necessary, (A) each annual update to the Commercialization Plan (with the goal of finalizing such annual update by [**] of each Calendar Year), and (B) any modifications to the Commercialization Plan, in each case excluding any budgets;
               (iii) regularly assessing, and updating the Parties as necessary on, the progress of the Parties in their conduct of the Commercialization Plan against the timelines contained therein;
               (iv) advising the Parties on general Commercialization strategy and issues of priority;
               (v) coordinating the Parties’ efforts in the Commercialization of the Licensed Product(s) in the Field in the Territory, including regulatory matters;
               (vi) coordinating with the JSC regarding Development matters as necessary or appropriate to Commercialization of the Licensed Product(s) in the United States;
               (vii) performing such other activities as the Parties agree in writing shall be the responsibility of the JCT;
               (viii) coordinate the Parties’ efforts with respect to the initiation and conduct of any Post-Approval Studies proposed to be conducted for Licensed Product(s) in the United States;
               (ix) review, discuss and coordinate the scientific presentation and publication strategy relating to Licensed Product(s) in the Field in the Territory following First Commercial Sale; and
               (viii) attempting to resolve any and all disputes within the JCT’s purview relating to the Commercialization of the Licensed Product(s) by consensus pursuant to Section 2.5.

          (d) Limitations on JCT Authority. For purposes of clarity, the JCT shall have the authority to update or modify the Commercialization Plan (in each case, excluding the budget), and to determine the allocation of resources among the various items set forth in the Commercialization Plan budget, provided that the JCT does not alter the overall budget for the United States or either Party’s overall financial obligations under the Commercialization Plan.
     Section 2.3 Appointment of Subcommittees, Project Teams and Alliance Managers. The JSC shall be empowered to create such subcommittees of itself and project teams as it may deem appropriate or necessary. Each such subcommittee and project team shall report to the JSC, which shall have authority to approve or reject recommendations or actions proposed thereby subject to the terms of this Agreement. Each Party shall also designate an alliance manager (each, an “Alliance Manager”), who shall be responsible for the day-to-day coordination of the Collaboration and will serve to facilitate communication between the Parties. Each Party may change its designated Alliance Manager from time to time upon written notice to the other Party. Among the subcommittees contemplated, it is expected that the JSC will establish a joint project development team (“JPDT”) to share information through regular communications regarding the Development of Licensed Product(s) in the Territory, a joint finance team (“JFT”) regarding cost sharing and budgeting, and other joint teams as necessary regarding Manufacturing, patent and other matters. After August 9, 2012, Alnylam shall have the right, but not the obligation, to participate on any of the subcommittees contemplated in this Section 2.3.
     Section 2.4 JSC and JCT Decisions by Consensus. Decisions within the purview of the JSC or, if applicable, the JCT shall be made by consensus, with the representatives of each Party collectively having one vote on behalf of such Party. For each meeting of the JSC or, if applicable, the JCT at least two (2) representatives of each Party shall constitute a quorum. Action on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement, as may be mutually agreed by the Parties.
     Section 2.5 JSC or JCT Deadlocks; Dispute Resolution; Decision-Making Authority.
          (a) The JSC (or, if applicable, the JCT) shall attempt to resolve any and all disputes over any matter that is within such committee’s purview relating to the Collaboration by consensus.
          (b) If the JSC (or, if applicable, the JCT) is unable to reach a consensus with respect to a dispute within such committee’s purview, then the dispute shall be submitted to escalating levels of Alnylam and Roche senior management for review. If such dispute cannot be resolved despite escalation, then the Executive Officers of Alnylam and Roche shall attempt to resolve such dispute.
          (c) If, despite the Executive Officers’ efforts to resolve a dispute pursuant to clause (b), the Executive Officers cannot reach an agreement regarding such dispute within [**] days after submission to them for resolution, then:
               (i) unless either Party has exercised its Opt-Out Right hereunder, if the dispute relates to the Development of the Licensed Product(s) prior to First Phase II

Completion, then [**] shall have the final decision-making authority over operational matters related to any Clinical Study conducted by [**];
               (ii) unless either Party has exercised its Opt-Out Right hereunder, [**] shall have final decision-making authority over Development and Commercialization activities that are specific to the ROW Territory so long as such decision does not materially negatively affect Development and Commercialization activities that are specific to the U.S.;
               (iii) the Party that is responsible for booking sales in the U.S. shall have final decision-making authority over (A) the price and commercial terms of Licensed Product(s) in the U.S., (B) a policy governing the handling of all returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables for Licensed Product(s) in the U.S., (C) (1) any label or other written, printed or graphic matter upon (aa) any container or wrapper utilized with Licensed Product(s) in the U.S. or (bb) any written material accompanying any container or wrapper utilized with Licensed Product(s) in the U.S. including package inserts, and (2) any communication or program associated with the promotion of Licensed Product(s) in the U.S., including such communications and programs that (aa) specifically identify or describe Licensed Product(s) or (bb) otherwise support Licensed Product(s) or raise awareness of the Field, and (D) whether or not to recall or withdraw Licensed Product(s) in the U.S.; provided, however, that, such Party shall have the obligation to give due consideration to any recommendations or opinions offered by the other Party, consistent with the principle of setting the wholesale price of Licensed Product(s) to its maximum potential without regard to its effect on other products, to the extent permitted by applicable Laws; and
               (iv) if the dispute does not fall within clause (i), (ii) or (iii) above, then neither Party may implement any activities that would result from resolution of the matter until consent of the other Party is achieved; it being understood that, in the event that either Party exercises its Opt-Out Right, the Continuing Party shall have final decision-making authority with respect the Discovery, Development, Commercialization and Manufacture of the Opt-Out Product(s), subject to Section 2.5(d), the Continuing Party’s diligence obligations under Article VIII, and other applicable terms and conditions of this Agreement.
          (d) Notwithstanding anything in this Agreement to the contrary, in no event may the JSC, the JCT or either Party have the unilateral right to amend any term of this Agreement. In addition, in no event shall either Party have the unilateral right to:
               (i) increase the other Party’s obligations or reduce the other Party’s rights under this Agreement in connection with the Program Target(s) or Licensed Product(s), including any obligation to devote additional personnel or financial resources to a specific activity or project to be conducted by the other Party under the Joint Research Plan, Development Plan, or Commercialization Plan as applicable;
               (ii) determine whether the events required for the payment of any event payments hereunder have occurred;
               (iii) determine whether a Party has fulfilled or breached any of its obligations under this Agreement;

               (iv) make a decision that is expressly stated in this Agreement to require the other Party’s approval or consent, or the mutual agreement of the Parties; or
               (v) otherwise expand such Party’s rights or reduce such Party’s obligations under this Agreement in connection with the Program Target(s) or Licensed Product(s).
ARTICLE III
LICENSE GRANTS; EXCLUSIVITY
     Section 3.1 License Grants to Roche. Subject to the terms and conditions of this Agreement and to Alnylam Third Party Obligations:
          (a) License During the Research Term. Alnylam hereby grants to Roche an exclusive, non-royalty-bearing right and license, with the right to grant sublicenses as set forth in Section 3.1(d), under Alnylam’s rights to the Alnylam Technology, to perform the activities assigned to Roche under the Joint Research Plan in the Field in the Territory during the Research Term.
          (b) License if Alnylam has not Opted-Out. Unless Alnylam exercises its Opt-Out Right (in which case Section 3.1(c) shall apply), subject to Alnylam’s retained rights under Section 3.5, Alnylam hereby grants to Roche an exclusive right and license, with the right to grant sublicenses as set forth in Section 3.1(d), under Alnylam’s rights to the Alnylam Technology, to Develop, Manufacture and Commercialize the Licensed Product(s) in the Field in the Territory. Such license shall be (i) subject to event payments pursuant to Section 9.1 and shall be royalty-bearing for the Royalty Term of each Licensed Product in each country of the ROW Territory as set forth in Section 9.3(a), and (ii) subject to the Parties’ rights and obligations with respect to sharing of Profits and costs in the United States as set forth in Section 4.8 and Section 9.2.
          (c) License if Alnylam Opts-Out. If Alnylam exercises its Opt-Out Right, Alnylam hereby grants to Roche an exclusive right and license, with the right to grant sublicenses as set forth in Section 3.1(d), under Alnylam’s rights to the Alnylam Technology as has been incorporated into, or has been used in or (as documented in the Joint Research Plan, the Development Plan or the Commercialization Plan, or any approved JSC or JCT minutes, as applicable) has been intended for use in, the Development, Manufacture or Commercialization of the Licensed Product(s) under this Agreement as of the effective date of Alnylam’s exercise of such Opt-Out Right, to Develop, Manufacture and Commercialize such Licensed Product(s) in the Field in the Territory. Such license shall be subject to event payments pursuant to Section 9.1 and shall be royalty-bearing for the Royalty Term of each Licensed Product in each country of the Territory as set forth in Section 9.3(b).

          (d) Roche Sublicense Rights.
               (i) Roche shall have the right to grant sublicenses under the licenses granted to it pursuant to Sections 3.1(a), 3.1(b) and 3.1(c), and the right to grant licenses of its rights under any Joint Collaboration IP, to (x) an entity that is its Affiliate for so long as such entity remains an Affiliate of Roche and complies in all material respects with the obligations of Roche under this Agreement, or (y) to Third Party Contractors retained by Roche in accordance with Section 3.4. Roche hereby guarantees the full payment and performance of its Affiliates under this Agreement. In addition, Roche shall have the right to grant sublicenses under the licenses granted to it pursuant to Sections 3.1(a), 3.1(b) and 3.1(c), and the right to grant licenses of its rights under any Joint Collaboration IP, to Third Parties subject to the limitations of Section 3.1(d)(ii), Section 3.1(d)(iii) and Section 3.3.
               (ii) Unless and until Alnylam has exercised its Opt-Out Right, and subject to Section 3.1(d)(iii), Roche shall not have any right to grant to any Third Party any sublicenses of its rights and the licenses granted to it under this Agreement, or any licenses under Roche’s interest in any Joint Collaboration IP, in each case to Discover, Develop, Manufacture and Commercialize the Licensed Product(s) in the Field:
                    (A) for the United States, without the prior written consent of Alnylam; and
                    (B) for any of the Major EU Countries, without first notifying Alnylam of such proposed sublicense or license, on a sublicense-by-sublicense or license-by-license basis, including the Major EU Country(ies) proposed to be covered by the sublicense or license and any other terms as may be reasonably requested by Alnylam to allow Alnylam to decide whether or not to pursue the negotiation of such sublicense or license. If Alnylam notifies Roche within [**] days after receipt of such notice from Roche that Alnylam does not want to pursue the negotiation of such sublicense (or Alnylam is silent during such 30-day period), Roche shall be free to negotiate and enter into a sublicense agreement with a Third Party for a period of [**] months, after the expiration of which the terms of this Section 3.1(d)(ii)(B) shall once again apply. If Alnylam notifies Roche within such [**]-day period that Alnylam desires to pursue such negotiations, the Parties shall negotiate in good faith and seek to finalize commercially reasonable terms of such sublicense or license within an additional [**] days. If the Parties are able to finalize the terms of such sublicense within such [**]-day period, the Parties shall enter into such agreement, either in the form of an amendment to this Agreement or a side letter, and the Development Plan or Commercialization Plan, as the case may be, shall be updated as necessary by mutual agreement of the Parties. If the Parties are unable to finalize the terms of such sublicense or license within such additional [**]-day period, Roche may enter into negotiations with a Third Party with respect to such proposed sublicense or license; provided, however, that if the terms offered to such Third Party are more favorable in the aggregate to such Third Party than the terms last offered to Alnylam during the [**]-day negotiation period set forth above, and Alnylam has at least comparable relevant capabilities as the respective sublicensee(s), then Roche shall first offer such more favorable terms to Alnylam.

               (iii) Without limiting Section 3.1(d)(ii) above, any sublicenses granted by Roche hereunder shall be consistent with the sublicense terms and requirements under the LCA, and Roche shall provide Alnylam with reasonable notice of any such sublicense granted hereunder.
          (e) Certain Limitations to Licenses Granted to Roche.
               (i) The grants by Alnylam under Alnylam Technology set forth in Section 3.1 are subject to, and are limited to the extent of, the rights that Alnylam has previously granted and is required to grant under Alnylam Technology to Alnylam Pre-Existing Alliance Parties under the terms of the Alnylam Pre-Existing Alliance Agreements. As and to the extent that such rights previously granted to Alnylam Pre-Existing Alliance Parties under Alnylam Technology (whether such rights are previously or subsequently exercised) lapse, terminate or otherwise revert to Alnylam, they shall be automatically included in the rights under Alnylam Technology granted to Roche with respect to the Licensed Product(s) under Sections 3.1(a), 3.1(b) and 3.1(c) without any further consideration from Roche. For purposes of clarity, this Section 3.1(e)(i) is not intended to expand the rights or licenses granted to Roche if Alnylam exercises its Opt-Out Right prior to August 9, 2012, nor to expand the rights or licenses granted to Roche beyond those described in Section 3.1(c) or Section 14.5(b)(ix) (as applicable).
               (ii) Roche acknowledges that an Alnylam Pre-Existing Alliance Party may from time to time request rights under Alnylam Technology with respect to a particular Target that Alnylam is required, pursuant to the terms of an Alnylam Pre-Existing Alliance Agreement, to grant such rights to such Alnylam Pre-Existing Alliance Party with respect to such Target.
               (iii) For the avoidance of doubt, the grants by Alnylam under Alnylam Technology set forth in Sections 3.1(a), 3.1(b) and 3.1(c) include, subject to Section 3.1(f), the sublicense of Alnylam Technology that is not owned by Alnylam. Roche’s rights and licenses under such Alnylam Technology are limited to the rights granted by Listed Alnylam Counterparties to Alnylam under the Listed Alnylam Third Party Agreements, and Roche shall comply, and cause its Affiliates and Licensee Partners to comply, with those restrictions and other terms applicable to sublicensees under such agreements, copies of which have been or will be made available to Roche, as applicable. Without limiting the generality of the foregoing, Roche acknowledges that certain obligations are imposed on sublicensees of certain of the sublicensed Alnylam Technology, and agrees to comply (to the extent access to obligations and requirements have been made available to Roche in unredacted form), and to require its Affiliates and Licensee Partners to comply, with such obligations and requirements. Notwithstanding the foregoing, at the request of Roche, which request shall be made within the [**] period prior to First Commercial Sale of the first Licensed Product, Alnylam shall use commercially reasonable efforts to seek to harmonize the accounting and royalty reporting provisions under the Listed Alnylam Third Party Agreements with the accounting and royalty reporting provisions set forth in this Agreement.
          (f) [**] Patent Rights. Notwithstanding anything to the contrary herein, the licenses to Alnylam Patent Rights hereunder initially shall not include licenses to Patent Rights licensed by Alnylam or its Affiliates under the Non-Exclusive License Agreement between [**]

and Alnylam, dated [**] (the “[**] Agreement”), which Patent Rights Roche shall have the option, exercisable upon written notice to Alnylam at any time during the Term prior to August 9, 2012, to license solely with respect to Licensed Product(s) under this Collaboration. Upon such election, for no additional consideration from Roche (i) the license granted to Roche under Alnylam’s rights to Alnylam Patent Rights pursuant to Sections 3.1(a), 3.1(b) and 3.1(c) of this Agreement shall include such Patent Rights with respect to the designated Licensed Product(s), and (ii) the [**] Agreement shall be deemed a Listed Alnylam Third Party Agreement and Exhibit B-2 hereof shall be amended accordingly.
     Section 3.2 License Grants to Alnylam. Subject to the terms and conditions of this Agreement:
          (a) License During the Research Term. Roche hereby grants to Alnylam an exclusive, non-royalty-bearing right and license, with the right to grant sublicenses as set forth in Section 3.2(d), under Roche’s rights to the Roche Technology, to perform the activities assigned to Alnylam under the Joint Research Plan in the Field in the Territory during the Research Term.
          (b) License if Roche has not Opted-Out. Unless Roche exercises its Opt-Out Right (in which case Section 3.2(c) shall apply), Roche hereby grants to Alnylam an exclusive right and license, with the right to grant sublicenses as set forth in Section 3.2(d), under Roche’s rights to the Roche Technology, to carry out Development, Commercialization and Manufacturing activities to the extent contemplated in the Development Plan, the Commercialization Plan, the Supply Agreement (as applicable) or as otherwise agreed by the Parties hereunder. Such license shall be subject to the Parties’ rights and obligations with respect to sharing of Profits and costs in the United States as set forth in Section 4.8 and Section 9.2.
          (c) License if Roche Opts-Out. If Roche exercises its Opt-Out Right, Roche hereby grants to Alnylam an exclusive right and license, with the right to grant sublicenses as set forth in Section 3.2(d), under Roche’s rights to the Roche Technology as has been incorporated into, or has been used in or (as documented in the Joint Research Plan, the Development Plan or the Commercialization Plan, or any approved JSC or JCT minutes, as applicable) has been intended for use in, the Development, Manufacture or Commercialization of the Licensed Product(s) under this Agreement as of the effective date of Roche’s exercise of such Opt-Out Right, to Develop, Manufacture and Commercialize such Licensed Product(s) in the Field in the Territory. Such license shall be subject to event payments pursuant to Section 9.1 and shall be royalty-bearing for the Royalty Term of each Licensed Product in each country of the Territory as set forth in Section 9.3(c).
          (d) Alnylam Sublicense Rights.
               (i) Alnylam shall have the right to grant sublicenses under the licenses granted to it pursuant to Sections 3.2(a), 3.2(b) and 3.2(c), and the right to grant licenses of its rights under any Joint Collaboration IP, to (x) an entity that is its Affiliate for so long as such entity remains an Affiliate of Alnylam and complies in all material respects with the obligations of Alnylam under this Agreement, and (y) to Alnylam’s Third Party Contractors in accordance with Section 3.4. Alnylam hereby guarantees the full payment and performance of its Affiliates under this Agreement.

               (ii) Unless and until Roche has exercised its Opt-Out Right, Alnylam shall not have any right to grant to any Third Party any sublicenses of its rights and the licenses granted to it under this Agreement, or any licenses under Alnylam’s interest in any Joint Collaboration IP, in each case to Discover, Develop, Manufacture and Commercialize the Licensed Product(s) in the Field in the Territory, without the prior written consent of Roche.
     Section 3.3 Sublicensing Terms.
          (a) Each sublicense agreement shall be consistent with the terms and conditions of this Agreement. Each Party shall remain liable to the other Party for each of such Party’s (or its Affiliate’s) sublicensees’ failure to comply with all applicable restrictions, limitations and obligations under the sublicense agreement and this Agreement. No sublicense granted by a Party hereunder may be assigned, transferred or further sublicensed to any Third Party without the prior written consent of such Party.
          (b) Each Party shall provide a redacted copy of any sublicense agreement entered into by such Party to the other Party (such redactions to exclude only the financial terms of such sublicense and other information normally redacted from a document filed with the U.S. Securities and Exchange Commission), (i) if such sublicense impacts upon one or more of the Major Market Countries, and (ii) upon request by such other Party, in any country other than a Major Market Country.
     Section 3.4 Third Party Contractors. Either Party may perform its Collaboration responsibilities hereunder through the use of Third Party Contractors; provided that such Party shall remain primarily liable for such Party’s obligations under this Agreement; and provided further that such Party shall ensure that any such Third Party Contractor is under an obligation to assign, or grant an exclusive, sublicensable license, to such Party under all Know-How, Patent Rights, and other intellectual property rights discovered, conceived, invented or reduced to practice by such Third Party Contractor pursuant to the conduct of such Party’s Collaboration responsibilities hereunder and related to any Program Target, RNAi Product or Licensed Product hereunder.
     Section 3.5 Retained Rights. Notwithstanding anything in this Agreement to the contrary, Alnylam retains all rights necessary under Alnylam Technology, and Roche retains all rights necessary under Roche Technology, to perform such Party’s obligations and exercise such Party’s rights under this Agreement, including conducting the activities assigned to such Party under the Joint Research Plan, Development Plan or Commercialization Plan, as the case may be.
     Section 3.6 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license, express or implied, under its intellectual property rights.
     Section 3.7 Exclusivity Covenant. Subject to Alnylam Third Party Obligations and Section 15.15:
          (a) During the Research Term and for a period of [**] thereafter, neither Party nor such Party’s Affiliates shall, except pursuant to this Agreement, directly or indirectly,

conduct Development of, Manufacture or Commercialize, anywhere in the Territory, any Competitive Product, or grant any rights to a Third Party to do any of the foregoing.
          (b) After the Research Term, during the period of Development prior to the first Regulatory Approval in the Territory of a Licensed Product under the Program for the given Program Target(s) to which such Licensed Product is directed, neither Party nor such Party’s Affiliates shall, except pursuant to this Agreement, directly or indirectly, conduct Development of, Manufacture or Commercialize, anywhere in the Territory, any Competitive Product directed to such given Program Target(s), or grant any rights to a Third Party to do any of the foregoing. Without limiting the foregoing exclusivity with respect to any Program Target(s) that remain in the Program, if either Party exercises its Opt-Out Right during such period of Development prior to the first Regulatory Approval for any Opt-Out Product(s) in the Territory and the other Party assumes the unilateral Development and Commercialization of such Opt-Out Product(s), the opting-out Party and its Affiliates shall not, except pursuant to this Agreement, directly or indirectly, conduct Development in a Phase II Study of, or Commercialize, anywhere in the Territory, any Competitive Product directed against the same Program Target(s) as the Opt-Out Product(s), or grant any rights to a Third Party to do any of the foregoing, for a period of [**] from and after the effective date of such opt-out.
          (c) For a period of [**] after the first Regulatory Approval in the Territory for a Licensed Product under the Program for the given Program Target(s) to which such Licensed Product is directed, neither Party nor such Party’s Affiliates shall, except pursuant to this Agreement, directly or indirectly, conduct Development in a Phase III Study of, or Commercialize, anywhere in the Territory, any Competitive Product directed to such given Program Target(s), or grant any rights to a Third Party to do any of the foregoing. Without limiting the foregoing exclusivity with respect to any Program Target(s) that remain in the Program, if either Party exercises its Opt-Out Right during such period of [**] after the first Regulatory Approval for any Opt-Out Product(s) in the Territory and the other Party assumes the unilateral Development and Commercialization of such Opt-Out Product(s), the opting-out Party and its Affiliates shall not, except pursuant to this Agreement, directly or indirectly, conduct Development in a Phase III Study of, or Commercialize, anywhere in the Territory, any Competitive Product directed against the same Program Target(s) as the Opt-Out Product(s), or grant any rights to a Third Party to do any of the foregoing, for a period of [**] from and after the effective date of such opt-out.
          (d) For purposes of clarity, nothing in clause (a), (b) or (c) above is intended to prohibit the Party exercising the Opt-Out Right with respect to any Opt-Out Product(s) from continuing to Develop, Manufacture and Commercialize any Licensed Product(s) other than the Opt-Out Product(s), or from performing its Manufacturing obligations hereunder with respect to any Opt-Out Product(s), pursuant to, and in accordance with the terms of, this Agreement.

ARTICLE IV
COLLABORATION OVERVIEW;
DEVELOPMENT OF LICENSED PRODUCT(S);
OPT-OUT RIGHTS
     Section 4.1 Collaboration Overview. During the Research Term, the Parties will collaborate in the initial Discovery and Development of an RNAi Product directed to [**] or, subject to mutual agreement of the Parties pursuant to Section 4.3 with respect to an additional Program Target, another RNAi Product directed to both [**] and such additional Program Target, in the Field in the Territory. Following the Research Term, subject to either Party’s exercise of its Opt-Out Rights, the Parties will collaborate in the continued Development and Commercialization of the Licensed Product(s); provided that the Parties will Develop the Licensed Product(s) in the Field for the United States in accordance with the allocations of Development responsibilities set forth in the Development Plan as amended from time-to-time in accordance with Section 4.5; it being understood that Alnylam shall have operational responsibility for all Licensed Product Development activities prior to and through First Phase II Completion. For purposes of clarity, this Agreement does not contemplate the Development of multiple RNAi Products each directed to a different Program Target under the Collaboration, unless the Parties otherwise mutually agree to do so and mutually agree on the terms pursuant to which such Development of such RNAi Products may be undertaken. In addition the Agreement contemplates that the Parties will Develop the Licensed Product(s) for the U.S. and the Major EU Countries under a single global Development Plan governing Development of the Licensed Product(s) from IND-Enabling Studies onward; provided that none of Alnylam’s participation rights or decision-making authority with respect to any activities under the Development Plan that are relevant for the U.S. shall be diminished by virtue of the Development Plan covering activities for both the U.S. and ROW Territory.
     Section 4.2 Joint Research Plan; Amendments. The initial Discovery and pre-IND Enabling Development of the Licensed Product(s) shall be governed by the Joint Research Plan during the Research Term. In addition to annual updates or modifications to the Joint Research Plan decided by the JSC pursuant to Section 2.1(d), either Party may develop and submit to the JSC from time to time proposed amendments to the Joint Research Plan (excluding any amendment to the budget, which amendment shall require the approval of both Parties outside the JSC). Upon approval of such proposed amendments by the JSC (subject to the limitations set forth in Section 2.1(d)), the Joint Research Plan shall be amended accordingly.
     Section 4.3 Selection of Program Targets.
          (a) As of the Effective Date, the Parties have selected [**] as the subject of the Program to be progressed by the Parties during the Research Term.
          (b) Prior to [**], Roche shall have the right to propose, in accordance with the remainder of this Section 4.3, additional Targets directed to [**] until up to one (1) additional Target is accepted by Alnylam as a Program Target pursuant to Section 4.3(d) below. Notwithstanding anything in this Agreement to the contrary, Roche shall not have the right to propose any Blocked Target, VEGF or KSP for inclusion as a Program Target hereunder.

          (c) Alnylam shall submit any additional Target proposed by Roche in accordance with clause (b) above to Novartis in accordance with Section 2.6 of the LCA. Alnylam hereby waives, and Roche shall not be required to [**] with respect to the Target proposed by Roche pursuant to this Section 4.3 which would otherwise have been payable to Alnylam pursuant to Section 2.6 of the LCA. If Roche submits multiple Targets simultaneously, then the Parties shall agree to present [**] to Novartis, unless the Parties otherwise mutually agree that such [**].
          (d) Subject to Novartis’ rejection or waiver of each proposed additional Target pursuant to clause (c) above, if Alnylam provides, in its sole discretion, written approval of such proposed additional Target (such approval not to be unreasonably withheld by Alnylam), such Target shall be deemed a Program Target for all purposes hereunder.
          (e) If Novartis or Alnylam (approval not to be unreasonably withheld by Alnylam) rejects any proposed Target, Roche shall have the right to propose that an additional Target meeting the requirements set forth in Section 4.3(b) be included in the Program. If Roche does not propose any additional Target for inclusion as a Program Target by [**], then Roche’s right to propose an additional Program Target pursuant to this Section 4.3 shall have no further force or effect, and the sole subject of the Program and the Collaboration shall remain [**]. Once the first such additional proposed Target is included in the Program, Alnylam shall have no obligation to waive, and Roche shall thereafter be obligated to [**], unless the Parties otherwise mutually agree that such [**] shall be waived.
          (f) For purposes of clarity, while the Parties contemplate that Roche may use Alnylam Platform Patent Rights or Alnylam Platform Know-How under the LCA to perform activities with respect to the Program Target during the Term, any activities conducted with respect to a Program Target shall be conducted pursuant to this Agreement (and not pursuant to the LCA), and the terms of this Agreement (and not the LCA) shall govern the Parties’ respective rights and obligations with respect to such Program Target and corresponding RNAi Products and Licensed Products, including financial obligations.
     Section 4.4 Selection of Development Candidate. During the Research Term, using the candidate selection criteria set forth in the Joint Research Plan as a guide, each Party shall use Diligent Efforts to conduct studies under the Program with the goal of identifying at least one (1) RNAi Product directed to a Program Target (or, subject to Section 4.3, both Program Targets) that are suitable for advancement as a development candidate into IND-Enabling Studies under this Agreement. Within [**] days following the completion of activities under the Joint Research Plan,
          (a) the Parties may mutually agree on the selection of at least one (1) RNAi Product directed to a Program Target (or both Program Targets, if applicable) as a development candidate hereunder and on a Development Plan pursuant to which the Parties shall pursue the Development of such development candidate under the Program, in which event the Program, and each Party’s rights and obligations under this Agreement, shall continue as to such RNAi Product(s) and such Program Target(s), subject to either Party’s exercise of its Opt-Out Right(s); or

          (b) if the Parties are unable to mutually agree on the selection of at least one (1) development candidate hereunder, or are able to mutually agree on the selection of at least one (1) development candidate but are unable to mutually agree on a Development Plan for such development candidate, then (i) the Parties may agree to discontinue the Program, and all Discovery and Development activities hereunder, in which event this Agreement shall be terminated, subject to the Parties’ mutual agreement on the terms of any necessary wind-down, or (ii) a Party may exercise its Opt-Out Right at Candidate Selection Stage with respect to a particular RNAi Product Developed under the Program during the Research Term pursuant to Section 4.9; provided, that, if a Party has no bona fide interest in pursuing the Program or any RNAi Product Developed under the Program, such Party shall have a good faith obligation to exercise its Opt-Out Right hereunder. Notwithstanding the above, in no event shall each Party progress the same development candidate separately because of being unable to mutually agree on a Development Plan for such development candidate.
     Section 4.5 Development Plan; Amendments.
          (a) Within [**] days following the completion of activities under the Joint Research Plan, the Parties shall prepare an initial Development plan (as such plan may be updated or amended from time to time in accordance with this Agreement, the “Development Plan”) that will cover Development activities commencing with IND-Enabling Studies through Phase I Completion with respect to the proposed development candidate(s) under the Program, including a [**] budget for Development Costs. Each annual update to the Development Plan shall cover Development activities through completion of the next phase of Development and a [**] budget (or longer, if the Development activities covered by the Development Plan extend for longer than [**]).
          (b) Unless and until either Party exercises its Opt-Out Right, in addition to annual updates or modifications to the Development Plan decided by the JSC pursuant to Section 2.1(d), either Party may develop and submit to the JSC from time to time proposed amendments to the Development Plan (excluding any amendment to the budget, which amendment shall require the approval of both Parties outside the JSC). Upon approval of such proposed amendments by the JSC (subject to the limitations set forth in Section 2.1(d)), the Development Plan shall be amended accordingly.
     Section 4.6 Exchange of Know-How. During the Research Term, each Party shall make available to the other Party, at no cost or expense to such other Party, such Alnylam Know-How or Roche Know-How, as the case may be, as is requested by such other Party in connection with such other Party’s performance of its obligations under the Joint Research Plan or in connection with the identification, evaluation or selection of development candidates. Upon selection of the first development candidate under this Agreement and thereafter during the Term, each Party shall make available to the other Party, at no cost or expense to such other Party, such Alnylam Know-How or Roche Know-How, as the case may be, as is requested by such other Party in connection with the Discovery, Development or Commercialization of Licensed Products hereunder, including all data from any and all clinical trials and preclinical studies and non-clinical development work for Licensed Products that are in existence as of the completion of all activities under the Joint Research Plan. Upon selection of the first development candidate under this Agreement and thereafter during the Term, each Party shall promptly update the other Party as to Alnylam Know-How or Roche Know-How, as the case may be, that has not previously been provided to such other Party under this Agreement, and shall promptly provide to such other Party any such additional Alnylam Know-How or Roche Know-How, as the case may be, as may be reasonably requested by such other Party.
     Section 4.7 Records and Reports.
          (a) Each Party will maintain scientific records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which will fully and properly reflect all work done and results achieved in the performance of the Discovery, Development and Manufacturing activities with respect to the Licensed Product(s) by such Party and its permitted Third Party Contractors and permitted Licensee Partners. Each Party will [**] under this Agreement. All such records, and the information disclosed therein, as well as all disclosures made pursuant to Sections 2.1(d), 4.6 and 4.7(b), will be maintained in confidence by the recipient in accordance with Article IX and will only be used for purposes of Discovery, Development, Manufacture and Commercialization of Licensed Product(s) under this Agreement.
          (b) In addition to the other disclosure obligations set forth in this Section 4.7, at times and in a manner to be reasonably agreed by the Parties, each Party shall [**] such disclosure. Upon the request of either Party, the other Party shall [**] such Party; provided that in any such case the [**]. If requested by either Party or the JSC, the Parties shall [**] other Party. In addition to the foregoing, if required by a Regulatory Authority(ies) or if it is reasonably necessary for a Party or its Related Party(ies) to [**] such Party. Section 4.7(b) shall apply [**].
          (c) For purposes of clarity, nothing in Section 4.6 or this Section 4.7 shall obligate a Party to disclose any Know-How or grant any rights to the other Party that are beyond the scope of the licenses granted to such other Party under Section 3.1, 3.2 or 14.5 (as applicable).
     Section 4.8 Development Costs. During the Research Term, each Party shall be responsible for its own internal and out-of-pocket costs of performing activities assigned to such Party under the Joint Research Plan. Following the Research Term, unless and until either Party exercises its Opt-Out Right, the Parties shall each share fifty percent (50%) of Development Costs, as calculated in accordance with the Financial Appendix (Exhibit E).
     Section 4.9 Opt-Out Right.
          (a) Exercise of Opt-Out Right.
               (i) Within [**] days after any of the following stages of Development or Commercialization of a Licensed Product under the Program (each such stage, an “Opt-Out Point”), each Party shall have the right, in its sole discretion, to opt-out of further Development and Commercialization of the Licensed Product(s) under the Program, in its entirety or on a Licensed Product-by-Licensed Product basis (each such Licensed Product, an “Opt-Out Product”), by providing written notice to the other Party citing this Section 4.9(a):

                    (A) [**];
                    (B) [**];
                    (C) [**];
                    (D) [**]; and
                    (E) Thereafter on [**] months prior written notice [**] annually during the [**] quarter of the other Party’s fiscal year.
               (ii) If a Party exercise its Opt-Out Right, then the other Party may (A) assume the unilateral Development and Commercialization of the Opt-Out Product(s), in which case such Party shall become the Continuing Party with respect to such Opt-Out Product(s); or (B) decide not to elect to assume such Development and Commercialization of the Opt-Out Product(s), in which case such Party shall be deemed to have terminated this Agreement at will pursuant to Section 14.4 solely with respect to such Opt-Out Product(s) (it being understood that the Parties shall have the right to continue to Collaborate on the Development and Commercialization of the remaining Licensed Product(s) under the Program subject to the terms and conditions of this Agreement).
               (iii) Notwithstanding anything in this Agreement to the contrary, in no event shall either Party have the right to unilaterally Develop and Commercialize a Licensed Product beyond Phase I Completion at the same time that the Parties are also Collaborating on the Development and Commercialization of a Licensed Product in a Phase II Study or beyond hereunder.
               (iv) For purposes of clarity, (A) no exercise by a Party of its Opt-Out Right shall constitute a breach of such Party’s obligations under this Agreement, and (B) if a Party exercises its Opt-Out Right under this Section 4.9, then such Party shall be deemed to have opted-out of the Program, in its entirety or with respect to the Opt-Out Product(s), as applicable, for the entire Territory, regardless of whether any Licensed Product was being Developed under the Program for sale, or was being sold, in a particular part of the Territory.
          (b) Effect of Opt-Out by a Party. If a Party exercises its Opt-Out Right, subject to the Continuing Party’s right to terminate its licenses under Section 14.4 or 14.5(e), upon the effective date of such Party’s exercise of its Opt-Out Right, the following shall occur:
               (i) The Party that exercises its Opt-Out Right hereunder shall discontinue its participation, and shall have no further operational rights or obligations (except Manufacturing obligations hereunder, if any), with respect to the particular Opt-Out Product(s);
               (ii) If applicable, the Parties shall perform a final reconciliation of applicable Profits, Development Costs and Commercialization Costs (as applicable) for the Opt-Out Product(s) under the Program pursuant to Exhibit E and neither Party shall have any further right to share in Profits, or any further obligation to share in Development Costs or Commercialization Costs (as applicable), with respect to such Opt-Out Product(s) pursuant to Sections 4.8 and 9.2; provided, however, that the Party that exercises its Opt-Out Right at or after

First Phase II Completion shall remain responsible for its share of the costs of any Clinical Study(ies) conducted, or committed to the conducted, by the other Party with respect to such Opt-Out Product(s) at the time of the notice of the opt-out, through completion or earlier termination of such Clinical Study(ies);
               (iii) If Roche is the Party opting out, the licenses granted to Roche under Section 3.1 for the given Opt-Out Product(s) shall terminate and, if Alnylam decides to continue to unilaterally pursue the Development and Commercialization of such Opt-Out Product(s) as the Continuing Party hereunder, (A) the license granted to Alnylam under Section 3.2(c) for the given Opt-Out Product(s) shall apply (subject to compliance with the financial obligations set forth therein) and (B) the terms of Sections 14.5(a)(iv), 14.5(a)(v), 14.5(a)(vi) and 14.5(a)(x) shall apply;
               (iv) If Alnylam is the Party opting out, the licenses granted to Alnylam under Section 3.2 (or Section 14.5(a)(ix), as the case may be) for the given Opt-Out Product(s) shall terminate, and, if Roche decides to continue to unilaterally pursue the Development and Commercialization of such Opt-Out Product(s) as the Continuing Party hereunder, (A) the license granted to Roche under Section 3.1(c) (or Section 14.5(b)(ix), as the case may be) for the given Opt-Out Product(s) shall apply (subject to compliance with the financial obligations set forth therein), and (B) the terms of Sections 14.5(b)(iv), 14.5(b)(v), 14.5(b)(vi) and 14.5(b)(x) shall apply;
               (v) Article VI (or the Supply Agreement) and Section 3.7 shall apply in accordance with its terms; and
               (vi) As between the Parties, the Continuing Party (if any) shall have sole right and responsibility for the Development, Commercialization and (except to the extent that the opting-out Party remains responsible under Article VI or the Supply Agreement) Manufacture of the Opt-Out Product(s) in accordance with the terms of this Agreement, subject to diligence obligations pursuant to Section 8.2, provided, that such Continuing Party no longer be bound by the Development Plan or Commercialization Plan (as applicable).
ARTICLE V
COMMERCIALIZATION
     Section 5.1 Commercialization Activities. Subject to the terms and conditions of this Agreement, the Commercializing Party or Commercializing Parties (as the case may be) shall be responsible for Commercializing the Licensed Product(s) in the Field in the Territory. Where Alnylam and Roche are both Commercializing Parties in the United States, unless otherwise mutually agreed by the Parties, Roche shall be responsible for booking sales in the U.S., which shall encompass setting the price and commercial terms of Licensed Product, as well as setting a policy governing the handling of all returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables for, Licensed Product(s) in the U.S.
     Section 5.2 Commercialization Costs. If neither Party exercises its Opt-Out Right, then the Parties shall share in Profits and Commercialization Costs as set forth in Section 9.2;

provided, however, that each Party shall be responsible for conducting the activities assigned to such Party under the Commercialization Plan, including all costs thereof.
     Section 5.3 Commercialization Plan.
          (a) Unless and until either Party has exercised its Opt-Out Right, commencing no later than [**] prior to the anticipated launch of the first Licensed Product, the Parties shall prepare and deliver to the JCT an initial written plan and budget that describes in detail the Commercialization activities (including pre-launch and launch activities, if applicable, but excluding Manufacturing activities which shall be addressed as set forth in Article VI) to be undertaken with respect to Licensed Product(s) in the United States in the next Calendar Year and the dates by which such activities are targeted to be accomplished (as such plan may be updated or amended from time to time in accordance with this Agreement, the “Commercialization Plan”). The Commercialization Plan (including the budget) shall allocate activities between the Parties, and shall contain sufficient detail with respect to Commercialization tactics and other matters to enable the JCT to conduct a meaningful review of the Commercialization Plan. The Parties shall seek to finalize the initial Commercialization Plan for the United States no later than [**] prior to launch of the first Licensed Product in the United States. It is intended that the Commercialization Plan will contemplate that the Parties will co-promote Licensed Product in the United States in a manner that reflects each Parties’ capabilities and that is consistent with each Parties’ promotional efforts for its own products of similar market potential. The Parties shall negotiate in good faith a co-promotion agreement that is consistent with the terms of this Agreement, taking into account the Parties’ respective capabilities, including terms related to term of co-promotion activities, auditing of sales details, mechanisms to address underperformance and failure to perform details at agreed upon levels, sales force training, and other customary terms, with a view to finalizing and entering into such co-promotion agreement as soon as reasonably practicable.
          (b) In addition to annual updates or modifications to the Commercialization Plan decided by the JCT pursuant to Section 2.2(c), either Party may develop and submit to the JCT from time to time proposed amendments to the Commercialization Plan (excluding any amendment to the budget, which amendment shall require the approval of both Parties outside the JCT). Upon approval of such proposed amendments by the JCT (subject to the limitations set forth in Section 2.2(d)), the Commercialization Plan shall be amended accordingly.
ARTICLE VI
MANUFACTURE AND SUPPLY
     Section 6.1 Pre-Candidate Selection Supply. From and after the Effective Date and before Candidate Selection Stage, each Party will be responsible for supplying its own demands for API Bulk Drug Substance, Delivery Compound, and Formulated Bulk (as applicable) in quantities that are sufficient for the conduct of Discovery activities as defined in the Joint Research Plan.
     Section 6.2 Supply for IND-Enabling Studies and Clinical Studies.

          (a) Subject to Section 6.3 and Section 6.4, from and after Candidate Selection Stage, the Parties will agree on a single-source supply strategy and on which Party will be responsible for Manufacturing supplies for IND-Enabling Studies and Clinical Studies. The responsible Party will use Diligent Efforts, either itself or through Third Parties, to Manufacture, in accordance with applicable cGMP, pre-clinical and clinical supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable), in quantities that are reasonably sufficient for the conduct of Development of the Licensed Product(s) by the Parties under the Development Plan. If either Party exercises its Opt-Out Right and such Party has been the supplying Party for pre-clinical or clinical supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable), prior to the effective date of such opt-out, unless otherwise mutually agreed by the Parties, such Party shall be obligated to continue to undertake such Manufacturing until completion of the transfer of Manufacturing to the Continuing Party according to Section 6.4, but no longer than [**], if Development is earlier than Phase I Completion, and no longer than [**], if Development is after Phase I Completion. For purposes of clarity, upon either Party’s exercise of its Opt-Out Right hereunder, the Continuing Party shall have the right to Manufacture API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, by itself (or any Related Party) or using a Third Party manufacturer.
          (b) Each Party shall pay the supplying Party the following amounts (or the Parties shall share as Development Costs, as the case may be) for pre-clinical and clinical supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, as applicable: (i) if neither Party has exercised its Opt-Out Right, the supplying Party’s FBMC in the United States and the supplying Party’s FBMC in the ROW Territory, or (ii) if either Party has exercised its Opt-Out Right, subject to the principles set forth in Paragraph 6 of Exhibit D, the supplying Party’s FBMC plus [**] percent ([**]%) for the entire Territory. A Party’s FBMC for API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) supplied by such Party to the other Party pursuant to this Section 6.2 for Development in the United States shall be included as Development Costs.
          (c) The terms of Exhibit D hereof (the “Supply Agreement Term Sheet”) shall govern the Manufacture and supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) for pre-clinical and clinical Development purposes until such time as the Parties enter into a Supply Agreement hereunder.
     Section 6.3 Supply Agreement. Subject to Section 6.4, the Parties contemplate that upon the earlier of (a) the effective date of either Party’s exercise of its Opt-Out Right, or (b) initiation of the first Phase II Study under the Program, the Parties shall agree to commence discussions to finalize the terms of a supply agreement for clinical and commercial supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable) based on the Supply Agreement Term Sheet (the “Supply Agreement”). The Parties shall use Diligent Efforts to complete such discussions and execute the Supply Agreement within [**] after either the exercise of a Party’s Opt-Out Right or the initiation of the first Phase II Study, as the case may be. The transfer price for commercial supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable) shall be (i) if neither Party has exercised its Opt-Out Right, the supplying Party’s FBMC in the United States and the supplying Party’s FBMC plus [**] percent ([**]%) in the ROW Territory, or (ii) if either Party has exercised its Opt-Out Right, subject to the principles set forth in Paragraph 6 of Exhibit D, the supplying Party’s FBMC plus [**] percent ([**]%) for the entire Territory. In no event shall any sale or transfer by the supplying Party of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product to the other Party under this Agreement be included in the calculation of Net Sales hereunder.
     Section 6.4 Transition of Manufacturing Responsibilities to Continuing Party.
          (a) The Parties contemplate that, at any time following the selection of a development candidate pursuant to Section 4.4 (but in no event later than First Phase II Completion), in lieu of Section 6.3 or 6.5, the Parties may agree to transfer responsibility for Manufacturing API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) to (i) one of the Commercializing Parties as may be mutually agreed by the Parties, (ii) if either Party has exercised its Opt-Out Right, the Continuing Party, or (iii) a Third Party manufacturer designated by such Commercializing Party or Continuing Party, as the case may be. The undertaking of such transfer shall not exceed a time period to be mutually agreed by the Parties.
          (b) Promptly after a decision of the Parties pursuant to Section 6.4(a) to transfer Manufacturing of the API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable) to the Commercializing Party or to a Third Party supplier designated by the Commercializing Party, the other Party will transfer to the Commercializing Party or to such Third Party supplier all documents and Manufacturing information and other Know-How Controlled by such Party and used in the Manufacture of the API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product as of the date of such decision to transfer Manufacturing (as applicable) (“Manufacturing Technology”).
          (c) Unless and until either Party exercises its Opt-Out Right, the costs and expenses incurred in connection with any such transfer of Manufacturing Technology under this Section 6.4 shall be included as Development Costs or included in the calculation of Profit, as applicable. After such transition, unless and until either Party exercises its Opt-Out Right, the Commercializing Party’s FBMC for API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) supplied for Development in the United States shall be included as Development Costs, and the Commercializing Party’s FBMC for API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) supplied for Commercialization in the United States shall be included in the calculation of Profit as set forth on Exhibit E.
          (d) From and after such time, if any, as responsibility for Manufacturing API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product is transitioned to the Commercializing Party, the Commercializing Party shall use Diligent Efforts to Manufacture or have Manufactured and supply sufficient quantities of the API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable) to enable such Party (or both Parties, if applicable) to respond on a timely basis to customer demand for the Licensed Product(s) in the Territory.

          (e) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to any transfer of Manufacturing responsibility for a particular API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable) to one Party hereunder, the Parties determine by mutual agreement that the Manufacture and supply of such API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable) by a Party to the other Party hereunder is no longer necessary in light of the Development or Commercialization activities and objectives under the Joint Research Plan, Development Plan or Commercialization Plan, as the case may be, and each Party’s requirements and resources, such Party shall no longer be obligated to Manufacture and supply such API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable), or to undertake the transfer of Manufacturing technology or any other Manufacturing-related obligations related to such API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable), pursuant to this Article VI; provided, however, that this shall not relieve either Party of any of its other Manufacturing obligations hereunder.
     Section 6.5 Backup Manufacturing Rights. Notwithstanding any of the foregoing in this Article VI, upon request by the purchasing Party at any time following the selection of a development candidate pursuant to Section 4.4 hereof, and at such purchasing Party’s cost, the supplying Party shall enable the purchasing Party to purchase API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) directly from the supplying Party’s existing Third Party suppliers in such a manner that such purchasing Party shall be assured of a secondary source of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) unless and until Manufacturing responsibility is transitioned to one Party under Section 6.3 or the supplying Party is relieved of its Manufacturing obligations pursuant to Section 6.3(e). If a Third Party supplier for the API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) does not exist or has not yet been established at the time of such request, or the purchasing Party reasonably determines that the supplying Party is otherwise unable to procure direct supply from such secondary source (e.g., due to the Third Party supplier’s refusal to enter into a direct supply arrangement with the purchasing Party or due to the supplying Party’s failure to promptly undertake necessary action), the supplying Party shall, upon the purchasing Party’s request and at the supplying Party’s cost, transfer all relevant Manufacturing Technology Controlled by such supplying Party and used in the Manufacture of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) as of the date of such request by the purchasing Party to a Third Party designated by the purchasing Party and reasonably acceptable to the supplying Party (such acceptance not to be unreasonably withheld, conditioned or delayed) to enable such Third Party designated manufacturer to supply to such purchasing Party the API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) as a secondary source and solely for purposes of this Agreement.
     Section 6.6 Technical Regulatory Documentation. If the supplying Party is not the Lead Regulatory Party, then the supplying Party will be responsible for delivering all technical documentation necessary for regulatory submissions to the Lead Regulatory Party.
     Section 6.7 Auditing Rights. In addition to the provisions of financial audits regarding cost of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product

(FBMC) detailed in Section 9.6, both Parties grant to each other the right at any time and from time to time, upon reasonable advance notice and during business hours, as applicable, to inspect the manufacturing facilities of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product, including those of all possible sub-contractors (to the extent agreed to by such sub-contractors), which are engaged in the manufacture, preparation, shipping, processing or warehousing for the sole purpose of reviewing the other Party’s compliance with applicable cGMP, reasonable quality assurance/control standards and applicable EH&S regulations agreed by the Parties in the quality agreement (cGMP agreement). Each Party shall bear its own out-of-pocket expenses and costs related to such audit.
ARTICLE VII
REGULATORY MATTERS
     Section 7.1 Regulatory Filings.
          (a) Except as may be otherwise specified by the JSC or JCT (as applicable), or as otherwise required for a Party to perform its obligations under this Agreement, unless and until either Party exercises its Opt-Out Right, Roche (or its Related Parties) shall be the holder of all Regulatory Approvals (including NDA submissions) for the Licensed Product(s) in the Territory; provided that Alnylam shall be the holder of all INDs and IND submissions for Licensed Product(s) in the Territory. The Party taking the lead with respect to a particular regulatory filing hereunder (each, the “Lead Regulatory Party”) shall be Alnylam through First Phase II Completion and Roche thereafter, unless and until either Party exercises its Opt-Out Right, in which case the Continuing Party shall be the Lead Regulatory Party. Promptly following First Phase II Completion (or earlier in countries for which Roche is Lead Regulatory Party), Alnylam shall transfer to Roche all INDs and IND submissions for Licensed Product(s) in the Territory, to the extent permitted by applicable Laws and subject to Section 7.1(c).
          (b) The Lead Regulatory Party shall have the right, with respect to regulatory activities within its purview, to (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Authority, (ii) be responsible for interfacing, corresponding and meeting with each Regulatory Authority, and (iii) be responsible for maintaining all applicable regulatory filings. The Lead Regulatory Party shall allow the other Party’s representative(s) to attend Health Authority (“HA”) meetings with respect to a Licensed Product, through Phase II Completion for such Licensed Product throughout the Territory and, solely with respect to the U.S., following Phase II Completion. The Lead Regulatory Party shall notify the other Party reasonably in advance of any such HA meeting(s) to permit the other Party a reasonable opportunity to prepare for and attend such meeting, and shall provide the other Party with copies of all material HA correspondence and relevant documents that the Lead Regulatory Party either receives from, or submits to, the HA throughout the Territory with respect to a Licensed Product.
          (c) Except as may be otherwise specified by the JSC or JCT (as applicable), or as otherwise required for a Party to perform its obligations under this Agreement, each Party and its Related Parties shall have the right to cross-reference all INDs, Regulatory Approvals and all other regulatory filings filed by the other Party or such other Party’s respective Related

Parties in the Territory with respect to the Development, Manufacture or Commercialization of the Licensed Product(s) by such Party hereunder. For purposes of clarity, following First Phase II Completion (or earlier in countries in which Roche is the Lead Regulatory Party), it is contemplated that Roche shall file all INDs and IND submissions directly with the appropriate Regulatory Authorities.
     Section 7.2 Product Complaints; Pharmacovigilance.
          (a) Each Party will maintain a record of any and all complaints it receives with respect to the Licensed Product(s), and will use Diligent Efforts to ensure that its Related Parties maintain such records. Each Party will notify the other Party in reasonable detail of any complaint it receives with respect to the Licensed Product(s) within sufficient time to allow the other Party and its Related Parties to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which the Licensed Product(s) is being marketed or tested in Clinical Studies or Post-Approval Studies.
          (b) In addition, each Party shall promptly notify the other Party if such Party becomes aware of any information or circumstance that is likely to have a material adverse effect on the Development, Manufacture or Commercialization of the Licensed Product(s) in the Territory. The Parties agree that they will execute a separate pharmacovigilance agreement (“Pharmacovigilance Agreement”), if legally required, specifying the procedure for the information exchange of adverse events which may occur during the Development of the first Licensed Product in the Territory.
     Section 7.3 Product Withdrawals and Recalls. If any Regulatory Authority (a) threatens, initiates or advises any action against a Party or such Party’s Affiliates or Licensee Partners to remove any Licensed Product(s) from the market in the Territory, or (b) requires or advises a Party or such Party’s Affiliates or Licensee Partners to distribute a “Dear Doctor” letter or its equivalent regarding use of such Licensed Product(s) in the Territory, then such Party shall notify the other Party of such event within [**] Business Days (or sooner if required by applicable Law) after such Party becomes aware of the action, threat, advice or requirement (as applicable). The Party that is responsible for booking sales in the U.S. shall decide whether to recall or withdraw such Licensed Product(s) in the U.S., and the Commercializing Party shall decide whether to recall or withdraw such Licensed Product(s) in any other territory, at such Party’s own cost and expense; provided, however, that the Parties will discuss in good faith whether to recall or withdraw such Licensed Product(s), or to place a recalled or withdrawn Licensed Product(s) back on the market, in the relevant Territory. The deciding Party shall keep the other Party reasonably apprised of the efforts undertaken by such Party to recall or withdraw such Licensed Product(s), or to place such Licensed Product(s) back on the market, in the relevant Territory, and the other Party shall reasonably cooperate in such efforts.
     Section 7.4 Regulatory Compliance. Each Party agrees that in performing its obligations under this Agreement, it shall comply in all material respects with all applicable FDA and other current international regulatory requirements and standards, including FDA’s cGMP and Good Clinical Practices, and comparable foreign regulatory standards, and other applicable Laws.
     Section 7.5 Debarment.

          (a) Each Party hereby certifies that it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) and (b). If during the term of this Agreement a Party or any of its employees engaged in the performance of activities under this Agreement (i) becomes debarred; or (ii) receives notice of an action or threat of an action with respect to its debarment (“Debarred Party”), at a time period when the Debarred Party is performing activities under this Agreement (and not if such Debarred Party only has a financial interest in the Agreement), then the Debarred Party (i) shall immediately notify the other Party, and (ii) shall immediately cease all activities relating to this Agreement, except to the extent permitted by applicable Laws and necessary to preserve the safety and welfare of any human subjects in any ongoing Clinical Studies.
          (b) If a Party becomes debarred, or if a Party receives notice or otherwise becomes aware that (i) a debarment action has been brought against such Party or any of its employees engaged in the performance of activities under this Agreement; or (ii) such Party has been threatened with a debarment action, in each case other than if such Party only has a financial interest in the Agreement and is performing no activities under this Agreement, then the other Party shall have the right to terminate this Agreement immediately upon written notice to the Debarred Party.
          (c) Each Party hereby certifies that it has not and will not use in any capacity the services of any individual, corporation, partnership or association which has been debarred under 21 U.S.C. Sec. 335(a) or (b) in the performance of any activities in connection with this Agreement. If a Party becomes aware of the debarment or threatened debarment of any individual, corporation, partnership or association providing services to such Party which directly or indirectly relate to the activities under this Agreement (but not if such Party only has a financial interest in the Agreement), then such Party shall notify the other Party immediately. Upon the receipt of such notice or if the other Party otherwise becomes aware of such debarment or threatened debarment (other than if such Party only has a financial interest in the Agreement), the other Party shall have the right to terminate this Agreement immediately upon written notice to such Party.
          (d) Termination by a Party under this Section shall be deemed termination under Section 14.5(a) if the Debarred Party is Roche or Section 14.5(b) if the Debarred Party is Alnylam.
ARTICLE VIII
DILIGENCE
     Section 8.1 General. Each of Alnylam and Roche shall use Diligent Efforts (a) to execute and to perform, or cause to be performed, the activities assigned to such Party under the Joint Research Plan and, unless and until either Party exercises its Opt-Out Right, under the Development Plan (as applicable), (b) with respect to technology Controlled by such Party, to apply, in the conduct of Discovery and Development activities under the Joint Research Plan or the Development Plan (as applicable), the technology that such Party believes to be the optimal technology to yield the desired results and data under the Program, and (c) to cooperate with the other in carrying out the Joint Research Plan and the Development Plan (as applicable), in each case in good scientific manner and in compliance with applicable Law, Good Clinical Practice and Good Laboratory Practice.
     Section 8.2 Development and Commercialization. Subject to the obligation to update the JSC and JCT, and without limiting the generality of Section 8.1, unless and until either Party exercises its Opt-Out Right with respect to a particular Licensed Product(s), Roche will be solely responsible for, and with respect to the Major EU Countries shall use Diligent Efforts with respect to, the Development and Commercialization of such Licensed Product(s) in the Field in the ROW Territory. Without limiting the generality of the immediately foregoing sentence, the Commercializing Party(-ies) shall use Diligent Efforts to seek and obtain Regulatory Approval for the Licensed Product(s) in each Major Market Country, and to Commercialize the Licensed Product(s) in those countries in the Territory in which such Commercializing Party has obtained Regulatory Approval.
ARTICLE IX
FINANCIAL PROVISIONS
     Section 9.1 Event Payments.
          (a) Development Events.
               (i) Until such time as either Party exercises its Opt-Out Right, Roche shall pay Alnylam [**] percent ([**]%) of the payments set forth in Column A below upon achievement of the corresponding event set forth below by or on behalf of Roche or any of its Related Parties.
               (ii) If Alnylam unilaterally exercises its Opt-Out Right, Roche shall pay Alnylam an amount equal to [**] percent ([**]%) of the amount set forth in Column B, Column C, Column D or Column E in the chart below (as applicable) corresponding to the Opt-Out Point at which Alnylam exercised its Opt-Out Right, upon achievement of the corresponding event set forth below by or on behalf of Roche or any of its Related Parties from and after the effective date of Alnylam’s exercise of such Opt-Out Right.
               (iii) If Roche unilaterally exercises its Opt-Out Right, Alnylam shall pay Roche the following percentages of the amount set forth in Column B, Column C, Column D or Column E in the chart below (as applicable) corresponding to the Opt-Out Point at which Roche exercised its Opt-Out Right, upon achievement of the corresponding event set forth below by or on behalf of Alnylam or any of its Related Parties from and after the effective date of Roche’s exercise of such Opt-Out Right:
                    (A) [**] percent ([**]%) if opt-out occurs at or before First Phase II Completion; and
                    (B) [**] percent ([**]%) if opt-out occurs after First Phase II Completion.

Payments
(In US$[**])
	Column A	Column B	Column C	Column D	Column E
Development Event	[**]	[**]	[**]	[**]	[**]
(1) Initiation of the first Phase I Study for Licensed Product	[**]	[**]	[**]	[**]	[**]
(2) Initiation of the first Phase II Study for Licensed Product	[**]	[**]	[**]	[**]	[**]
(3) Initiation of the first Phase III Study for Licensed Product for the first (1st) Indication	[**]	[**]	[**]	[**]	[**]
(4) Initiation of the first Phase III Study for Licensed Product for a second (2nd) Indication	[**]	[**]	[**]	[**]	[**]
(5) First filing of an NDA in the United States for Licensed Product for the first (1st) Indication	[**]	[**]	[**]	[**]	[**]
(6) First filing of an NDA in the EU or with the EMEA for Licensed Product for the first (1st) Indication	[**]	[**]	[**]	[**]	[**]
(7) First filing of an NDA in Japan for Licensed Product for the first (1st) Indication	[**]	[**]	[**]	[**]	[**]
(8) First filing of an NDA in the United States for Licensed Product for a second (2nd) Indication	[**]	[**]	[**]	[**]	[**]
(9) Regulatory Approval in the U.S. for Licensed Product for the first (1st) Indication	[**]	[**]	[**]	[**]	[**]

Payments
(In US$[**])
	Column A	Column B	Column C	Column D	Column E
Development Event	[**]	[**]	[**]	[**]	[**]
(10) Regulatory Approval in the EU or from the EMEA for Licensed Product for the first (1st) Indication	[**]	[**]	[**]	[**]	[**]
(11) Regulatory Approval in Japan for Licensed Product for the first (1st) Indication	[**]	[**]	[**]	[**]	[**]
(12) Regulatory Approval in the U.S. for Licensed Product for a second (2nd) Indication	[**]	[**]	[**]	[**]	[**]

Total Development Event Payments	[**]	[**]	[**]	[**]	[**]
The event payments set forth in this Section 9.1(a) are payable once for each Licensed Product to achieve the applicable event. If, upon achievement of a particular event for a Licensed Product, any previous (i.e., higher in the above table) event payment has not been paid for such Licensed Product, then each event payment payable upon achievement of any such previous event shall become payable with the payment of the event payment for the subsequent event then achieved. For purposes of clarity, if a Party opts-out, in no event shall the Continuing Party be responsible for payment of any previous event payment that was payable, but not paid, by the Party opting-out.
          (b) Sales Events.
               (i) Until such time as either Party exercises its Opt-Out Right, Roche shall pay Alnylam [**] percent ([**]%) of the amount set forth in Column A upon achievement of the corresponding event set forth below by or on behalf of Roche or any of its Related Parties.
               (ii) If Alnylam unilaterally exercises its Opt-Out Right, Roche shall pay Alnylam [**] percent ([**]%) of the amount set forth in Column B, Column C, Column D or Column below (as applicable) corresponding to the Opt-Out Point at which Alnylam exercised its Opt-Out Right, upon achievement of the corresponding event set forth below by or on behalf of Roche or any of its Related Parties from and after the effective date of Alnylam’s exercise of such Opt-Out Right.
               (iii) If Roche unilaterally exercises its Opt-Out Right, Alnylam shall pay Roche [**] percent ([**]%) of the amount set forth in Column B, Column C, Column D or

Column E below (as applicable) corresponding to the Opt-Out Point at which Alnylam exercised its Opt-Out Right, upon achievement of the corresponding event set forth below by or on behalf of Alnylam or any of its Related Parties from and after the effective date of Roche’s exercise of such Opt-Out Right.

Payments
(In US$[**])
	Column A	Column B	Column C	Column D	Column E
Sales Event	[**]	[**]	[**]	[**]	[**]
Aggregate Worldwide Annual Net Sales of all Licensed Products in the Territory equal to or greater than $[**]	[**]	[**]	[**]	[**]	[**]
Aggregate Worldwide Annual Net Sales of all Licensed Products in the Territory equal to or greater than $[**]	[**]	[**]	[**]	[**]	[**]

Total Sales Event Payments	[**]	[**]	[**]	[**]	[**]
          (c) Achievement of Events. Where Roche is obligated to make a payment to Alnylam under Sections 9.1(a) or 9.1(b), Roche shall notify Alnylam within [**] Business Days after achievement or occurrence of an event under Section 9.1(a) or 9.1(b), and Alnylam shall deliver an invoice reflecting such event and the payment amount to Roche. Where Alnylam is obligated to make a payment to Roche under Sections 9.1(a) or 9.1(b), Alnylam shall notify Roche within [**] Business Days after achievement or occurrence of an event under Section 9.1(a) or 9.1(b), and Roche shall deliver to invoice reflecting such event and the payment amount to Alnylam. Each event payment under Section 9.1(a) and 9.1(b) shall be deemed earned as of the achievement or occurrence of the related event and, except as expressly provided otherwise pursuant to Section 9.1(a), shall be paid within [**] days after such achievement or occurrence.
          (d) Event Payments Payable Only Once. Each event payment under this Section 9.1 shall be payable only once, upon the first achievement of the applicable event or, in the case of Section 9.1(b), upon the first achievement of the applicable Net Sales threshold in a given Calendar Year. If more than one of the sales events set forth in Section 9.1(b) first occurs based on sales of Licensed Product in the same Calendar Year, all of such event payments shall be paid for such Calendar Year.
     Section 9.2 Profit-sharing and sharing of Commercialization Costs.
          (a) Allocation of Profit and Commercialization Costs in the United States. If neither Party has exercised its Opt-Out Right, the Parties shall [**] in Profit for as long as

Licensed Product(s) are sold in the United States during the Term, as well as [**] of the Commercialization Costs for as long as Licensed Product(s) are sold in the United States during the Term. Profit and Commercialization Costs shall be calculated in accordance with the Financial Appendix (Exhibit E).
          (b) Effect of Opt-Out. For purposes of clarity, notwithstanding any of the foregoing in this Section 9.2, if either Party exercises its Opt-Out Right, and the other Party elects to continue Developing and Commercializing the Licensed Product(s), then (i) neither Party shall have any further rights or obligations to share in Profit and Commercialization Costs as set forth in clause (a) above, and (ii) the Party that is deemed the Commercializing Party with respect to such Licensed Product(s) under this Agreement shall be obligated to pay the other Party (A) event payments pursuant to Section 9.1 upon achievement by the Commercializing Party or its Related Parties of the relevant events with respect to such Licensed Product(s), and (B) royalties pursuant to Section 9.3 with respect to Net Sales of such Licensed Product(s) by such Commercializing Party or its Related Parties.
     Section 9.3 Royalties.
          (a) Ex-US Royalties Payable by Roche if Neither Party Opts-Out. Subject to the remainder of this Section 9.3, if neither Party has exercised its Opt-Out Right, Roche shall pay, or cause to be paid, to Alnylam the following royalties on Annual Net Sales of each Licensed Product in the ROW Territory during the Royalty Term:

Incremental Royalty
Rate
Applicable to Such
Annual Net Sales of a Licensed Product in the ROW Territory during the applicable Calendar Year:	Annual Net Sales
Less than or equal to $[**]	[**]	%
Greater than $[**], but less than or equal to $[**]	[**]	%
Greater than $[**], but less than or equal to $[**]	[**]	%
Greater than $[**], but less than or equal to $[**]	[**]	%
Greater than $[**], but less than or equal to $[**]	[**]	%
Greater than $[**], but less than or equal to $[**]	[**]	%
Greater than $[**]	[**]	%
By way of example, if Annual Net Sales of a Licensed Product are [**] dollars and no deductions were to apply under the remainder of this Section 9.3, then the royalty payable by Roche to Alnylam under this Section 9.3(a) would be as follows:

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Total Royalty Due		=	[**]

          (b) Worldwide Royalties Payable by Roche if Alnylam Opts-Out. Subject to the remainder of this Section 9.3, if Alnylam exercises its Opt-Out Right and Roche elects to continue Developing and Commercializing the Licensed Product(s), Roche shall pay, or cause to be paid, to Alnylam royalties on Annual Net Sales of each Licensed Product in the Territory during the Royalty Term, at the royalty rates set forth below corresponding to the Opt-Out Point at which Alnylam exercised its Opt-Out Right:

Incremental Royalty Rate Applicable to Such Portion of
Annual Net Sales of a Licensed	Annual Net Sales
Product in the Territory during	Column A	Column B	Column C	Column D
the applicable Calendar Year:	[**]	[**]	[**]	[**]
Less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**]	[**]	[**]	[**]	[**]
By way of example, if Alnylam opted-out at First Phase II Completion and Annual Net Sales of a Licensed Product are [**] dollars and no deductions were to apply under the remainder of this Section 9.3, then the royalty payable by Roche to Alnylam under this Section 9.3(b) would be as follows:

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Total Royalty Due		=	[**]

          (c) Worldwide Royalties Payable by Alnylam if Roche Opts-Out. Subject to the remainder of this Section 9.3, if Roche exercises its Opt-Out Right and Alnylam elects to continue Developing and Commercializing the Licensed Product(s), then Alnylam shall pay, or cause to be paid, to Roche royalties on Annual Net Sales of each such Licensed Product in the Territory during the Royalty Term, at the following percentages of the royalty rates set forth below corresponding to the Opt-Out Point at which Roche exercised its Opt-Out Right:
               (i) [**] percent ([**]%) if opt-out occurs at or before First Phase II Completion; and
               (ii) [**] percent ([**]%) if opt-out occurs after First Phase II Completion.

Incremental Royalty Rate Applicable to Such Portion of
Annual Net Sales
	Column A	Column B	Column C	Column D
Annual Net Sales of a Licensed Product in the Territory during the applicable Calendar Year:	[**]	[**]	[**]	[**]
Less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**], but less than or equal to $[**]	[**]	[**]	[**]	[**]
Greater than $[**]	[**]	[**]	[**]	[**]
     By way of example, if Roche opted-out at First Phase II Completion and Annual Net Sales of a Licensed Product are [**] dollars and no deductions were to apply under the remainder of this Section 9.3, then [**]% would be applied to the royalty rates set forth in Column B above and the royalty payable by Alnylam to Roche under this Section 9.3(c) would be as follows:

[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Total Royalty Due		=	[**]
          (d) Royalties Payable Only Once. For the avoidance of doubt, the Commercializing Party’s obligation to pay royalties under this Section 9.3 is imposed only once with respect to the same unit of Licensed Product, including by reason of such Licensed Product being Covered by more than one Valid Claim of Alnylam Platform Patent Rights, Alnylam Patent Rights, Roche Patent Rights, Alnylam Collaboration Patent Rights, Roche Collaboration Patent Rights or Joint Collaboration Patent Rights.
          (e) Expiration of Patent Coverage. If no Valid Claim of the Alnylam Platform Patent Rights, Alnylam Patent Rights, Roche Patent Rights, Alnylam Collaboration Patent Rights, Roche Collaboration Patent Rights or Joint Collaboration Patent Rights Covers a Licensed Product in a given country, and the Manufacture of such Licensed Product is not Covered by a Valid Claim of any such Patent Rights in the country of Manufacture, then the royalty rate applicable to such Licensed Product in such country shall be reduced to [**] percent ([**]%) of the applicable royalty rate set forth in Section 9.3(a), 9.3(b) or 9.3(c) (as applicable) for any remaining portion of the Royalty Term which applies to such Licensed Product in such country.
          (f) Royalty Stacking. The Commercializing Party shall be entitled to deduct, from the royalty payments payable by such Commercializing Party under Section 9.3(a), 9.3(b) or 9.3(c), as applicable, for a reporting period, [**] percent ([**]%) of Required Third Party Payments paid by such Commercializing Party with respect to Licensed Products during the applicable reporting period; provided that in no event shall a deduction under this Section 9.3(f) reduce any royalty payment payable by the Commercializing Party under Section 9.3(a), 9.3(b) or 9.3(c), as applicable, by more than [**] percent ([**]%).
          (g) Payments in Respect of Third Party In-Licenses.
               (i) In addition to any royalty set forth in Section 9.3(a), 9.3(b) or 9.3(c) which may be payable by Roche as the Commercializing Party during the Royalty Term, Roche shall reimburse Alnylam for [**] percent ([**]%) of all royalty payments payable (each such payment, a “Listed Third Party Payment,” collectively, the “Listed Third Party Payments”) to Third Parties pursuant to Listed Alnylam Third Party Agreements in respect of Net Sales of Licensed Products; provided that in no event shall the royalty payments payable by Roche as the Commercializing Party hereunder in respect of such Listed Third Party Payments in any reporting period exceed in the aggregate [**] percent ([**]%) of Net Sales of Licensed Products for such reporting period. The Parties shall cooperate to coordinate such reimbursements by Roche as the Commercializing Party in a manner that ensures all amounts payable by Roche hereunder pursuant to Listed Alnylam Third Party Agreements are paid in a timely manner and otherwise in compliance with such Third Party agreements.
               (ii) Roche, if the Commercializing Party, shall have the right to have an independent public accountant reasonably acceptable to Alnylam audit Alnylam’s books and records solely for purposes of verifying such Listed Third Party Payments, which right shall be exercisable [**] per year solely with respect to records covering up to the [**] Calendar Years prior to audit notification, upon reasonable advance notice and during Alnylam’s business hours, subject to the confidentiality provisions of Article IX hereof. Audit results and findings shall be shared by the Parties. If the audit reveals an overpayment by Roche, as the Commercializing Party, under this Section 9.3(g), the amount of such overpayment shall be credited towards any future reimbursement amounts payable by Roche, as the Commercializing Party, under this Section 9.3(g), subject to Section 9.3(h). If the audit reveals an underpayment by Roche, Roche shall make up such underpayment within [**] days. The failure of Roche to request verification of any Listed Third Party Payments hereunder within the [**] Calendar Year period set forth above shall be deemed acceptance of the calculation of such Listed Third Party Payments.
          (h) Deductions. Notwithstanding anything in this Agreement to the contrary, in no event shall total deductions under Sections 9.3(e) and 9.3(f) reduce any quarterly royalty payment by Roche as the Commercializing Party in respect of Net Sales of a given Licensed Product to less than [**] percent ([**]%) more than Alnylam owes with respect to royalty payments payable to Third Parties pursuant to Listed Alnylam Third Party Agreements based solely on Net Sales of such given Licensed Product. Alnylam (if Roche is the Commercializing Party) shall have the burden of demonstrating the amount of royalty payments payable to Third Parties pursuant to Listed Alnylam Third Party Agreements. Any deductions allowable under Sections 9.3(e) and 9.3(f) which cannot be used against any quarterly royalty payment payable by Roche as the Commercializing Party hereunder due to the foregoing limitation may be carried forward and used against future quarterly royalty payments that are payable by Roche as the Commercializing Party hereunder, subject to the limitation set forth above.
          (i) Loss of Listed Third Party Agreements. If Roche is the Commercializing Party and Alnylam ceases to be a licensee of Alnylam Patent Rights under any Listed Alnylam Third Party Agreement other than as a result of any action or omission by Roche, and Roche directly licenses such terminated Patent Rights (“Terminated Patent Rights”) from that Third Party, then Roche may deduct the full amount of any consideration paid to such Third Party for such license(s) that is attributable to Licensed Products Covered by such Terminated Patent Rights from any royalties otherwise payable to Alnylam hereunder; provided, that prior to Roche, as the Commercializing Party, entering into any such license of such Terminated Patent Rights from such Third Party, Roche shall notify Alnylam of its intent to do so and shall provide to Alnylam an opportunity to explain its rationale for ceasing to license such Terminated Patent Rights and Roche shall consider in good faith such rationale. If Roche does not agree with Alnylam’s rationale, then, at Roche’s request, Alnylam shall use commercially reasonable efforts to reinstate the license for such Terminated Patent Rights within a [**] day period; provided, however, that Alnylam shall not be required to continue to undertake such efforts if the Third Party requires payments which are incremental to what would otherwise be owed to such Third Party had such Terminated Patent Rights not been terminated, or the imposition of additional terms and conditions. If Alnylam is unable to reinstate the license, then Roche, as the

Commercializing Party, may obtain a direct license for such Terminated Patent Rights from such Third Party; provided, that in no event shall total deductions under this Section 9.3(i) reduce any quarterly royalty payment by Roche in respect of Net Sales of a given Licensed Product to less than the amount that Alnylam owes with respect to royalty payments payable to Third Parties pursuant to then-current Listed Alnylam Third Party Agreements based solely on Net Sales of such given Licensed Product.
          (j) Duration of Royalty Payments; First Commercial Sale. The royalties payable under Section 9.3(a), 9.3(b) or 9.3(c), as applicable, shall be paid on a country-by-country basis on each Licensed Product commencing upon the occurrence of the First Commercial Sale of such Licensed Product until the expiration of the applicable Royalty Term for such Licensed Product. The Commercializing Party shall notify the other Party of the occurrence of First Commercial Sale of each Licensed Product within [**] days after its occurrence.
          (k) Payment of Royalty. The Commercializing Party shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30 and December 31 (each being the last day of an “Accounting Period”) and shall pay royalties on Net Sales within the [**] days after the end of each Accounting Period in which such Net Sales occur. Royalties on Net Sales shall be paid in U.S. Dollars.
          (l) Reporting. With each payment the Commercializing Party shall provide in writing for the relevant Accounting Period the following information on a Licensed Product-by-Licensed Product and country-by-country basis, including without limitation the United States, each of the Major Market Countries, and each territory in the rest of world in which Licensed Product(s) are sold: (a) Adjusted Gross Sales; (b) Net Sales; (c) the total royalties payable for the applicable period; and (d) any other reasonable information necessary for Alnylam to comply with its reporting and payment obligations to Third Parties under Alnylam Third Party Obligations (if the Commercializing Party is Roche), subject to Alnylam’s obligations under Section 3.1(e).
          (m) Currency Computation. Whenever calculating royalties requires conversion from any currency, the Commercializing Party shall make such conversion as follows:
               (i) If Roche is the Commercializing Party, when calculating the Adjusted Gross Sales for countries other than the United States, Roche shall convert the amount of such sales in currencies other than Swiss Francs into Swiss Francs using for internal foreign currency translation Roche’s then current standard practices actually used on a consistent basis in preparing its audited financial statements. Upon converting the amount of Adjusted Gross Sales into Swiss Francs, Roche shall convert into US Dollars (or other currency), using the daily rate (Reuters) at the last working day for the applicable period.
               (ii) If Alnylam is the Commercializing Party, when calculating the Adjusted Gross Sales for countries other than the United States, Alnylam shall convert the amount of such sales directly into US Dollars (or other currency), using the daily rate (Reuters) at the last working day for the applicable period.

     Section 9.4 Withholding Taxes. Any tax required to be withheld by the Commercializing Party under the laws of any country for the account of the other Party shall be promptly paid by such Commercializing Party for and on behalf of the other Party to the appropriate governmental authority, and such Commercializing Party shall furnish to the other Party with proof of payment of such tax. Any such tax actually paid on a Party’s behalf shall be deducted from royalty payments due to such Party hereunder. The Commercializing Party shall assist the other Party in minimizing the withholding taxes applicable to any payment made by such Commercializing Party and in claiming tax refunds at the other Party’s request.
     Section 9.5 Financial Records. Each Party shall keep, and shall require its Affiliates and Licensee Partners to keep, for [**] years, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all amounts payable under this Agreement or to verify compliance with this Agreement, including Development Costs, Commercialization Costs, Net Sales, FBMC, royalties, event payments, and other payments and the elements required to calculate Profit share, Development Cost share, Commercialization Cost share or royalty payments hereunder. Such books of accounts shall be kept at their principal places of business.
     Section 9.6 Audits.
          (a) At the expense of Alnylam, Alnylam has the right to engage an independent public accountant reasonably acceptable to Roche to perform, on behalf of Alnylam, an audit of such books and records of Roche and its Affiliates and Licensee Partners, that are deemed necessary by Alnylam’s independent public accountant to verify amounts paid or payable under this Agreement for the period or periods requested by Alnylam and the correctness of any report or payments made under this Agreement. Upon timely request and at least [**] Business Days’ prior written notice from Alnylam, such audit shall be conducted in the countries specifically requested by Alnylam, during regular business hours in such a manner as to not unnecessarily interfere with Roche’s (or its Affiliates’ or Licensee Partners’, as the case may be) normal business activities, and shall be limited to results in the [**] Calendar Years prior to audit notification. Such audit shall not be performed more frequently than [**] per Calendar Year nor more frequently than [**] with respect to records covering any specific period of time. All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements and other amounts payable under this Agreement, or compliance with this Agreement, shall be treated as Confidential Information of Roche subject to the obligations of this Agreement and need neither be retained more than [**] after completion of an audit hereof, if an audit has been requested; nor more than [**] years from the end of the Calendar Year to which each shall pertain; nor more than [**] after the date of termination of this Agreement. Audit results and findings shall be shared by the Parties. If the audit reveals an overpayment, Alnylam shall reimburse Roche for the amount of the overpayment within [**] days. If the audit reveals an underpayment, Roche shall make up such underpayment within [**] days with interest as set forth in Section 9.7. In addition, if the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, Roche shall pay all of the costs of such audit. The failure of Alnylam to request verification of any royalty calculation within the period during which corresponding records must be maintained shall be deemed acceptance of the royalty reporting.

          (b) At the expense of Roche, Roche has the right to engage an independent public accountant reasonably acceptable to Alnylam to perform, on behalf of Roche, an audit of such books and records of Alnylam and its Affiliates and Licensee Partners, that are deemed necessary by Roche’s independent public accountant to verify amounts paid or payable under this Agreement for the period or periods requested by Roche and the correctness of any report or payments made under this Agreement. Upon timely request and at least [**] Business Days’ prior written notice from Roche, such audit shall be conducted in the countries specifically requested by Roche, during regular business hours in such a manner as to not unnecessarily interfere with Alnylam’s (or its Affiliates’ or Licensee Partners’, as the case may be) normal business activities, and shall be limited to results in the [**] Calendar Years prior to audit notification. Such audit shall not be performed more frequently than once per Calendar Year nor more frequently than [**] with respect to records covering any specific period of time. All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements and other amounts payable under this Agreement, or compliance with this Agreement, shall be treated as Confidential Information of the audited Party subject to the obligations of this Agreement and need neither be retained more than [**] after completion of an audit hereof, if an audit has been requested; nor more than [**] years from the end of the Calendar Year to which each shall pertain; nor more than [**] after the date of termination of this Agreement. Audit results and findings shall be shared by the Parties. If the audit reveals an overpayment, Roche shall reimburse Alnylam for the amount of the overpayment within [**] days. If the audit reveals an underpayment, Alnylam shall make up such underpayment within [**] days with interest as set forth in Section 9.7. In addition, if the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, Alnylam shall pay all of the costs of such audit. The failure of Roche to request verification of any royalty calculation within the period during which corresponding records must be maintained shall be deemed acceptance of the royalty reporting.
     Section 9.7 Late Payments. A Party shall pay the other Party interest on the aggregate amount of any payments payable by such Party that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the one month London Interbank Offering Rate of interest plus one percent (1%), as reported by The Wall Street Journal for the applicable period, or the highest rate permitted by applicable Law, calculated on the number of days such payment is delinquent.
ARTICLE X
INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS
     Section 10.1 Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with United States patent laws for determining inventorship.
     Section 10.2 Ownership of Collaboration IP.
          (a) Subject to the licenses and rights granted to Roche under this Agreement, Alnylam shall own the entire right, title and interest in and to Alnylam Collaboration IP. Subject to the licenses and rights granted to Alnylam under this Agreement, Roche shall own the entire right, title and interest in and to Roche Collaboration IP.
          (b) The Parties shall jointly own any Joint Collaboration IP. Subject to (a) the rights granted to each Party under this Agreement, including the licenses granted to a Party under Section 3.1(c) or Section 3.2(c) and patent prosecution, maintenance and enforcement rights and obligations of each Party hereunder, (b) the restrictions on licensing set forth in Sections 3.1(d) and 3.2(d), (c) the exclusivity obligations of the Parties set forth in Section 3.7, and (d) the payment obligations set forth in Section 4.8 and Article VII, each Party shall have the right to use, sell, keep, license, sublicense or assign its interest in Joint Collaboration IP (except for Product Specific Know-How or Product Specific Patent Rights) and otherwise undertake all activities a sole owner might undertake with respect to such Joint Collaboration IP (except for Product Specific Know-How or Product Specific Patent Rights) without the consent of and without accounting to the other Party.
     Section 10.3 Prosecution and Maintenance of Patent Rights.
          (a) Roche Technology (Other than Product Specific Patent Rights). Roche shall have the sole right to, at Roche’s discretion, file, prosecute, and maintain (including the defense of any interference or opposition proceedings) all Patent Rights comprising Roche Technology (other than Roche Collaboration Patent Rights that constitute Product Specific Patent Rights) in Roche’s name.
          (b) Alnylam Technology (Other than Product Specific Patent Rights). Alnylam shall have the sole right to, at Alnylam’s discretion, file, prosecute, and maintain (including the defense of any interference or opposition proceedings) all Patent Rights comprising Alnylam Technology (other than Alnylam Collaboration Patent Rights that constitute Product Specific Patent Rights) in Alnylam’s name.
          (c) Product Specific Patent Rights.
               (i) Roche shall have the first right, but not the obligation, to, at Roche’s discretion, file, prosecute, and maintain (including the defense of any interference or opposition proceedings) Roche Collaboration Patent Rights that constitute Product Specific Patent Rights. Roche shall provide to Alnylam copies of all prosecution filings related to such Product Specific Patent Rights sent to or received from patent offices in the Territory, unless otherwise directed by Alnylam, and, with respect to patent applications containing such Product Specific Patent Rights having information not previously filed that is intended to be submitted to patent offices in the Territory, shall use reasonable efforts to provide Alnylam with a draft of each such filing reasonably in advance of submission and shall consider in good faith any comments regarding such draft application that Alnylam may timely provide. If Roche decides (A) not to file a patent application on Roche Collaboration Know-How that would contain Product Specific Know-How, (B) to abandon prosecution of any Roche Collaboration Patent Right that would constitute a Product Specific Patent Right, or (C) not to otherwise maintain or extend any such Product Specific Patent Right, Roche shall give Alnylam written notice sufficiently in advance of any loss of rights to allow Alnylam to file, prosecute, maintain or extend, as the case may be, such Product Specific Patent Rights, in Roche’s name.

               (ii) Alnylam shall have the first right, but not the obligation, to, at Alnylam’s discretion, file, prosecute, and maintain (including the defense of any interference or opposition proceedings) Alnylam Collaboration Patent Rights that constitute Product Specific Patent Rights. Alnylam shall provide to Roche copies of all prosecution filings related to such Product Specific Patent Rights sent to or received from patent offices in the Territory, unless otherwise directed by Roche, and, with respect to patent applications containing such Product Specific Patent Rights having information not previously filed that is intended to be submitted to patent offices in the Territory, shall use reasonable efforts to provide Roche with a draft of each such filing reasonably in advance of submission and shall consider in good faith any comments regarding such draft application that Roche may timely provide. If Alnylam decides (A) not to file a patent application on Alnylam Collaboration Know-How that would contain Product Specific Know-How, (B) to abandon prosecution of any Alnylam Collaboration Patent Right that would constitute a Product Specific Patent Right, or (C) not to otherwise maintain or extend any such Product Specific Patent Right, Alnylam shall give Roche written notice sufficiently in advance of any loss of rights to allow Roche to file, prosecute, maintain or extend, as the case may be, such Product Specific Patent Rights, in Alnylam’s name.
          (d) Joint Collaboration Patent Rights.
               (i) Alnylam shall have the first right, but not the obligation, to, at Alnylam’s discretion, file, conduct prosecution, and maintain (including the defense of any interference or opposition proceedings), all Joint Collaboration Patent Rights, in the names of both Alnylam and Roche. Roche shall use Diligent Efforts to make available to Alnylam or its authorized attorneys, agents or representatives, such of its employees as Alnylam in its reasonable judgment deems necessary in order to assist it in obtaining patent protection for such Joint Collaboration Patent Rights. Each Party shall sign, or use Diligent Efforts to have signed, all legal documents reasonably necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint Collaboration Patent Rights, at its own cost.
               (ii) If Alnylam elects not to seek or continue to seek or maintain patent protection on any Joint Collaboration IP in the Territory, Roche shall have the right to, at Roche’s discretion, to seek, prosecute and maintain in any country in the Territory patent protection on such Joint Collaboration IP in the names of both Alnylam and Roche. Alnylam shall use Diligent Efforts to make available to Roche its authorized attorneys, agents or representatives, such of Alnylam’s employees as are reasonably necessary to assist Roche in obtaining and maintaining the patent protection described under this Section 10.3(d)(ii). Alnylam shall sign or use Diligent Efforts to have signed all legal documents reasonably necessary to file and prosecute such patent applications or to obtain or maintain such patents.
               (iii) With respect to Joint Collaboration Patent Rights, the Party filing, prosecuting and maintaining such Patent Rights shall provide the other Party, within [**] Business Days after submitting or receiving such filings or correspondence, with copies of all filings and correspondence submitted to and received from patent offices in the Territory and, with respect to substantive filings and correspondence to be submitted to patent offices in the Territory, shall use reasonable efforts to provide the other Party with drafts of such filings and correspondence reasonably in advance of submission and shall consider in good faith any comments regarding such filings and correspondence that the other Party may timely provide.

          (e) Effects of Opt-Out. Notwithstanding any of the foregoing in this Section 10.3, if either Party exercises its Opt-Out Right, then the Continuing Party shall have the first right, but not the obligation, to, at such Continuing Party’s discretion, file, prosecute, and maintain (including the defense of any interference or opposition proceedings) all Alnylam Collaboration Patent Rights, Roche Collaboration Patent Rights and Joint Collaboration Patent Rights, in each case solely to the extent that such Patent Rights constitute Product Specific Patent Rights. The Party that is not the Continuing Party shall have the step-in rights described in Section 10.3(c) or Section 10.3(d), as applicable.
          (f) Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extensions (including those extensions available under U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country) wherever applicable to Patent Rights Controlled by either Party that Cover the Licensed Product(s) in the Territory. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue, the patent or the claims of the patent shall be selected on the basis of the scope, enforceability and remaining term of the patent in the relevant country or region. All filings for such extensions shall be made by the Party responsible for filing, prosecuting and maintaining such Patent Rights in accordance with this Section 10.3.
          (g) Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights (“Patent Expenses”) relating to Alnylam Technology and Roche Technology shall be borne by the Party responsible for filing, prosecuting and maintaining such Patent Rights under this Section 10.3, and any Patent Expenses related to Joint Collaboration Patent Rights shall be shared equally by the Parties.
     Section 10.4 Third Party Infringement.
          (a) Notices. Each Party shall promptly report in writing to the other Party any (i) known or suspected infringement of any Alnylam Technology or Roche Technology being used in the Collaboration, including any Joint Collaboration IP, or (ii) unauthorized use or misappropriation of any Confidential Information or Know-How of a Party by a Third Party of which it becomes aware, in each case only to the extent relevant to the Development, Manufacture or Commercialization of the Licensed Product(s) and involving a Competitive Product (“Competitive Infringement”) in the Territory, and shall provide the other Party with all available evidence supporting such infringement, or unauthorized use or misappropriation.
          (b) Rights to Enforce.
               (i) First Right to Enforce. Subject to Sections 10.4(b)(ii) and 10.4(iii), the Commercializing Party shall have the sole and exclusive right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising the Commercializing Party’s Patent Rights, Know-How, or Collaboration IP. Notwithstanding anything contained herein to the contrary, and subject to Sections 10.4(b)(ii) and 10.4(iii), outside the U.S., the Commercializing Party shall have the first right to initiate an infringement or other appropriate suit against any Third Party with respect to a Competitive Infringement in the Territory of any Product Specific Patent Rights or Product Specific Know-How regardless of which Party Controls such Product Specific Patent Rights or Product Specific Know-How. If both Parties are Commercializing Parties in the U.S., then Roche shall have the sole and exclusive right to initiate an infringement or other appropriate suit.
               (ii) Requests to Initiate Enforcement Action. If the Commercializing Party, or Roche in the case of co-Commercialization in the U.S., elects not to initiate such suit with respect to any such Product Specific Patent Rights or Product Specific Know-How Controlled by Alnylam, or otherwise does not commence suit with respect to such Product Specific Patent Rights or Product Specific Know-How within [**] days, reduced to [**] days in the case of a certification filed pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), then the non-Commercializing Party shall have the right to initiate such suit with respect to such Product Specific Patent Rights or Product Specific Know-How and to join the Commercializing Party as a party if required.
               (iii) Effect of Opt-Out. Notwithstanding any of the foregoing in this Section 10.4, if either Party exercises its Opt-Out Right, then the Continuing Party shall have the first right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed, or is suspected of infringing, any Patent Rights, or of using without proper authorization any Know-How, comprising Alnylam Collaboration IP, Roche Collaboration IP or Joint Collaboration IP, as the case may be, that constitute Product Specific Patent Rights or Product Specific Know-How. The Party that is not the Continuing Party shall have the right to request that the Continuing Party initiate action as described above in clause (ii).
          (c) Procedures; Expenses and Recoveries.
               (i) The Party having the right to initiate any infringement suit under Section 10.4(b) shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party; provided that with respect to any such suit, the Parties may mutually agree to jointly bear such costs and expenses, in which case the allocation of recoveries described below may be adjusted as mutually agreed by the Parties. If required under applicable Law in order for the initiating Party to initiate or maintain such suit, or if either Party is unable to initiate or prosecute such suit solely in its own name or it is otherwise advisable to obtain an effective legal remedy, in each case, the other Party shall join as a party to the suit and will execute and cause its Affiliates to execute all documents necessary for the initiating Party to initiate litigation to prosecute and maintain such action. In addition, at the initiating Party’s request, the other Party shall provide reasonable assistance to the initiating Party in connection with an infringement suit at no charge to the initiating Party except for reimbursement by the initiating Party of reasonable out-of-pocket expenses incurred in rendering such assistance. The non-initiating Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

               (ii) If the Parties obtain from a Third Party, in connection with such suit, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) in respect of a Competitive Infringement in the ROW Territory (if neither Party has exercised its Opt-Out Right) or the entire Territory, such amounts shall be allocated, subject to any adjustment to such allocation agreed by the Parties in connection with an agreement to jointly bear the costs and expenses of the infringement action as described above, as follows:
                    (A) first, to reimburse each Party for all expenses of the suit incurred by such Party, including attorneys’ fees and disbursements, court costs and other litigation expenses; and
                    (B) then, [**] percent ([**]%) of the remainder to be paid to the Party initiating the suit and [**] percent ([**]%) of the remainder to be paid to the other Party.
               (iii) With respect to any such suit in the United States (if neither Party has exercised its Opt-Out Right), any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) in respect of a Competitive Infringement in the United States, shall be included in the calculation of Development Cost or Commercialization Cost, as applicable.
     Section 10.5 Claimed Infringement; Third Party Challenges to Patent Rights.
          (a) If a Party (i) becomes aware of any claim that the Development, Manufacture or Commercialization of the Licensed Product(s) in the Territory infringes the Patent Rights of any Third Party or (ii) receives any notices regarding or becomes party to any action in which a Third Party challenges or denies the validity or enforceability of any Patent Rights licensed to the other Party hereunder, or any claim thereof (A) Controlled by such Party in the United States, (B) Covering Licensed Product, (C) specific to Licensed Product and (D) not broadly applicable to RNAi Products, such Party shall promptly notify the other Party.
          (b) With respect to any matter described in the foregoing clause (a)(i), in any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action, which may include settlement of such claim. Each Party shall have an equal right to participate in any settlement discussions that are held with such Third Parties.
          (c) If there is a dispute between the Parties as to whether or not Third Party Patent Rights at issue in such matter described in the foregoing clause (a)(i) Cover Licensed Product, the Parties agree to select an independent patent counsel to decide whether or not the subject Third Party Patent Rights Cover Licensed Product. The Parties agree that if such patent counsel determines that such Third Party Patent Rights Cover Licensed Product, they will accept such determination for purposes of calculating Commercialization Costs under Section 9.2 or royalties under Section 9.3, as the case may be. If the decision is that such Third Party Patent Rights do not Cover Licensed Product, either Party may still obtain a license, but shall be solely responsible for any payment obligations to the Third Party.

          (d) With respect to any matter described in the foregoing clause (a)(ii), the Parties shall cooperate and shall mutually agree upon an appropriate course of action, and the Party responsible for filing, prosecuting and maintaining such Patent Rights pursuant to Section 10.3 shall have responsibility for defending the patentability, validity or enforceability of such Patent Rights in such action. If neither Party has exercised its Opt-Out Right, the reasonable out-of-pocket costs incurred by the defending Party or any of its Related Parties with respect to such action described in the foregoing clause (a)(ii) shall be included in Commercialization Costs as set forth in Section 5.2. For the avoidance of doubt, the costs incurred by a defending Party or any of its Related Parties with respect to an action of the kind described in the foregoing clause (a)(ii), but with respect to Patent Rights outside the United States, shall be borne solely by the Party defending such action; provided that, if such matter arises in the context of an action brought by a Party pursuant to Section 10.4, the costs of such action shall be borne as provided in Section 10.4.
          (e) Each Party shall also provide to the other Party copies of any other notices it receives or has received from Third Parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the Development, Manufacture or Commercialization of Licensed Product in the Territory. Such notices shall be provided promptly, but in no event after more than [**] days after receipt thereof.
     Section 10.6 Third Party Technology.
          (a) If after the Effective Date, (i) Alnylam or any of its Affiliates acquires from a Third Party Know-How or Patent Rights that would fall within the definition of Alnylam Patent Rights but for payment obligations to such Third Party, or (ii) Roche or any of its Affiliates acquires from a Third Party Know-How or Patent Rights that would fall within the definition of Roche Patent Rights but for payment obligations to such Third Party (the foregoing clauses (i) and (ii), collectively, “Third Party Technology”), then the Party acquiring the Third Party Technology shall promptly so notify the other Party and provide such other Party with a copy of the agreement and a written description of the payment obligations that would be allocated to the other Party hereunder.
          (b) Roche may elect to include Third Party Technology acquired by Alnylam or any of its Affiliates in the rights and licenses granted to Roche under Section 3.1 with respect to the Discovery, Development, Manufacture or Commercialization of the Licensed Product(s) in the Field in the Territory by providing written notice to Alnylam of such election, and, in such event, (i) Roche shall be obligated to pay Alnylam the applicable amounts payable to such Third Party for such Third Party Technology, if Roche is the Commercializing Party, in accordance with Section 9.3(g) and subject to deduction from royalties payable to Alnylam pursuant to Section 9.3(f), (ii) such Third Party Technology shall be deemed included within the definition of Alnylam Patent Rights and Alnylam Know-How, as applicable, and (iii) the agreement with the Third Party under which such Third Party Technology was acquired shall be included in the definition of Listed Alnylam Third Party Agreements. Notwithstanding anything in this Agreement to the contrary, neither Alnylam nor any of its Affiliates shall enter into any agreement with any Third Party or take any other action that would prevent such Third Party

Technology acquired by Alnylam or any of its Affiliates from becoming Alnylam Technology upon Roche’s election in accordance with this Section 10.6(b).
          (c) Alnylam may elect to include Third Party Technology acquired by Roche or any of its Affiliates in the rights and licenses granted to Alnylam pursuant to Section 3.2 with respect to the Discovery, Development, Manufacture or Commercialization of the Licensed Product(s) in the Field in the Territory by providing written notice to Roche of such election, and, in such event, (i) Alnylam shall be obligated to pay Roche the applicable amounts payable to such Third Party for such Third Party Technology, if Alnylam is the Commercializing Party, in accordance with Section 9.3(g) and subject to deduction from royalties payable to Roche pursuant to Section 9.3(f), and (ii) such Third Party Technology shall be deemed included within the definition of Roche Patent Rights and Roche Know-How, as applicable. Notwithstanding anything in this Agreement to the contrary, neither Roche nor any of its Affiliates shall enter into any agreement with any Third Party or take any other action that would prevent such Third Party Technology acquired by Roche or any of its Affiliates from becoming Roche Technology upon Alnylam’s election in accordance with this Section 10.6(c).
     Section 10.7 Patent Marking. Each Party agrees to comply with the patent marking statutes in each country in which a Licensed Product is sold by such Party or its Related Parties.
     Section 10.8 Product Labeling.
          (a) Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.
          (b) To the extent permitted under applicable Laws:
               (i) the Licensed Product(s) offered for sale in the United States shall carry the Commercializing Party’s name and logo; and
               (ii) provided neither Party exercises its Opt-Out Right all written promotional materials associated with the Licensed Product(s) in the United States shall indicate that the Licensed Product(s) was co-developed by the Parties.
          (c) Each Party shall have the right to monitor the quality of the Licensed Products on which such Party’s name and logo appear in accordance with reasonable quality control procedures to be agreed upon by the Parties.
ARTICLE XI
CONFIDENTIALITY
     Section 11.1 Confidential Information. All Confidential Information disclosed by a Party to the other Party in connection with the activities contemplated by this Agreement shall not be used by the receiving Party except in connection with the activities and licenses contemplated by this Agreement, shall be maintained in confidence by the receiving Party, and shall not otherwise be disclosed by the receiving Party to any other Person, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):
          (a) was known or used by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party; or
          (b) either before or after the date of the disclosure to the receiving Party or its Affiliates, is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party who are rightfully in possession of the Confidential Information and not subject to an obligation of confidentiality or non-use owed to the disclosing Party; or
          (c) either before or after the date of the disclosure to the receiving Party or its Affiliates, becomes published or generally known to the public other than through the wrongful act or default of the receiving Party or its Affiliates or its or its Affiliates’ representatives; or
          (d) is independently developed by the receiving Party or its Affiliates without reference to or reliance upon the Confidential Information.
     Notwithstanding anything set forth herein to the contrary, this Article IX shall not prohibit the receiving Party from disclosing Confidential Information of the disclosing Party to defend or prosecute litigation; provided that, to the extent practicable, the receiving Party provides prior written notice of such disclosure to the disclosing Party and assists the disclosing Party in its reasonable and lawful efforts to avoid or minimize the degree of such disclosure. Notwithstanding the foregoing provisions of this Section 9.1, either Party may only disclose the terms of this Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable Law, regulation or legal process, including without limitation by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ, or pursuant to relevant accounting standards, such as IFRS or GAAP, in which event such Party shall provide prior notice of such intended disclosure to the other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for such information unless the disclosing Party is prevented by Law from providing such advance notice and shall disclose only such terms of this Agreement as such disclosing Party reasonably determines, based on advice from its counsel, are required by applicable Law or legal process to be disclosed. Alnylam shall be permitted to disclose in confidence (pursuant to a written agreement with confidentiality obligations no less restrictive than set forth herein) the terms of this Agreement to the extent Alnylam is contractually obligated to do so pursuant to Alnylam Third Party Obligations; provided, that Alnylam shall redact such portions as Roche reasonably requests.
     Section 11.2 Employee and Advisor Obligations. Each Party agrees that it may provide Confidential Information received from the other Party (including the terms of this Agreement) only to its and its Affiliates’ (a) employees, consultants, advisors and contractors who have a need to know such information in order for the receiving Party to exercise its rights or perform its obligations under this Agreement, and (b) potential and existing investors, lenders and acquirors, in each case who have an obligation to treat such information and materials as confidential under terms no less restrictive than those set forth herein; provided, that such Party shall redact such portions as the other Party reasonably requests.
     Section 11.3 Publicity. Upon execution of this Agreement, the Parties shall jointly issue a press release announcing the execution of this Agreement in form and substance substantially as set forth on Exhibit F hereto. Thereafter, neither Party shall issue any press release or public announcement relating to this Agreement or the Collaboration or Licensed Products without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed, except that a Party may issue a press release or public announcement if required by Law, including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ or pursuant to relevant accounting standards, such as IFRS or GAAP; provided that the other Party has received prior notice of such intended press release or public announcement if practicable under the circumstances and the Party subject to the requirement includes in such press release or public announcement only such information relating to this Agreement as is necessary to comply with applicable Law. The rights of approval and notice granted to a Party in accordance with the preceding sentence shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.
     Section 11.4 Publications. A Party (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral presentations) prior to submission for publication by the Publishing Party or its Affiliates so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain the Confidential Information disclosed by the other Party to the Publishing Party in accordance with the requirements of this Agreement. The incorporation of such recommended changes shall not be unreasonably refused; and if such other Party notifies the Publishing Party in writing, within [**] days after receipt of the copy of the proposed publication or presentation (or at least [**] days in the case of oral presentations), that such publication or presentation in its reasonable judgment (a) contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection or (b) could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on such invention, and in no event less than [**] days from the date of notice from the non-Publishing Party. In the case of Confidential Information, any of the non-Publishing Party’s Confidential Information shall be deleted as requested.
     Section 11.5 Clinical Trial Registry. Unless and until Roche exercises its Opt-Out Right hereunder, (a) Roche, in accordance with its internal policies and procedures, shall have the right to publish all Clinical Studies with respect to the Licensed Product(s) and results thereof on the clinical trial registries which are maintained by or on behalf of Roche, and (b) Alnylam shall have the right to access Roche’s clinical trial registry via a link from Alnylam’s clinical trial registry, and, in accordance with applicable Law, to post Clinical Study information with respect to the Licensed Product(s) on clinicaltrials.gov or any other mandated registry.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES
     Section 12.1 Mutual Representations and Warranties.
          (a) Representations of Authority. Each Party represents and warrants to the other Party that, as of the Effective Date, it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement.
          (b) Consents. Each Party represents and warrants to the other Party that all necessary consents, approvals and authorizations of all government authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.
          (c) No Conflict. Each Party represents and warrants to the other Party that the execution and delivery of this Agreement and the performance of its obligations hereunder (i) does not violate or conflict with the provisions of its certificate of incorporation or by-laws, (ii) does not conflict with or violate any requirement of applicable Laws effective as of the Effective Date, and (iii) does not and will not conflict with, violate, breach or constitute a default under any contractual obligations of it or any of its Affiliates existing as of the Effective Date.
          (d) Authorization and Binding Nature. Each Party represents and warrants to the other Party that the execution, delivery and performance of this Agreement and the performance of all obligations hereunder have been duly authorized by all requisite corporate action on the part of such Party and this Agreement constitutes valid and legally binding obligations of such Party, limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
          (e) Employee Obligations. Each Party represents and warrants that all of its employees, officers and consultants have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their association with such Party, and obligating such individuals to maintain as confidential the Confidential Information of such Party and of a Third Party which such Party may receive.
     Section 12.2 Representations and Warranties of Alnylam. Alnylam represents and warrants to Roche that, as of the Effective Date:
          (a) Organization and Good Standing. Alnylam is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

          (b) Authority. Alnylam and its Affiliates have the right and authority to grant the licenses to Roche set forth in Sections 3.1(a), 3.1(b) and 3.1(c) of this Agreement as contemplated under this Agreement.
          (c) Listed Alnylam Third Party Agreements. Exhibit B-2 identifies all Listed Alnylam Third Party Agreements existing as of the Effective Date, excluding Listed Third Party Agreements (as defined in the LCA). All such Listed Alnylam Third Party Agreements are in full force and effect, and no dispute presently exists between Alnylam and Listed Alnylam Counterparties under the agreements listed on Exhibit B-2 or Alnylam Pre-Existing Alliance Parties under the agreements listed on Exhibit B-1 that would place in jeopardy any of the licenses granted by Alnylam under this Agreement.
          (d) Alnylam Pre-Existing Alliance Agreements. Exhibit B-1 identifies all Alnylam Pre-Existing Alliance Agreements existing as of the Effective Date, excluding the Pre-Existing Alliance Agreements (as defined in the LCA).
          (e) Protecting IP Rights. Alnylam and its Affiliates have taken reasonable measures to protect the Alnylam Technology, consistent with prudent commercial practices in the biotechnology industry.
     Section 12.3 Representations and Warranties of Roche. Roche represents and warrants to Alnylam that, as of the Effective Date:
          (a) No Dispute With UBC. Roche is not engaged in a dispute with UBC.
          (b) Organization and Good Standing. Roche Basel is a corporation duly organized, validly existing and in good standing under the Laws of Switzerland; Roche Nutley is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey.
          (c) Authority. Roche and its Affiliates have the right and authority to grant the licenses to Alnylam set forth in Sections 3.2(a), 3.2(b) and 3.2(c) of this Agreement as contemplated under this Agreement.
          (d) Protecting IP Rights. Roche and its Affiliates have taken reasonable measures to protect the Roche Technology, consistent with prudent commercial practices in the pharmaceutical industry.
     Section 12.4 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE X, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE XIII
INDEMNIFICATION; INSURANCE
     Section 13.1 Indemnification by Roche. Roche shall defend, indemnify and hold harmless Alnylam, its Affiliates, and their respective directors, officers, employees and agents (the “Alnylam Indemnitees”), at Roche’s cost and expense, from and against any liabilities, losses, costs, damages, fees or expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of any Third Party claim based on or resulting from: (a) any breach by Roche of any of its representations, warranties, covenants or obligations pursuant to this Agreement; (b) the negligence or willful misconduct of Roche or its Related Parties, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement; (c) the Development, Manufacture, Commercialization, or use of the Licensed Product(s) by Roche as the Commercializing Party hereunder, or by any of its Related Parties, including any Product Liability Claim relating to such Licensed Product(s) (except as provided in Section 13.3); (c) any Advertising Claims; or (d) the pricing and commercial terms of Licensed Product(s) in the U.S., or any policy governing the handling of returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables for, Licensed Product(s) in the U.S., if Roche is responsible hereunder for booking sales of such Licensed Product(s) in the U.S. Roche shall have no obligation to indemnify the Alnylam Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Alnylam in this Agreement, or any breach or violation of any covenant or obligation of Alnylam or its Related Parties in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Alnylam Indemnitees.
     Section 13.2 Indemnification by Alnylam. Alnylam shall defend, indemnify and hold harmless Roche, its Affiliates and their respective directors, officers, employees and agents (the “Roche Indemnitees”), at Alnylam’s cost and expense, from and against any Losses arising out of any Third Party claim based on or resulting from: (a) any breach by Alnylam of any of its representations, warranties, covenants or obligations pursuant to this Agreement; (b) the negligence or willful misconduct of Alnylam or its Related Parties, or any of their respective directors, officers, employees and agents, in the performance of obligations or exercise of rights under this Agreement; (c) the Development, Manufacture, Commercialization, or use of the Licensed Product(s) by Alnylam as the Commercializing Party hereunder, or by any of its Related Parties, including any Product Liability Claim relating to such Licensed Product(s) (except as provided in Section 13.3) and excluding Advertising Claims (except if and to the extent that Alnylam is the Party responsible hereunder for booking sales of such Licensed Product(s) in the U.S.); or (d) the pricing and commercial terms of Licensed Product(s) in the U.S., or any policy governing the handling of returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables for, Licensed Product(s) in the U.S., if Alnylam is responsible hereunder for booking sales of such Licensed Product(s) in the U.S. Alnylam shall have no obligation to indemnify the Roche Indemnitees to the extent that the Losses arise out of or result from, directly or indirectly, any breach of, or inaccuracy in, any representation or warranty made by Roche in this Agreement, or any breach or violation of any covenant or obligation of Roche or its Related Parties in or pursuant to this Agreement, or the negligence or willful misconduct by or of any of the Roche Indemnitees.

     Section 13.3 Product Liability Claims. If neither Party has exercised its Opt-Out Right, any Losses arising out of Product Liability Claims shall be treated as Commercialization Costs, to the extent such Losses were incurred with respect to the Development, Manufacture or Commercialization of the Licensed Product(s) in the United States, except to the extent such Losses arise out of any Third Party claim based on (a) a Party’s breach of any of its representations, warranties, covenants or obligations pursuant to this Agreement, or (b) the negligence or willful misconduct of a Party or its Related Parties, or any of their respective directors, officers, employees and agents, in the performance of obligations (including Manufacture and supply obligations) or exercise of rights under this Agreement.
     Section 13.4 Claims for Indemnification with respect to Third Parties.
          (a) With regard to any Third Party claim for which indemnification may be sought under this Article XI against a person entitled to indemnification under this Article XI (an “Indemnified Party”), the Indemnified Party shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to such Third Party claim or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this Section 13.4(a) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).
          (b) Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.
          (c) The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.
          (d) The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.
          (e) The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to any settlement of such claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the

Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.
     Section 13.5 Insurance. Each Party shall maintain appropriate product liability insurance (or self-insurance) with respect to its Discovery, Development, Manufacture and Commercialization activities hereunder in such amount as such Party customarily maintains with respect to its other products for similar patient populations and commercial markets. Each Party shall maintain such insurance for so long as it continues to conduct such activities hereunder, and for so long as such Party customarily maintains insurance with respect to sales of its other products for similar patient populations and commercial markets.
ARTICLE XIV
TERM AND TERMINATION
     Section 14.1 Term. Unless terminated earlier, this Agreement shall remain in force for the period commencing on the Effective Date and shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the later of: (a) expiration of the applicable Royalty Term for such Licensed Product in such country, or (b) with respect to the United States, if neither Party has exercised its Opt-Out Right, until no Licensed Products have been Commercialized for a continuous period of six (6) months (the “Term”). Upon expiration of the Term, the licenses granted to the Commercializing Party(-ies) under Article III shall convert to perpetual, non-exclusive, fully paid-up, non-royalty-bearing licenses. Expiration or termination of this Agreement shall have no impact on the LCA.
     Section 14.2 Termination for Cause.
          (a) Roche may terminate this Agreement upon sixty (60) calendar days’ prior written notice to Alnylam upon the material breach by Alnylam of any of its representations, warranties or obligations under this Agreement (except for any Diligence Breach by Alnylam); provided that such termination shall become effective only if (i) Alnylam fails to remedy or cure the breach within such sixty (60) day period, or (ii) if such breach cannot be remedied or cured through the application of Diligent Efforts within such sixty (60) day period, and Alnylam has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional sixty (60) day period) through the application of Diligent Efforts with a remedy or cure period reasonably acceptable to Roche, then after the earlier of the remedy or cure date accepted by Roche or the date Alnylam ceases to use Diligent Efforts to remedy or cure such breach.
          (b) Alnylam may terminate this Agreement upon sixty (60) calendar days’ prior written notice to Roche upon the material breach by Roche of any of its representations, warranties or obligations under this Agreement (except for any Diligence Breach by Roche); provided that such termination shall become effective only if (i) Roche fails to remedy or cure the breach within such sixty (60) day period, or (ii) if such breach cannot be remedied or cured through the application of Diligent Efforts within such sixty (60) day period, and Roche has (within such time period) submitted a plan for cure as promptly as is reasonably practicable (but in no event beyond an additional sixty (60) day period) through the application of Diligent

Efforts with a remedy or cure period reasonably acceptable to Alnylam, then after the earlier of the remedy or cure date accepted by Alnylam or the date Roche ceases to use Diligent Efforts to remedy or cure such breach.
          (c) If one Party in good faith believes the other Party has committed a Diligence Breach, then the non breaching Party may terminate this Agreement upon ninety (90) calendar days’ prior written notice to the breaching Party, specifying the Diligence Breach and, if applicable, the Major Territory(ies) as to which the Diligence Breach allegedly occurred. Such termination shall become effective only if the allegedly breaching Party fails to remedy or cure such Diligence Breach within such ninety (90) day period (“Diligence Breach Cure Period”); provided, that, the allegedly breaching Party shall have the option, in its sole discretion, of electing to terminate this Agreement without cause as set forth in Section 14.4 during the Diligence Breach Cure Period in lieu of undertaking efforts to remedy or cure such Diligence Breach. If the allegedly breaching Party fails to cure such Diligence Breach within the Diligence Breach Cure Period (either through actual cure or through electing to terminate at will pursuant to Section 14.4), but provides written notice to the non-breaching Party during the Diligence Breach Cure Period that such Party disputes in good faith the existence of such Diligence Breach, then either Party may submit such dispute to the Executive Officers of Alnylam and Roche for resolution. If, despite the Executive Officers’ efforts to resolve such dispute, the Executive Officers cannot reach an agreement regarding such dispute within [**] days after submission to them for resolution, then such dispute may be submitted to a court of competent jurisdiction for resolution, in which event this Agreement shall terminate only upon the rendering of a final decision by such court upholding the basis for termination (or once the breaching Party is no longer disputing such basis in good faith, if earlier).
     Section 14.3 Termination for Patent Challenge.
          (a) If Roche or any of its Related Parties initiates, maintains or supports any action to (i) oppose the grant of a patent, or (ii) challenge the validity, patentability, enforceability or scope of an issued patent, in each case under the Alnylam Patent Rights or Alnylam Collaboration Patent Rights, then Alnylam shall have the right, upon thirty (30) days’ prior written notice to Roche, to terminate this Agreement; provided, however, that if Roche or any of its Related Parties, as relevant, cease such opposition or challenge within such thirty (30) day period, then Alnylam shall not have the right to terminate this Agreement.
          (b) If Alnylam or any of its Related Parties initiates, maintains or supports any action to (i) oppose the grant of a patent, or (ii) challenge the validity, patentability, enforceability or scope of an issued patent, in each case under the Roche Patent Rights or Roche Collaboration Patent Rights, then Roche shall have the right, upon thirty (30) days’ prior written notice to Alnylam, to terminate this Agreement; provided, however, that if Alnylam or any of its Related Parties, as relevant, cease such opposition or challenge within such thirty (30) day period, then Roche shall not have the right to terminate this Agreement.
     Section 14.4 Termination At Will.
          (a) If neither Party has exercised its Opt-Out Right, Roche shall have the right to terminate, without cause, the licenses granted to Roche under this Agreement and all related terms and conditions, solely with respect to any Major Territory(ies) outside of the United States, by providing ninety (90) calendar days’ prior written notice to Alnylam.
          (b) The Continuing Party shall have the right to terminate, without cause, the licenses granted to such Continuing Party under this Agreement and all related terms and conditions, with respect to any Major Territory(ies) by providing ninety (90) calendar days’ prior written notice to the other Party.
          (c) In the event of an alleged Diligence Breach under Section 14.2(c), the breaching Party shall have the right to terminate, without cause, the licenses granted to such breaching Party under this Agreement and all related terms and conditions, solely with respect to the Major Territory(ies) as to which the Diligence Breach allegedly occurred by providing ninety (90) days’ prior written notice to the non-breaching Party during the Diligence Breach Cure Period.
          (d) The Party receiving the termination notice under Section 14.4(a), 14.4(b) or 14.4(c) above shall have the right to notify the terminating Party thereunder during such ninety (90) day period if such Party is interested in pursuing the Development and Commercialization of Licensed Product(s) in any of the Major Territory(ies) being terminated.
               (i) If such Party notifies the terminating Party that such Party is interested in pursuing the Development and Commercialization of Licensed Product(s) in such terminated Major Territory(ies) during such 90-day period, the Parties shall negotiate in good faith the terms of (A) a transition agreement to cover the reasonable wind-down and transition of the Licensed Product(s) to such Party in such terminated Major Territory(ies), which wind-down and transition activities shall be performed for a period not to exceed [**], with the pursuing Party bearing reasonable costs incurred by the terminating Party (at the terminating Party’s FBMC plus the applicable percentage set forth in Article VI) in performing such wind-down and transition activities; and (B) the development, regulatory and sales events, the achievement of which shall trigger payment of event payment amounts, the event payment amounts themselves, and royalty rates payable by the pursuing Party with respect to Licensed Product(s) in such terminated Major Territory(ies); it being understood that the Parties intend that all other terms and conditions of this Agreement that otherwise apply to Licensed Product(s) shall remain in effect, subject to any minor adjustments, if necessary, to reflect the Major Territory(ies) being terminated (e.g., exclusive license grant as if the terminating Party had opted-out, general payment terms, royalty deductions). If, despite such good faith negotiations, the Parties are unable to finalize the events/event payment amounts and royalty rates payable with respect to Licensed Product(s) in the terminated Major Territory(ies) within an additional ninety (90) calendar days, then the Parties shall submit such dispute for resolution by Baseball Arbitration pursuant to the terms of Exhibit G.
               (ii) For purposes of clarity, if the Party receiving the termination notice under Section 14.4(a), 14.4(b) or 14.4(c) does not notify the terminating Party during such ninety (90) day period that such Party is interested in pursuing the Development and Commercialization of Licensed Product(s) in any of the Major Territory(ies) being terminated, the termination of this Agreement shall become effective at the end of such ninety (90) day period.

     Section 14.5 Effects of Termination.
          (a) Termination by Alnylam for Roche Material Breach (Other Than a Diligence Breach) or Roche Patent Challenge if Neither Party has Opted-Out. Without limiting any other legal or equitable remedies that Alnylam may have, if Alnylam terminates this Agreement as a result of Roche’s uncured material breach pursuant to Section 14.2(a), or as a result of Roche (or its Related Parties) taking any of the prohibited actions pursuant to Section 14.3(a), and the Parties, at the time of such termination, were in a Profit and cost-sharing arrangement pursuant to Section 4.8 and 9.2, then:
               (i) Roche’s exclusivity obligations under Section 3.7 shall remain in effect for a period of [**] after the effective date of termination;
               (ii) if such termination occurs after the Research Term, Roche shall (A) continue to pay for any Clinical Study(ies) conducted, or committed to be conducted, by Alnylam at the time of such termination notice, through completion or earlier termination of such Clinical Study(ies), and (B) for a period of six (6) months following the date of notice of termination (if neither Party had exercised its Opt-Out Right prior to such date), continue to pay [**] percent ([**]%) of all other Development Costs actually incurred by Alnylam in connection with the Development of Licensed Products and in Field for the United States during such six (6) month period, in each case provided that such costs are shown on and consistent with the Development Plan in place as of the date of notice of termination;
               (iii) the licenses granted to Roche in Section 3.1 shall terminate and have no further force or effect, and Roche shall be deemed to have exercised its Opt-Out Right (with the consequences set forth in this Section 14.5(a));
               (iv) if requested by Alnylam, Roche shall as promptly as practicable transfer to Alnylam or Alnylam’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Licensed Product(s) and all Roche trademarks then being used in connection with the Licensed Product(s) (other than Roche’s corporate trademarks); (B) copies of all data, reports, records and materials, Commercialization Plans, marketing plans, promotional materials, and other sales and marketing related information in Roche’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Development, Manufacture or Commercialization of the Licensed Product(s), including all non-clinical and clinical data relating to the Licensed Product(s), and customer lists and customer contact information and all Safety Data and other adverse event data in Roche’s possession or Control; provided that (I) Roche shall not be required by this provision to provide any Confidential Information to Alnylam and (II) Roche shall use Diligent Efforts to obtain for Alnylam the right to access all such data, reports, records, materials, and other sales and marketing related information; and (C) all records and materials in Roche’s possession or Control containing Confidential Information of Alnylam;
               (v) if requested by Alnylam, appoint Alnylam as Roche’s or Roche’s Related Parties’ agent for all Licensed Product-related matters involving Regulatory Authorities in the Territory until all Regulatory Approvals and other regulatory filings have been transferred to Alnylam or its designee;
               (vi) if the effective date of termination (or opt-out, solely for purposes of Section 4.9(b)(iii)) occurs after the First Commercial Sale of a Licensed Product in any country in the Territory and Roche was the Commercializing Party immediately prior to such termination (or opt-out, solely for purposes of Section 4.9(b)(iii)), then, if requested by Alnylam, Roche shall appoint Alnylam as its exclusive distributor of Licensed Product in the Territory and grant Alnylam the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory have been transferred to Alnylam or its designee;
               (vii) if Roche or its Related Parties are Manufacturing API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, at Alnylam’s option, supply the API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, as applicable, to Alnylam in the Territory on terms no less favorable than those on which Roche supplied the API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, as applicable, prior to such termination to its most favored distributor in the Territory, until such time as all Regulatory Approvals in the Territory have been transferred to Alnylam or its designee, Alnylam has obtained all necessary manufacturing approvals and Alnylam has procured or developed its own source of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product supply, as applicable, provided, that such period of time shall not exceed [**] (unless otherwise agreed by Roche);
               (viii) if Alnylam so requests, Roche shall transfer to Alnylam any Third Party agreements solely relating to the Development, Manufacture or Commercialization of the Licensed Product(s) to which Roche is a party, subject to any required consents of such Third Party, which Roche shall use Diligent Efforts to obtain promptly;
               (ix) subject to then-existing Third Party obligations, Roche hereby grants to Alnylam an exclusive right and license, with the right to grant sublicenses subject to Section 3.2(d)(i) and Section 3.3, under such Roche Technology as has been incorporated into, or has been used in or (as documented in the Joint Research Plan, the Development Plan or the Commercialization Plan, or any approved JSC or JCT minutes, as applicable) has been intended for use in, the Development, Manufacture or Commercialization of the Licensed Product(s) under this Agreement as of the effective date of such termination, solely to Develop, Manufacture and Commercialize the Licensed Product(s) in the Field in the Territory; provided, that, (A) Alnylam shall not be bound by the diligence obligations set forth in Article VIII, and (B) such license shall be subject to Alnylam’s compliance with its obligation to pay to Roche (1) (if Alnylam had been the Commercializing Party immediately prior to such termination) royalties at the royalty rates and event payment amounts within the same Column as would have been payable to Roche had Alnylam remained the Commercializing Party, or (2) (if Roche had been the Commercializing Party immediately prior to such termination) royalties at the royalty rates and event payment amounts within the Column that would have applied had Roche exercised its Opt-Out Right; provided, however, that Alnylam may withhold [**] percent ([**]%) of each royalty payment due hereunder until the actual amount of damages owed by Roche to Alnylam with respect to the breach of this Agreement resulting in such termination is determined, whereupon such withheld amount shall be credited against such damages and any amount remaining shall be paid to Roche within [**] days after such determination; and
               (x) Roche shall execute all documents and take all such further actions, including, where applicable, the prompt assignment of Regulatory Approvals and Third Party agreements, as may be reasonably requested by Alnylam in order to give effect to the foregoing clauses (i) through (ix) as soon as practicable and in order to enable Alnylam to continue to Develop, Manufacture and Commercialize the Licensed Product(s) in the Territory in the same manner as was being conducted by the Commercializing Party prior to any such termination.
          (b) Termination by Roche for Alnylam Material Breach (Other Than a Diligence Breach) or Alnylam Patent Challenge if Neither Party has Opted-Out. Without limiting any other legal or equitable remedies that Roche may have, if Roche terminates this Agreement as a result of Alnylam’s material uncured breach pursuant to Section 14.2(a), or as a result of Alnylam (or its Related Parties) taking any of the prohibited actions pursuant to Section 14.3(b), and the Parties, at the time of such termination, were in a Profit and cost-sharing arrangement pursuant to Section 4.8 and 7.2, then:
               (i) Alnylam’s exclusivity obligations under Section 3.7 shall remain in effect for a period of [**] after the effective date of termination;
               (ii) if such termination occurs after the Research Term, Alnylam shall (A) continue to pay for any Clinical Study(ies) conducted, or committed to be conducted, by Roche at the time of such termination notice, through completion or earlier termination of such Clinical Study(ies), and (B) for a period of six (6) months following the date of notice of termination (if neither Party had exercised its Opt-Out Right prior to such date), continue to pay [**] percent ([**]%) of all other Development Costs actually incurred by Roche in connection with the Development of Licensed Products in the Field in the United States during such six (6) month period, in each case provided that such costs are shown on and consistent with the Development Plan in place as of the date of notice of termination;
               (iii) the licenses granted to Alnylam in Section 3.2 shall terminate and have no further force or effect, and Alnylam shall be deemed to have exercised its Opt-Out Right (with the consequences set forth in this Section 14.5(b));
               (iv) if requested by Roche, Alnylam shall as promptly as practicable transfer to Roche or Roche’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including all Regulatory Approvals and pricing and reimbursement approvals) relating to the Development, Manufacture or Commercialization of the Licensed Product(s) and all Alnylam trademarks then being used in connection with the Licensed Product(s) (other than Alnylam’s corporate trademarks); (B) copies of all data, reports, records and materials, Commercialization Plans, marketing plans, promotional materials, and other sales and marketing related information in Alnylam’s possession or Control to the extent that such data, reports, records, materials or other information relate to the Development, Manufacture or Commercialization of the Licensed Product(s), including all non-clinical and clinical data relating to the Licensed Product(s), and customer lists and customer contact information and all Safety Data and other adverse event data in Alnylam’s possession or Control; provided that (I) Alnylam shall not be required by this provision to provide any Confidential Information to Roche and (II) Alnylam shall use Diligent Efforts to obtain for Roche the right to access all such data, reports, records, materials, and other sales and marketing related information; and (C) all records and materials in Alnylam’s possession or Control containing Confidential Information of Roche;
               (v) if requested by Roche, appoint Roche as Alnylam’s or Alnylam’s Related Parties’ agent for all Licensed Product-related matters involving Regulatory Authorities in the Territory until all Regulatory Approvals and other regulatory filings have been transferred to Roche or its designee;
               (vi) if the effective date of termination (or opt-out, solely for purposes of Section 4.9(b)(iv)) is after First Commercial Sale in any country in the Territory and Alnylam was the Commercializing Party immediately prior to such termination (or opt-out, solely for purposes of Section 4.9(b)(iv)), then, if requested by Roche, Alnylam shall appoint Roche as its exclusive distributor of Licensed Product in the Territory and grant Roche the right to appoint sub-distributors, until such time as all Regulatory Approvals in the Territory have been transferred to Roche or its designee;
               (vii) if Alnylam or its Related Parties are Manufacturing API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, at Roche’s option, supply the API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, as applicable, to Roche in the Territory on terms no less favorable than those on which Alnylam supplied the API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product, as applicable, prior to such termination to its most favored distributor in the Territory, until such time as all Regulatory Approvals in the Territory have been transferred to Roche or its designee, Roche has obtained all necessary manufacturing approvals and Roche has procured or developed its own source of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product supply, as applicable, provided, that such period of time shall not exceed [**] (unless otherwise agreed by Alnylam);
               (viii) if Roche so requests, Alnylam shall transfer to Roche any Third Party agreements relating to the Development, Manufacture or Commercialization of the Licensed Product(s) to which Alnylam is a party, subject to any required consents of such Third Party, which Alnylam shall use Diligent Efforts to obtain promptly;
               (ix) subject to Alnylam Third Party Obligations, Alnylam hereby grants to Roche an exclusive right and license, with the right to grant sublicenses subject to Section 3.1(d)(i) and Section 3.3, under such Alnylam Technology as has been incorporated into, or has been used in or (as documented in the Joint Research Plan, the Development Plan or the Commercialization Plan, or any approved JSC or JCT minutes, as applicable) has been intended for use in, the Development, Manufacture or Commercialization of the Licensed Product(s) under this Agreement as of the effective date of such termination, solely to Develop, Manufacture and Commercialize the Licensed Product(s) in the Field in the Territory; provided, that, (A) Roche shall not be bound by the diligence obligations set forth in Article VIII, and (B) such license shall be subject to Roche’s compliance with its obligation to pay to Alnylam (1) (if

Roche had been the Commercializing Party immediately prior to such termination) royalties at the royalty rates and event payment amounts within the same Column as would have been payable to Alnylam had Roche remained the Commercializing Party, or (2) (if Alnylam had been the Commercializing Party immediately prior to such termination) royalties at the royalty rates and event payment amounts within the Column that would have applied had Alnylam exercised its Opt-Out Right; provided, however, that Roche may withhold [**] percent ([**]%) of each event and royalty payment due hereunder until the actual amount of damages owed by Alnylam to Roche with respect to the breach of this Agreement resulting in such termination is determined, whereupon such withheld amount shall be credited against such damages and any amount remaining shall be paid to Alnylam within [**] days after such determination; and
               (x) Alnylam shall execute all documents and take all such further actions, including, where applicable, the prompt assignment of Regulatory Approvals and Third Party agreements, as may be reasonably requested by Roche in order to give effect to the foregoing clauses (i) through (ix) as soon as practicable and in order to enable Roche to continue to Develop, Manufacture and Commercialize the Licensed Product(s) in the Territory in the same manner as was being conducted by the Commercializing Party prior to any such termination.
          (c) Termination for Material Breach (Other Than a Diligence Breach) or Patent Challenge if a Party has Opted-Out. Without limiting any other legal or equitable remedies that such Party may have, if a Party terminates this Agreement as a result of the other Party’s material uncured breach pursuant to Section 14.2(a) or Section 14.2(b), as applicable, or as a result of the other Party (or such other Party’s Related Parties) taking any of the prohibited actions pursuant to Section 14.3(a) or 14.3(b), as applicable, and either Party had exercised its Opt-Out Right at the time of such termination notice, then:
               (i) if the Party that had exercised its Opt-Out Right is the Party being terminated above, then all rights and obligations of the Parties in effect immediately prior to such termination shall remain in effect immediately following such termination; provided, however, that, the Continuing Party shall not be bound by any diligence obligations hereunder; and
               (ii) if the Continuing Party is the Party being terminated above, then Section 14.4 shall apply as if the Continuing Party had elected to terminate this Agreement at will.
          (d) Termination for Diligence Breach. Without limiting any other legal or equitable remedies that such Party may have with respect to a Diligence Breach, if a court of competent jurisdiction renders a final decision upholding the basis of termination by the non-breaching Party under Section 14.2(c) with respect to such Diligence Breach (or unless and until the breaching Party is no longer disputing such basis, if earlier), then, unless otherwise agreed by the Parties, at the non-breaching Party’s request, the termination shall have the same effect as if the breaching Party terminated at will in accordance with Section 14.4.
          (e) Subsequent Termination of Licenses by the Continuing Party following a Termination Under Section 14.2 or Section 14.3. For purposes of clarity, if, following a termination of this Agreement under Section 14.2 or 14.3, the Continuing Party (if any) decides to terminate the licenses granted to such Party under Section 14.5(a)(ix) or Section 14.5(b)(ix), as the case may be, Section 14.4 shall apply as if the Continuing Party had elected to terminate this Agreement at will.
     Section 14.6 Effect of Expiration or Termination; Survival.
          (a) Upon expiration or termination of this Agreement, each Party will within [**] days return, or have returned by its Related Parties, to the other Party all tangible Confidential Information of the other Party, except that each Party may retain (i) one copy which may be retained in a secure location solely for evidentiary purposes in the event of a dispute and (ii) any of the other Party’s Confidential Information to the extent necessary to exercise any rights of such Party which survive termination.
          (b) Except as set forth in Section 14.5 above or this Section 14.6, upon expiration or termination of this Agreement, each Party’s rights, obligations and licenses under this Agreement shall terminate, either in its entirety or with respect to particular Major Territory(ies), as the case may be; provided, however, that expiration or termination of this Agreement shall not relieve the Parties of any obligation, including payment obligations, accruing prior to such expiration or termination.
          (c) The provisions of Sections 3.7 (solely as set forth in Section 14.5), 4.3(f), 9.1-9.3 (solely as set forth in Section 14.5), 9.4-9.7, 10.1-10.2, 10.7-10.8 (solely to the extent that a Party’s rights to the Licensed Product(s) survive termination hereunder), 12.4, 14.1 (last sentence only), 14.5, 14.6, Articles XI, XIII and XV (except Section 15.15), and (if applicable) Section 14.4(d)(i) and Paragraph 4 of Exhibit G shall survive any expiration or termination of this Agreement in accordance with their terms.
ARTICLE XV
MISCELLANEOUS
     Section 15.1 Choice of Law. This Agreement shall be governed by and interpreted under the laws in effect in the State of Delaware, excluding its conflicts of laws principles.
     Section 15.2 Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four (4) days after deposit in the mail or the next Business Day following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 15.2):

If to Alnylam:
Alnylam Pharmaceuticals, Inc.
300 Third Street, 3rd Floor
Cambridge, Massachusetts 02142
Attention: Vice President — Legal
Fax: (617) 551-8101
With a copy (which shall not constitute notice) to:
WilmerHale LLP
60 State Street
Boston, MA 02109
Attention: Steven D. Singer, Esq.
Fax: (617) 526-5000
If to Roche:
F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel
Switzerland
Attention: Legal Department
Fax: 41 61 688 1396
And: Hoffmann-La Roche Inc.
340 Kingsland Street
Nutley, New Jersey 07110
USA
Attention: Corporate Secretary
Fax: (973) 235-3500
With a copy (which shall not constitute notice) to:
F. Hoffmann-La Roche Ltd
Grenzacherstrasse 124
4070 Basel
Switzerland
Attention: Pharma Partnering
Fax: 41 61 688 7990
     Section 15.3 Severability. If, under applicable Law any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (“Severed Clause”), then, it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such Severed Clause in light of the intent of this Agreement.

     Section 15.4 Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     Section 15.5 Integration. This Agreement is being entered into in accordance with Article IV of the LCA and supplements the LCA, and the execution of this Agreement fulfills the Parties’ obligations under Article IV of the LCA. From and after the Effective Date of this Agreement, this Agreement constitutes the entire agreement between the Parties with respect to the within subject matter and supersedes all previous agreements, whether written or oral, including Article IV of the LCA which shall have no further force or effect. The Parties acknowledge that the LCA shall not be superseded by this Agreement except as expressly stated in this Agreement. This Agreement may be amended only in writing signed by properly authorized representatives of each of the Parties.
     Section 15.6 Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. The Parties agree and acknowledge that neither owes any fiduciary duties to the other.
     Section 15.7 Assignment; Successors. Neither Alnylam nor Roche may assign this Agreement in whole or in part without the prior written consent of the other Party and such attempted assignment shall be deemed null and void; provided, however, that either Party may assign this Agreement without the prior written consent of the other Party (a) to an Affiliate of such Party, provided that the assigning Party shall remain primarily liable hereunder for the performance of all obligations by the assignee, or (b) subject to Section 15.15 to a Third Party in connection with a merger, sale or transfer of all or substantially all of the assigning Party’s business (in the case of Roche, its pharmaceutical business related to RNAi technology and in the case of an assignment from Alnylam to [**], treated as a [**] under Section 2.7 of the LCA)

to which this Agreement relates, provided that such assignee shall agree in writing to be bound by the terms and conditions of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.
     Section 15.8 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission shall be deemed to be original signatures.
     Section 15.9 Waivers. No failure on the part of Roche or Alnylam to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.
     Section 15.10 No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF, OR OTHERWISE UNDER, THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 15.10 IS INTENDED TO LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS UNDER ARTICLE XI, OR (B) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF ARTICLE IX (CONFIDENTIALITY) OR SECTION 3.7 (EXCLUSIVITY).
     Section 15.11 Actions of Affiliates. Each Party shall be liable for any failure by its Affiliates to comply with the restrictions, limitations and obligations set forth in this Agreement. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.
     Section 15.12 Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall be solely responsible for the expenses it incurs in connection with its performance of the activities contemplated by this Agreement.
     Section 15.13 No Third Party Beneficiaries. Except as expressly set forth in this Agreement, no Person other than the Parties and their respective Affiliates and permitted assignees hereunder shall be deemed an intended third party beneficiary hereunder or have any right to enforce any obligation of this Agreement. Notwithstanding the foregoing, the Parties agree that UBC shall be deemed a third party beneficiary of, and shall have the right to enforce directly against Roche, its Affiliates or Licensee Partners, certain terms of this Agreement as set forth in the UBC Sublicense Agreement.
     Section 15.14 Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by a Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless a Party elects to terminate this Agreement, the Parties agree that such Party shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.
     Section 15.15 Change of Control.
          (a) If a Party undergoes a Change of Control (the “Acquired Party”), such Acquired Party shall provide the other Party with prompt written notice describing such Change of Control in reasonable detail (but in no event later than [**] following the earlier of the public announcement or the consummation of such Change of Control). Notwithstanding anything in this Agreement to the contrary, the other Party may, by written notice to the Acquired Party within [**] days following the consummation of such Change of Control, elect to do any or all of the following:
               (i) If the Parties were in a Profit and cost-sharing arrangement under Sections 4.8 and 9.2 immediately prior to the consummation of such Change of Control, the non-Acquired Party may elect to have the Acquired Party transition to such Party all of the Development, Manufacturing and Commercialization operational responsibilities of the Acquired Party within [**] following such notice pursuant to a transition plan to be mutually agreed by the Parties; provided, however, that following the transition of such responsibilities to the non-Acquired Party, (i) each Party’s Opt-Out Right shall remain in effect, and (ii) the Profit and cost-sharing arrangement under Sections 4.8 and 9.2 shall remain in effect (unless and until either Party exercises its Opt-Out Right), provided, that, for as long as the Parties remain in a Profit and cost-sharing arrangement under this Agreement, the non-Acquired Party shall not incur Development Costs or Commercialization Costs exceeding the then-approved budget under the Development Plan or Commercialization Plan, respectively, for the remainder of the term of such Development Plan or Commercialization Plan, and that budgets for any period beyond such term be reasonable and appropriate; and
               (ii) The non-Acquired Party may elect to terminate the Acquired Party’s voting, participation and decision-making rights on any or all of the committees or subcommittees in existence at such time, provided, that the Acquired Party shall continue to have the right to receive and have access to information from the other Party, and the other Party shall continue to provide such information and access to the Acquired Party, including pursuant to Sections 2.1(d) (last paragraph), 3.1(e), 4.10(a), 9.1(c), 9.3(l), 9.5, 9.6 and 14.5, to the extent necessary for the Acquired Party (i) to comply with its obligations to any of its Third Party licensors, (ii) to determine whether or not to exercise its Opt-Out Right or, if the other Party exercises its Opt-Out Right, to determine whether or not to continue the unilateral Development and Commercialization of Licensed Product(s), as applicable, and (iii) to determine and verify amounts payable by the other Party (and its Related Parties) to the Acquired Party.
          (b) Notwithstanding anything in Section 3.7 to the contrary, if a Third Party becomes an Affiliate of the Acquired Party as a result of the Change of Control and such Third Party conducts, or plans to conduct, any activities with respect to a Competitive Product(s) which would otherwise become subject to the exclusivity provisions pursuant to Section 3.7 following such Change of Control, the Acquired Party shall, in its sole discretion and within [**] days following the consummation of such Change of Control, provide written notice to the other Party of its decision to either:
               (i) discontinue such prohibited activities, with any necessary wind-down to occur within a reasonable period of time thereafter; or
               (ii) exercise any Opt-Out Right with respect to the applicable Licensed Product(s), in which event the lower development and sales event payment and royalty payment obligations associated with an opt-out at the Opt-Out Point immediately preceding the actual Opt-Out Point shall apply to the Continuing Party from the effective date of the opt-out.
[Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, Alnylam and Roche have caused this Collaboration Agreement to be duly executed by their authorized representatives, as of the Effective Date.

F. HOFFMANN-LA ROCHE LTD
By:	/s/ Nigel Sheail
	Name:	Nigel Sheail
	Title:	Head of Corporate Business Development

By:	/s/ Stefan Arnold
	Name:	Stefan Arnold
	Title:	Head Corporate Law Pharma

HOFFMANN-LA ROCHE INC.
By:	/s/ Ivor Macleod
	Name:	Ivor Macleod
	Title:	Vice President & CFO

ALNYLAM PHARMACEUTICALS, INC.
By:	/s/ John Maraganore
	Name:	John Maraganore
	Title:	Chief Executive Officer

EXHIBIT A
Definitions
As used in this Agreement, the following terms shall have the meanings set forth below:

1.	“Accounting Period” has the meaning set forth in Section 9.3(k).

2.	“Advertising Claim” means, with respect to a Licensed Product(s), any Third Party claim, suit, action, proceeding, liability or obligation involving any actual or alleged death or bodily injury arising out of or resulting from the use of such Licensed Product(s) based upon (i) any label or other written, printed or graphic mater upon (a) any container or wrapper utilized with such Licensed Product(s) in the U.S. or (b) any written material accompanying any container or wrapper utilized with such Licensed Product(s) in the U.S. including package inserts, and (ii) any communication or program associated with the promotion of such Licensed Product(s) in the U.S., including such communications and programs that (a) specifically identify or describe such Licensed Product(s) or (b) otherwise support such Licensed Product(s) or raise awareness of the Field.

3.	“Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” or “controlled” shall mean ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity, or the ability to direct the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, [**], shall not be deemed an “Affiliate” of Roche; provided, however, that if Roche were to assume day-to-day control of [**], then Roche shall have the right, at its sole option, to designate [**] to be an Affiliate upon written notice to Alnylam. For purposes of Sections 11.1, 11.2, 15.7, 15.11 (the second sentence only), and 15.13, Alnylam’s Affiliates shall not include [**], any Affiliates of [**] (other than Alnylam and Persons “controlled” by Alnylam on the Effective Date) or any Person that becomes an Affiliate of Alnylam as a result of a [**].

4.	“Agreement” shall have the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits attached hereto.

5.	“Alliance Manager” shall have the meaning set forth in Section 2.3.

6.	“Alnylam” shall have the meaning set forth in the Preamble.

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7.	“Alnylam Collaboration IP” means Alnylam Collaboration Know-How and Alnylam Collaboration Patent Rights.

8.	“Alnylam Collaboration Know-How” means any Know-How Controlled by Alnylam, patentable or otherwise, first identified, discovered or developed solely by employees of Alnylam or its Affiliates or other persons not employed by Roche or any of its Affiliates acting on behalf of Alnylam or any of its Affiliates in the conduct of the Collaboration. Alnylam Collaboration Know-How excludes Alnylam’s interest in Joint Collaboration Know-How.

9.	“Alnylam Collaboration Patent Rights” means any Patent Rights that claim or cover Alnylam Collaboration Know-How and are Controlled by Alnylam. Alnylam Collaboration Patent Rights excludes Alnylam’s interest in Joint Collaboration Patent Rights.

10.	“Alnylam Indemnitees” shall have the meaning set forth in Section 13.1.

11.	“Alnylam Know-How” means Know-How Controlled by Alnylam as of the Effective Date or as to which Alnylam obtains Control during the Term that is necessary or reasonably useful for Roche and its Affiliates to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product(s), including their rights to Discover, Develop, Manufacture, or Commercialize Licensed Product (other than Alnylam’s rights in Joint Collaboration Know-How and Alnylam Collaboration Know-How); but excluding (a) Alnylam Platform Know-How and (b) Know-How to the extent specifically related to Blocked Targets.

12.	“Alnylam Patent Rights” means those Patent Rights that are Controlled by Alnylam as of the Effective Date or as to which Alnylam obtains Control during the Term that are necessary or reasonably useful for Roche and its Affiliates to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product(s), including their rights to Discover, Develop, Manufacture, or Commercialize the Licensed Product(s) (other than Alnylam’s rights in Joint Collaboration Patent Rights and Alnylam Collaboration Patent Rights); but excluding (a) Alnylam Platform Patent Rights and (b) Patent Rights to the extent specifically related to Blocked Targets.

13.	“Alnylam Platform Know-How” means the Licensed Know-How (as defined in the LCA).

14.	“Alnylam Platform Patent Rights” means the Licensed Patent Rights (as defined in the LCA).

15.	“Alnylam Pre-Existing Alliance Agreements” means the Pre-Existing Alliance Agreements (as defined in the LCA) and the agreements set forth on Exhibit B-1.

16.	“Alnylam Pre-Existing Alliance Parties” means the Third Party counterparties to Alnylam Pre-Existing Alliance Agreements and their respective successors in interest.

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17.	“Alnylam Technology” means, collectively, Alnylam Know-How, Alnylam Patent Rights, Alnylam Collaboration IP and Alnylam’s interest in Joint Collaboration IP, and any Third Party Technology that is included in the definition of Alnylam Technology after the Effective Date in accordance with Section 10.6.
18.	“Alnylam Third Party Obligations” means Alnylam’s obligations to, and the rights of, Alnylam Pre-Existing Alliance Parties and Listed Alnylam Counterparties with respect to the Alnylam Technology under Alnylam Pre-Existing Alliance Agreements and Listed Alnylam Third Party Agreements or Manufacturing Agreements, as applicable.

19.	“Annual Net Sales” means, with respect to a Licensed Product, the Net Sales of such Licensed Product during a Calendar Year.

20.	“API Bulk Drug Substance” means siRNA in bulk form manufactured for use as an active pharmaceutical ingredient.

21.	“Asia” means Brunei, Cambodia, China (including Hong Kong and Macao, but excluding Taiwan), Indonesia, Japan, Laos, Malaysia, Myanmar, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

22.	“Bankruptcy Code” shall have the meaning set forth in Section 15.14.

23.	“Baseball Arbitration” shall have the meaning set forth in Exhibit G.

24.	“Blocked Target” means any Target that is subject to a contractual obligation of an Alnylam Pre-Existing Alliance Agreement that would be breached by the inclusion of such Target as a Program Target under this Agreement.

25.	“Business Day” means a day on which banking institutions in Boston, Massachusetts are open for business.

26.	“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term shall begin on the Effective Date and end on September 30, 2009, and the last Calendar Quarter of the Term shall end on the last day of the Term.

27.	“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on December 31, 2009 and the last Calendar Year of the Term shall end on the last day of the Term.

28.	“Candidate Selection Stage” means the earlier of (a) the Parties’ selection of a development candidate pursuant to Section 4.4, or (b) the completion of all activities pursuant to the Joint Research Plan.

29.	“[**]Agreement” shall have the meaning set forth in Section 3.1(f).

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30.	“cGMP” means current Good Manufacturing Practices and equivalent Laws outside the United States.

31.	“Change of Control” means, with respect to a Party (the “Acquired Party”), the occurrence of the closing of (a) a merger, reorganization or consolidation involving the Acquired Party in which its shareholders immediately prior to such transaction would hold less than fifty percent (50%) of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a Third Party of all or substantially all of the Acquired Party’s assets or business relating to this Agreement.

32.	“Clinical Regulatory Filings” means data, filings or materials relating to Licensed Product submitted to the applicable Regulatory Authorities, including (a) data derived from Clinical Studies, (b) data derived from non-clinical studies, and (c) data, filings or materials relating to or contained in the CMC or a DMF.

33.	“Clinical Study” means a Phase I Study, Phase II Study, or Phase III Study, as applicable, but excluding any Post-Approval Studies.

34.	“CMC” means the chemistry, manufacturing and controls section of an IND or NDA in the United States, or the equivalent section of regulatory filings made outside the United States.

35.	“Collaboration” means the collaboration of the Parties in the activities governed by this Agreement, including such activities relating to the Discovery, Development, Manufacture and Commercialization of the Licensed Product(s).

36.	“Combination Product” means a Licensed Product combined with any other clinically active therapeutic or prophylactic ingredient, mechanism or device.

37.	“Commercialization” or “Commercialize” means any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling or offering to sell, or seeking to obtain reimbursement for, a product, whether before or after Regulatory Approval for such product has been obtained.

38.	“Commercialization Costs” shall have the meaning ascribed in Exhibit E.

39.	“Commercialization Plan” shall have the meaning set forth in Section 5.3(a).

40.	“Commercializing Party(ies)” means (a) Roche and Alnylam in the United States and Roche in the ROW Territory, if neither Party exercises its Opt-Out Right (unless otherwise mutually agreed by the Parties), or (b) the Continuing Party, if either Party exercises its Opt-Out Right or both Parties exercise their respective Opt-Out Rights, as the case may be.

41.	“Competitive Infringement” shall have the meaning set forth in Section 10.4(a).

42.	“Competitive Product” means any [**].

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43.	“Confidential Information” means the terms of this Agreement and all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information or objectives, that is treated as confidential by the disclosing Party in the regular course of business or is otherwise designated as confidential by the disclosing Party. For the avoidance of doubt, the identity of any Program Targets shall be deemed the Confidential Information of both Parties.

44.	“Continuing Party” means the Party that decides (or is decided by mutual agreement of the Parties, as the case may be) to unilaterally pursue the Development, Manufacture and Commercialization of Licensed Product(s) following (a) the other Party’s exercise of its Opt-Out Right or (b) the termination of this Agreement by the other Party pursuant to Section 14.2 or 14.3 (other than for a Diligence Breach).

45.	“Control” or “Controlled” means, with respect to any intellectual property right or other intangible property, the possession by a Party (whether by ownership or license) (other than a license granted pursuant to this Agreement), or “control” (as defined in the definition of “Affiliate” above) over an Affiliate having possession (by ownership or license), of the ability to grant access to, or a license or sublicense of, such rights or property as contemplated under this Agreement, subject to the provisions of Section 10.6.

46.	“Cover”, “Covered” or “Covering” means, with respect to a Patent Right, that, in the absence of a license granted to a Person under a Valid Claim included in such Patent Right, the practice by such Person of an invention claimed in such Patent Right would infringe such Valid Claim (or, in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent).

47.	“CPI” means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States.

48.	“Debarred Party” shall have the meaning set forth in Section 7.5(a).

49.	“Delivery Compound” means the chemical compound or compounds contained in either Alnylam’s proprietary lipid nanoparticle system (LNP) or Roche’s proprietary dynamic polyconjugate (DPC) system.

50.	“Designated Target” shall have the meaning set forth in the LCA.

51.	“[**]” shall have the meaning set forth in the LCA.

52.	“Develop” or “Development” means any and all preclinical and clinical drug development activities, including test method development and stability testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, clinical trials and testing, regulatory affairs, product approval and registration, chemical development and Manufacturing

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development, packaging development and Manufacturing and development documentation efforts in support of development activities anywhere in the world.
53.	“Development Costs” shall have the meaning ascribed in Exhibit E.

54.	“Development Plan” shall have the meaning set forth in Section 4.5(a).

55.	“Diligence Breach” means a breach of a Party’s diligence obligations under Section 8.1 or Section 8.2, as applicable.

56.	“Diligence Breach Cure Period” shall have the meaning set forth in Section 14.2(c).

57.	“Diligent Efforts” means, with respect to each Party’s obligations relating to the Licensed Product(s), the carrying out of such obligations in a diligent and sustained manner using efforts substantially similar to the efforts a biopharmaceutical company of comparable size and resources would typically devote to a product of similar market potential, profit potential, similar stage in development or commercialization, or strategic value resulting from its own research efforts, based on conditions then prevailing, and taking into account other relevant factors, including technical, medical, clinical efficacy, safety, manufacturing, and delivery considerations, product labeling or anticipated labeling, the patent and other proprietary position of the product, the regulatory environment and competitive market conditions.

58.	“Discover” or “Discovery” means any and all research or discovery activities, including all activities pursuant to the Joint Research Plan, conducted anywhere in the world.

59.	“DMF” means a Drug Master File filed with the FDA, or an equivalent filing with any other Regulatory Authority.

60.	“Effective Date” shall have the meaning set forth in the Preamble.

61.	“EMEA” means the European Medicines Agency or any successor agency thereto.

62.	“European Union” or “EU” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time.

63.	“Executive Officers” means the Chief Executive Officer of Alnylam (or a senior executive officer of Alnylam designated by Alnylam’s Chief Executive Officer) and the Global Head of Pharma Roche (or a senior executive officer of Roche designated by Roche’s Global Head of Pharma).

64.	“FBMC” shall have the meaning ascribed in Exhibit E.

65.	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

66.	“Field” means the treatment or prophylaxis of diseases in humans.

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67.	“Finished Product” means the finished product formulation of Licensed Product, containing API Bulk Drug Substance, filled into unit packages for final labeling and packaging, and as finally labeled and packaged in a form ready for administration.

68.	“First Commercial Sale” means the first sale of a Licensed Product to a Third Party in a country following Regulatory Approval of such Licensed Product in that country or, if no such Regulatory Approval or similar marketing approval is required, the date upon which such Licensed Product is first commercially launched in such country.

69.	“First-in-Man Stage” means the earlier of (a) the issuance of a study report upon completion of GLP Toxicology Studies sufficient to file an IND in the United States or any Major Market Country, or (b) the first dosing of the first human patient in a Clinical Study.

70.	“First Phase II Completion” means the issuance of a study report upon completion of the first Phase II Study for a Licensed Product under the Development Plan.

71.	“Formulated Bulk” means the API Bulk Drug Substance which has been combined or conjugated with Delivery Compound, as the case may be, before being filled into unit packages.

72.	“FTE” means the number of full-time-equivalent person-years of Development (each consisting of a total of [**] hours, unless otherwise mutually agreed by the Parties), Manufacturing or Commercialization work by each Party’s personnel on or directly related to the applicable activity conducted hereunder.

73.	“GAAP” means the Parties’ respective generally accepted accounting principles, for Alnylam, the United States generally accepted accounting principles applied on a consistent basis, or any successor accounting principles generally accepted for public companies in the United States (such as IFRS), and for Roche, the IFRS, or any successor accounting principles. Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

74.	“GLP Toxicology Study” means a toxicology study that is conducted in compliance with GLP and is required to meet the requirements for filing an IND.

75.	“Good Clinical Practice” means the current good clinical practice applicable to the clinical Development of Licensed Product under applicable Law, to the extent such standards are not less stringent than the U.S. current good clinical practice, including the ICH guidelines.

76.	“Good Laboratory Practice” or “GLP” means the current good laboratory practice applicable to the Development of Licensed Product under applicable Law, to the extent such standards are not less stringent than the U.S. current good laboratory practice, including 21 C.F.R. Part 58.

77.	“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or

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authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

78.	“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

79.	“IFRS” means International Financial Reporting Standards.

80.	“IND” means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) any non-U.S. equivalent of the foregoing, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

81.	“Indemnified Party” shall have the meaning set forth in Section 13.4(a).

82.	“Indemnifying Party” shall have the meaning set forth in Section 13.4(a).

83.	“IND-Enabling Studies” means pharmacokinetic and toxicology studies required to meet the requirements for filing an IND, including any GLP Toxicology Study.

84.	“Indication” means any disease or condition, or sign or symptom of a disease or condition.

85.	“JCT” shall have the meaning set forth in Section 2.2(a).

86.	“JFT” means the Joint Finance Team as set forth in Section 2.3.

87.	“Joint Collaboration IP” means Joint Collaboration Know-How and Joint Collaboration Patent Rights.

88.	“Joint Collaboration Know-How” means any Know-How, patentable or otherwise, first identified, discovered or developed jointly by the Parties or their Affiliates or others acting on behalf of Roche and Alnylam or their Affiliates in the conduct of the Collaboration.

89.	“Joint Collaboration Patent Rights” means any Patent Rights which claim or cover Joint Collaboration Know-How.

90.	“Joint Future Technology Committee” shall have the meaning set forth in the LCA.

91.	“Joint Research Plan” means the written workplan and timetable attached hereto as Exhibit C, as updated or amended from time to time in accordance with this Agreement. The initial Joint Research Plan is expected to commence on the Effective Date and shall expire on or before August 9, 2012.

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92.	“JPDT” means the Joint Project Development Team as set forth in Section 2.3.

93.	“JSC” shall have the meaning set forth in Section 2.1(a).

94.	“JSC Chairperson” shall have the meaning set forth in Section 2.1(b).

95.	“Know-How” means any information, inventions, trade secrets or technology, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form. Know-How shall include ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and Manufacturing information and plans (but excluding any scientific, regulatory, pre-clinical or clinical information or data regarding specific Indications and any marketing, financial, commercial, personnel and other business information and plans).

96.	“Law” means any law, statute, rule, regulation, ordinance or other pronouncement or requirement having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

97.	“LCA” shall have the meaning set forth in the Recitals.

98.	“Lead Regulatory Party” shall have the meaning set forth in Section 7.1(a).

99.	“Licensed Product” means an RNAi Product directed to a Program Target (or, subject to Section 4.3, to both Program Targets), in the form and formulation Developed (or to be Developed, as applicable) under the Program during the Research Term. All references to Licensed Product in this Agreement shall be deemed to include Combination Product, to the extent applicable.

100.	“Licensee Partner” means, with respect to a Party, any Third Party to which a sublicense is granted by such Party in accordance with the terms of this Agreement, including without limitation a Third Party distributor whose obligations to such Party or such Party’s Affiliates include responsibility for sales, marketing or distribution efforts in a country on behalf of such Party or such Party’s Affiliates, excluding wholesale distributors who purchase Licensed Products from such Party or such Party’s Affiliates in an arm’s length transaction and who have no other obligation to such Party or such Party’s Affiliates.

101.	“Listed Alnylam Counterparties” means the Third Party counterparties to Listed Alnylam Third Party Agreements or to Manufacturing Agreements, as applicable, and their respective successors in interest.

102.	“Listed Alnylam Third Party Agreement” means (a) the Listed Third Party Agreements (as defined in the LCA), (b) any agreement listed on Exhibit B-2, or (c) any other agreement between Alnylam and a Third Party executed during the Term, pursuant to

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which Alnylam has rights and obligations with respect to, or which otherwise Cover, a Licensed Product and where (i) the intellectual property that is the subject of such agreement is included within Alnylam Technology, and (ii) such Alnylam Technology is necessary or reasonably useful to Discover, Develop, Commercialize or Manufacture the Licensed Product(s).

103.	“Listed Third Party Payment” shall have the meaning set forth in Section 9.3(g).

104.	“Losses” shall have the meaning set forth in Section 13.1.

105.	“Major EU Country(ies)” means Germany, France, the United Kingdom, Italy and Spain.

106.	“Major Market Country” means any of the United States, Germany, France, United Kingdom, Italy, Spain, and Japan.

107.	“Major Territory” means any of (a) the United States, (b) the EU, (c) Asia, and (d) all other territories not included within the foregoing clauses (a), (b) and (c).

108.	“Manufacture” or “Manufacturing” means any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes.

109.	“Manufacturing Agreement” means any agreement listed on Exhibit B-3.

110.	“Manufacturing Technology” shall have the meaning set forth in Section 6.4(b).

111.	“NDA” means an application submitted to a Regulatory Authority for marketing approval of a product, including (a) a New Drug Application, Product License Application or Biologics License Application filed with FDA or any successor applications or procedures, (b) any non-U.S. equivalent of the foregoing, and (c) all supplements and amendments that may be filed with respect to the foregoing.

112.	“Necessary Third Party Patents” shall be as defined in the definition of “Required Third Party Payments” below.

113.	“Net Sales” means the amount calculated by subtracting from the amount of Adjusted Gross Sales (as defined below) the following:

(a) With respect to Net Sales in the United States, a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by the Commercializing Party, its Affiliates and Licensee Partners on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense, discounts granted later than at the time of invoicing);

(b) With respect to Net Sales in the Major Market Countries (other than the U.S.) and Canada, a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales in lieu of

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those sales-related deductions which are not accounted for by the Commercializing Party, its Affiliates and Licensee Partners on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense, discounts granted later than at the time of invoicing); and

(c) With respect to Net Sales in all territories other than those set forth in subsections (a) and (b) above, a lump sum deduction of [**] percent ([**]%) of Adjusted Gross Sales in lieu of those sales-related deductions which are not accounted for by the Commercializing Party, its Affiliates and Licensee Partners on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt expense, discounts granted later than at the time of invoicing).

For purposes of this definition of “Net Sales”, “Adjusted Gross Sales” shall mean the amount of gross sales of the Licensed Product invoiced by the Commercializing Party, its Affiliates and its Licensee Partners to Third Parties less deductions of returns and return reserves (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Licensed Product sold, withdrawals and recalls), rebates and rebate reserves (to the extent consistently applied by the Commercializing Party to its products), price reductions, rebates to managed care organizations or social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives (but only to the extent it is a sales related deduction which is accounted for within the Commercializing Party on a product-by-product basis), cash discounts, government mandated rebates and similar types of rebates (e.g., Pharmaceutical Price Regulation Scheme, Medicaid, each as consistently applied by Commercializing Party to its products), volume (quantity) discounts, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount).

In the case where a Licensed Product is a Combination Product, the Parties shall meet approximately [**] prior to commercial launch of such Combination Product to negotiate in good faith and agree to an appropriate adjustment to Net Sales to reflect the relative significance of the RNAi Compound and the other pharmaceutically active agent(s) contained in the Combination Product. If the Parties are unable to agree upon such adjustment to Net Sales, royalties with respect to a Combination Product in a country shall be equal to the rates set forth in Section 9.3(a), 9.3(b) or 9.3(c), as applicable, multiplied by a fraction whose numerator is the Commercializing Party’s published sales price in such country for an equivalent dosage of RNAi Compound contained in a given Combination Product, and whose denominator is the Commercializing Party’s published sale prices in such country for an equivalent dosage of all active pharmaceutical ingredients contained therein. If the numerator or denominator cannot be determined in the manner set forth above within ninety (90) days following the meeting between the Parties described in the first sentence of this paragraph, then such matter shall be determined by binding arbitration conducted by one (1) arbitrator in accordance with the rules of Judicial Arbitration and Mediation Services, Inc. (JAMS). The arbitration shall be held in the State of Delaware and shall not last for a period longer than six (6) months.

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In such arbitration, the arbitrator shall be an independent expert in worldwide marketing in the pharmaceutical industry mutually acceptable to the Parties or, if the Parties are unable to agree upon such arbitrator, shall be selected by the President of the JAMS office located in the State of Delaware.

114.	“Novartis” means Novartis Institutes for BioMedical Research, Inc.

115.	“[**]” shall have the meaning set forth in the LCA.

116.	“Opt-Out Point” shall have the meaning set forth in Section 4.9(a).

117.	“Opt-Out Product” shall have the meaning set forth in Section 4.9(a).

118.	“Opt-Out Right” means a Party’s right to opt out of the Program pursuant to Section 4.9(a).

119.	“Parties” means Alnylam and Roche; “Party” means either Alnylam or Roche.

120.	“Patent Expenses” shall have the meaning set forth in Section 10.3(g).

121.	“Patent Rights” means all patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, continuations, continuations-in-part and divisionals), and foreign equivalents of any of the foregoing.

122.	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

123.	“Pharmacovigilance Agreement” shall have the meaning set forth in Section 7.2(b).

124.	“Phase I Completion” means the issuance of a study report upon completion of all Phase I Studies for a Licensed Product under the Development Plan.

125.	“Phase I Study” means a human clinical trial in any country that would satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time.

126.	“Phase II Completion” means the issuance of a study report upon completion of all Phase II Studies for a Licensed Product under the Development Plan.

127.	“Phase II Study” means a human clinical trial in any country, for which the primary endpoints include a determination of dose ranges or a preliminary determination of efficacy in patients being studied as described in 21 C.F.R. § 312.21(b), as amended from time to time.

128.	“Phase III Completion” means the issuance of a study report upon completion of all Phase III Studies for a Licensed Product under the Development Plan.

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129.	“Phase III Study” means a human clinical trial in any country that is prospectively designed to demonstrate statistically whether a product is safe and effective for use in humans in a manner sufficient to obtain regulatory approval to market such product in patients having the disease or condition being studied as described in 21 C.F.R. § 312.21(c), as amended from time to time.

130.	“Post-Approval Study” means a clinical study of Licensed Product that is initiated in a country in the Territory after receipt of Regulatory Approval for such Licensed Product in such country.

131.	“Product Liability Claim” means, with respect to a product, any Third Party claim, suit, action, proceeding, liability or obligation involving any actual or alleged death or bodily injury arising out of or resulting from the use of such product, other than an Advertising Claim or any claim, suit, action, proceeding, liability or obligation resulting from the price and commercial terms of Licensed Product in the U.S., or any policy governing the handling of returns, recalls, order processing, invoicing and collection, distribution, and inventory and receivables for, Licensed Product(s) in the U.S.

132.	“Product Liability Costs” means costs associated with Product Liability Claims resulting from the Development, Manufacture, Commercialization, or use of the Licensed Product(s) under this Agreement in the United States and product liability insurance premiums for policies covering the Development, Manufacture, Commercialization, or use of the Licensed Product(s) in the United States (other than Losses entitled to indemnification under Section 13.1 or Section 13.2).

133.	“Product Specific Know-How” means Know-How that is specific to a Licensed Product (and not broadly applicable to RNAi Products) or to particular sequences of a Licensed Product, including composition information and any preclinical and clinical test data related to any of the foregoing.

134.	“Product Specific Patent Rights” means claim(s) contained in Patent Rights that Cover any Product Specific Know-How.

135.	“Profit” means Net Sales of the Licensed Product(s) in the United States by the Commercializing Party and its Related Parties, minus (a) FBMC in the United States (as defined in Exhibit E).

136.	“Program” means the Collaboration activities performed or to be performed by the Parties with respect to the Licensed Product(s) under this Agreement.

137.	“Program Target” means (a) [**] and (b) one (1) additional Target directed to the [**] as may be mutually agreed by the Parties) as may be selected by mutual agreement of the Parties in accordance with Section 4.3. For purposes of clarity, [**].

138.	“Publishing Party” shall have the meaning set forth in Section 11.4.

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139.	“Regulatory Approval” means, with respect to a product in a country, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product in such country.

140.	“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing, pricing or sale of a pharmaceutical product in a country, including the FDA.

141.	“Related Party” means (a) with respect to Roche, any of Roche’s Affiliates or Licensee Partners, and, (b) with respect to Alnylam, any of Alnylam’s Affiliates or Licensee Partners.

142.	“Required Third Party Payments” means royalty payments to a Third Party made by the Commercializing Party under Third Party agreements (other than Listed Alnylam Third Party Agreements and Alnylam Pre-Existing Alliance Agreements, if Alnylam is a Commercializing Party) to license Patent Rights Covering such Third Party’s technology if, in the absence of such license, the licensed use by the Commercializing Party of the Patent Rights licensed by such Commercializing Party from the other Party under Section 3.1 (if the Commercializing Party is Roche) or Section 3.2 (if the Commercializing Party is Alnylam) would infringe such Third Party Patent Rights (such Third Party Patent Rights, “Necessary Third Party Patents”); provided, however, that Required Third Party Payments shall not include any royalties or other amounts payable to obtain access to (a) a specific Target or Targets so that such Target or Targets can be the subject of research and development efforts, or (b) Third Party delivery technologies (other than Delivery Patent Rights (as defined in the LCA)) which may be necessary or useful for delivery of double-stranded oligonucleotide molecules, or manufacturing techniques for such delivery technologies.

143.	“Research Term” means the period commencing on the Effective Date and ending on August 9, 2012 (as may be extended by mutual agreement of the Parties).

144.	“RNAi Compound” means any compound that, in vitro or otherwise, functions through the mechanism of RNA interference and consists of or encodes double-stranded oligonucleotides, and which double-stranded oligonucleotides optionally may be chemically modified to contain modified nucleotide bases or non-RNA nucleotides, and optionally may be administered in conjunction with a delivery vehicle or vector.

145.	“RNAi Product” means any product that contains one or more RNAi Compounds as an active ingredient.

146.	“Roche” shall have the meaning set forth in the Preamble.

147.	“Roche Basel” shall have the meaning set forth in the Preamble.

148.	“Roche Nutley” shall have the meaning set forth in the Preamble.

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149.	“Roche Collaboration IP” means Roche Collaboration Know-How and Roche Collaboration Patent Rights.

150.	“Roche Collaboration Know-How” means any Know-How Controlled by Roche, patentable or otherwise, first identified, discovered or developed solely by employees of Roche or its Affiliates or other persons not employed by Alnylam or any of its Affiliates acting on behalf of Roche or any of its Affiliates, in the conduct of the Collaboration. Roche Collaboration Know-How excludes Roche’s interest in Joint Collaboration Know-How.

151.	“Roche Collaboration Patent Rights” means any Patent Rights which claim or cover Roche Collaboration Know-How and are Controlled by Roche. Roche Collaboration Patent Rights exclude Roche’s interest in Joint Collaboration Patent Rights.

152.	“Roche Indemnitees” shall have the meaning set forth in Section 13.2.

153.	“Roche Know-How” means Know-How Controlled by Roche as of the Effective Date or as to which Roche obtains Control during the Term that is necessary or reasonably useful for Alnylam and its Affiliates to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product(s), including their rights to Discover, Develop, Manufacture, or Commercialize Licensed Product (other than Roche’s rights in Joint Collaboration Know-How and Roche Collaboration Know-How).

154.	“Roche Patent Rights” means those Patent Rights that are Controlled by Roche as of the Effective Date or as to which Roche obtains Control during the Term that are necessary or reasonably useful for Alnylam and its Affiliates to perform their obligations or exploit their rights under this Agreement with respect to the Licensed Product(s), including their rights to Discover, Develop, Manufacture, or Commercialize the Licensed Product(s) (other than Roche’s rights in Joint Collaboration Patent Rights and Roche Collaboration Patent Rights).

155.	“Roche Technology” means, collectively, Roche Know-How and Roche Patent Rights, Roche Collaboration IP and Roche’s interest in Joint Collaboration IP, and any Third Party Technology that is included in the definition of Roche Technology after the Effective Date in accordance with Section 10.6.

156.	“ROW Territory” means the entire Territory other than the United States.

157.	“Royalty Term” means, separately with respect to each Licensed Product in each country, the period commencing on the First Commercial Sale of such Licensed Product in such country (provided that either (x) such Licensed Product is Covered by a Valid Claim of the Alnylam Platform Patent Rights, Alnylam Patent Rights, Roche Patent Rights, Alnylam Collaboration Patent Rights, Roche Collaboration Patent Rights or Joint Collaboration Patent Rights in such country at the time of such First Commercial Sale in such country, or (y) the Manufacture of such Licensed Product is Covered by a Valid Claim of the Alnylam Platform Patent Rights, Alnylam Patent Rights, Roche Patent Rights, Alnylam Collaboration Patent Rights, Roche Collaboration Patent Rights or Joint Collaboration Patent Rights in the country or countries in which such Licensed Product is

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Manufactured) and concluding on the expiration of the later of (a) the last to expire Alnylam Platform Patent Right, Alnylam Patent Right, Roche Patent Right, Alnylam Collaboration Patent Right, Roche Collaboration Patent Right or Joint Collaboration Patent Right containing a Valid Claim Covering the Development, Commercialization or Manufacture of such Licensed Product in that country, (b) the last to expire Alnylam Platform Patent Right, Alnylam Patent Right, Roche Patent Right, Alnylam Collaboration Patent Right, Roche Collaboration Patent Right or Joint Collaboration Patent Right containing a Valid Claim Covering the Manufacture of such Licensed Product in the country or countries in which such Licensed Product was Manufactured, or (c) ten (10) years from the date of First Commercial Sale of such Licensed Product in such country.

158.	“[**]” means [**].

159.	“Sales Representative” means an individual, who engages in or manages sales calls and other promotional efforts with respect to Licensed Product and who is employed by a Party or an Affiliate of a Party.

160.	“Severed Clause” shall have the meaning set forth in Section 15.3.

161.	“Supply Agreement” shall have the meaning set forth in Section 6.3.

162.	“Supply Agreement Term Sheet” shall have the meaning set forth in Section 6.2(c).

163.	“Target” means (a) a polypeptide or entity comprising a combination of at least one polypeptide and other macromolecules, that is a site or potential site of therapeutic intervention by a therapeutic agent; or a nucleic acid which is required for expression of such polypeptide; (b) variants of a polypeptide (including any splice variant thereof), cellular entity or nucleic acid described in clause (a); or (c) a defined non-peptide entity, including a microorganism, virus, bacterium or single cell parasite; provided that the entire genome of a virus shall be regarded as a single Target.

164.	“Term” shall have the meaning set forth in Section 14.1.

165.	“Terminated Patent Right” shall have the meaning set forth in Section 9.3(i).

166.	“Territory” means the entire world.

167.	“Third Party” means any Person other than Alnylam or Roche and their respective Affiliates.

168.	“Third Party Contractors” means Third Party contractors such as contract research organizations, contract employees, consultants, contract manufacturers and the like.

169.	“Third Party Technology” shall have the meaning set forth in Section 10.6(a).

170.	“UBC” means the University of British Columbia.

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171.	“UBC Sublicense Agreement” means the Sublicense Agreement between Tekmira Pharmaceuticals Corporation (formerly INEX Pharmaceuticals Corporation) and Alnylam Pharmaceuticals, Inc., dated January 8, 2007.

172.	“United States” or “U.S.” means the United States of America and its territories and possessions.

173.	“Valid Claim” means a claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any patent application that has not been cancelled, withdrawn or abandoned, or been pending for more than [**] from the earliest priority date for such patent application.

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EXHIBIT B-1
Alnylam Pre-Existing Alliance Agreements
Copies of the following agreements, some in redacted form, have been, or shall be, made available to Roche as of the Effective Date:
1.	Amended and Restated Strategic Collaboration and License Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 28, 2009
2.	Cross-License Agreement between Protiva Biotherapeutics Inc. and Alnylam Pharmaceuticals, Inc., dated August 14, 2007
3.	Amended and Restated Cross-License Agreement between Protiva Biotherapeutics Inc. and Alnylam Pharmaceuticals, Inc., dated May 30, 2008
4.	Amended and Restated License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation and Alnylam Pharmaceuticals, Inc., dated May 30, 2008
5.	License and Collaboration Agreement between Takeda Pharmaceutical Company Limited and Alnylam Pharmaceuticals, Inc., dated May 27, 2008, as supplemented by letter agreement dated May 27, 2008
6.	Sponsored Research Agreement between the University of British Columbia, AlCana Technologies, Inc., and Alnylam Pharmaceuticals, Inc., dated July 27, 2009, as supplemented by the Supplemental Agreement between Tekmira Pharmaceuticals Corporation, Protiva Biotherapeutics Inc., the University of British Columbia, AlCana Technologies, Inc., and Alnylam Pharmaceuticals, Inc., dated July 27, 2009
7.	Letter amendments dated July 11, 2008 and July 11, 2009 to the Research Collaboration and License Agreement, effective as of October 12, 2005, by and between Alnylam and Novartis, as amended by the Addendum Re: Influenza Program effective as of December 13, 2005, Amendment No. 1 to such Addendum effective as of March 14, 2006, and Amendment No. 2 to such Addendum effective as of May 5, 2006
8.	Letter agreement dated January 31, 2008 to the Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, and June 10, 2005

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EXHIBIT B-2
Listed Alnylam Third Party Agreements
Copies of the following agreements, some in redacted form, have been, or shall be, made available to Roche as of the Effective Date:
1.	License Agreement between Celo GmbH and Alnylam Pharmaceuticals, Inc., dated July 27, 2009
2.	Licensing Agreement between ETH Zurich and Alnylam Pharmaceuticals, Inc., dated April 30, 2009
3.	Amended and Restated Strategic Collaboration and License Agreement between Isis Pharmaceuticals, Inc. and Alnylam Pharmaceuticals, Inc., dated April 28, 2009
4.	Cross-License Agreement between Protiva Biotherapeutics Inc. and Alnylam Pharmaceuticals, Inc., dated August 14, 2007
5.	Amended and Restated Cross-License Agreement between Protiva Biotherapeutics Inc. and Alnylam Pharmaceuticals, Inc., dated May 30, 2008
6.	Amended and Restated License and Collaboration Agreement between Tekmira Pharmaceuticals Corporation and Alnylam Pharmaceuticals, Inc., dated May 30, 2008
7.	Exclusive License Agreement between The Regents of the University of California and Alnylam Pharmaceuticals, Inc., dated April 3, 2009
8.	Waiver Amendment dated August 9, 2007 to the Co-Exclusive License Agreement between Max Planck Innovation GmbH (formerly Garching Innovation GmbH) and Alnylam Pharmaceuticals, Inc., dated December 20, 2002, as amended by Amendment dated July 2, 2003, and the Requirements Amendment effective June 15, 2005
9.	Letter agreement dated January 31, 2008 to the Strategic Collaboration & License Agreement between Isis Pharmaceuticals, Inc., and Alnylam Pharmaceuticals, Inc., dated March 11, 2004, as supplemented or amended by letter agreements dated March 9, 2004 (as amended by letter agreement dated October 28, 2005), March 11, 2004, and June 10, 2005
10.	Amendments dated May 7, 2008 and May 20, 2008 to the Amended and Restated Exclusive Patent License Agreement between Alnylam Pharmaceuticals, Inc., and Massachusetts Institute of Technology, dated May 9, 2007

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11.	License Agreement between Medical College of Georgia Research Institute, Inc., and Nucleonics, Inc., dated May 18, 2001, as amended on November 19, 2001, April 18, 2003, December 16, 2003, and July 20, 2004, and assigned from Nucleonics, Inc., to Alnylam Pharmaceuticals, Inc., on December 5, 2008
12.	License Agreement between Wyeth and Nucleonics, Inc, dated June 30, 2003, as amended on August 28, 2006, and assigned from Nucleonics, Inc., to Alnylam Pharmaceuticals, Inc., on December 5, 2008
13.	License Agreement between Wyeth and Nucleonics, Inc., dated August 28, 2006, and assigned from Nucleonics, Inc., to Alnylam Pharmaceuticals, Inc., on December 5, 2008 [Wyeth as Licensor]
14.	License Agreement between Wyeth and Nucleonics, Inc., dated August 28, 2006, and assigned from Nucleonics, Inc., to Alnylam Pharmaceuticals, Inc., on December 5, 2008 [Nucleonics as Licensor]
15.	Sublicense Agreement between Wyeth and Nucleonics, Inc., dated June 30, 2003, and assigned from Nucleonics, Inc., to Alnylam Pharmaceuticals, Inc., on December 5, 2008
16.	Assignment between Wyeth and Nucleonics, Inc., dated July 13, 2007, and assigned from Nucleonics, Inc., to Alnylam Pharmaceuticals, Inc., on December 5, 2008

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EXHIBIT B-3
Manufacturing Agreements
Copies of the following agreements, some in redacted form, have been, or shall be, made available to Roche as of the Effective Date:
[**]

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EXHIBIT C
Joint Research Plan
Alnylam-Roche [**] Collaboration Workplan
September 9, 2009
FINAL
[**]

C – Page 1

Summary of Research Plan and Timeline:
               [**]
A total of two pages were omitted pursuant to a request for confidential treatment.

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EXHIBIT D
Supply Agreement Term Sheet
1. Alnylam and Roche shall use their respective Diligent Efforts to enter into a Supply Agreement which will be consistent with the terms of this Supply Agreement Term Sheet. From the Candidate Selection Stage until the effective date of the Supply Agreement, the terms of the Agreement and this Supply Agreement Term Sheet shall govern the Manufacture and supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) under the Agreement, including pre-clinical and clinical supply in the quantities and on the delivery terms set forth in the Development Plan (or as otherwise mutually agreed by the Parties); provided, however, that in the event of conflict between this Supply Agreement Term Sheet and the Agreement, the terms of the Agreement shall apply.
2. The Parties shall be responsible for establishing the specifications (the “Specifications”) and approving the master batch record, including the necessary documentation, certificates of analysis and test results, for the API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable), to be supplied under the Supply Agreement.
3. Unless agreed otherwise in writing by the Parties, [**] before the commencement of each Calendar Quarter, each Party will give to the other Party (and to the JSC if the JSC remains in effect) a rolling [**] Calendar Quarter forecast (“Forecast”) of the estimated quarterly requirements of API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) for which such other Party Controls the Manufacturing technology. Such Forecast will include quantity and unit requirements for API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) in the United States and the ROW Territory. [**] percent ([**]%) of forecasted requirements during the first [**] Calendar Quarters of such Forecast shall be considered binding on the Parties. The purchasing Party will provide the supplying Party with binding purchase orders at least [**] in advance of the requested delivery. If the purchasing Party requests any changes to the Forecast, the supplying Party shall (i) use its commercially reasonable efforts to accommodate such requests and (ii) use its commercially reasonable efforts to minimize any costs incurred as a result of such changes.
4. In the event of an anticipated shortage of supply of API Bulk Drug Substance, Delivery Compound, Formulated Bulk or Finished Product (as applicable), which a Party is responsible for supplying to the other Party hereunder, such supplying Party shall promptly notify the other Party and, unless otherwise agreed by the Parties, available supply shall be allocated between the United States and the ROW Territory on a pro-rata basis based on good faith forecasts of requirements. In addition, the supplying Party will use commercially reasonable efforts to engage a secondary source of supply and to resolve all anticipated failure to supply issues as promptly as possible in consultation with the other Party.
5. If and to the extent that a Failure to Supply (as hereinafter defined) occurs, the purchasing Party, if the purchasing Party is also the Commercializing Party, shall have the right to assume control of the Manufacture of the Licensed Product(s) by requesting a transfer of Manufacturing pursuant to Section 6.4. For purposes of this Supply Agreement Term Sheet, a “Failure to Supply” will be deemed to have occurred only after the supplying Party and all secondary

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sources of supply made available to the purchasing Party have failed to deliver [**] percent ([**]%) of the aggregate requirements for API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) for a given Calendar Quarter as described in the Forecast, in [**] out of any [**] consecutive Calendar Quarters.
6. Each Party agrees that all API Bulk Drug Substance, Delivery Compound, Formulated Bulk and Finished Product (as applicable) supplied to the other Party hereunder will, at the time of delivery to such other Party, have been Manufactured in accordance with the Specifications and the master batch record, and except for batches not intended for human use, with cGMP. The supplying Party will be solely responsible for all costs and expenses caused by failed batches, including batches which fail to meet the requirements of the previous sentence, as a result of the negligence or intentional misconduct of any employee of such supplying Party. The purchasing Party will be responsible for all costs and expenses caused by failed batches other than as a result of the negligence or intentional misconduct of any employee of the supplying Party.
7. In addition to more detailed terms regarding the matters specified above in this Supply Agreement Term Sheet, the Supply Agreement shall contain other customary supply agreement provisions, including indemnification provisions appropriate for a supply agreement. Furthermore, Alnylam and Roche will enter into a Technical and Quality Agreement with respect to the Licensed Product(s) governing, among other things, quality assurance requirements, documentation and procedures, audit and inspection rights and similar matters.

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EXHIBIT E
FINANCIAL APPENDIX
     This Exhibit E sets forth the principles for capturing, reporting and consolidating Development Costs, Commercialization Costs, and Profit sharing. Roche shall be responsible for all other costs with respect to Licensed Product(s).
     For such purpose, this Exhibit E sets forth the principles for reporting actual results and budgeted plans in the United States, the frequency of reporting, the use of a single “Functional Currency” (as defined under the heading “Foreign Exchange” below) and the methods of determining payments to the Parties, auditing of accounts and other matters.
     This Exhibit E also provides agreed upon definitions of financial terms applicable to the Parties for any Licensed Product. Except for the term Licensed Product, all capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement and, where applicable, the further definitions contained herein. The term “Product” in this Exhibit E shall mean Licensed Product. References in this Exhibit E to a “Party” or “Parties” shall be construed to mean Alnylam or Roche, as the case may be, and in every case shall be deemed to include a Party’s Affiliates or Licensee Partners under the Agreement. Capitalized terms used herein, but not otherwise defined, shall have the meanings given them in the Agreement.
     Notwithstanding anything in the Agreement to the contrary, no cost, expense, amount or sum allocable or chargeable to the Parties’ activities under the Agreement shall be allocated or charged more than once. Unless otherwise specifically authorized by the Parties or the Agreement, all costs, expenses, amounts or sums to be charged or allocated by one Party to the other Party under the Agreement shall not be so chargeable or allocable unless they are both directly related to the Agreement and the activities to be performed under the Agreement and are reasonable and customary with respect to the global biopharmaceutical industry considering the respective size and activities of the two Parties as collaborators under the Agreement.
ARTICLE I
REPORTING AND CONSOLIDATION OF DEVELOPMENT COSTS AND
COMMERCIALIZATION COSTS
     Section 1.1 Preparation of Budgets. Preparation of annual budgets will be initiated in each July during such period and a preliminary budget will be presented for review by the JFT before [**] during such period. The completed Development Plan budget or Commercialization Plan budget, as applicable, should be approved by the Parties by the end of each November during such period. Reporting by each Party will be performed as follows (with copies provided to the JPDT or JCT and to the other Party):

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Reporting Event (calendar basis)	Submission	Frequency	Deadline
Q1-Q3	Actuals	End of Calendar Quarter	[**]
Q4	Actuals	End of Calendar Quarter	[**]
Preliminary annual budget		Annually	[**]
Final annual budget		Annually	[**]
Forecasts for sales (current Calendar Year) for the United States		Quarterly, except Q4	[**]
Full profit and loss forecast for the United States (current Calendar Year)		Quarterly, except Q4	[**]
Responsibility for preparing the Development Plan budget and Commercialization Plan budget (other than the initial budget, which shall be determined by the Parties) will rest with the JPDT and JCT, respectively. Both JPDT and JCT budgets shall be reviewed and approved by the JFT and presented to the JSC for review (which shall then present to the Parties for approval).
     Section 1.2 Reporting. Each Party shall report to the other Party and the JFT actual, budget and forecast results of operations related to the following, as applicable:
[**]
The JFT shall be responsible for the preparation of consolidated reporting (actuals, budgets and forecasts) for the Development Costs, Commercialization Costs and Profit based upon the Commercialization Plan Reports, Development Plan Reports and Sales Reports provided by the Parties as specified below, as well as determination of the cash settlement.
Within [**] days after the end of each Calendar Quarter (or for the last Calendar Quarter of each Calendar Year, within [**] days after the end of such Calendar Quarter), each Party shall provide the other Party and the JFT with such Party’s “Development Plan Report” for such Calendar Quarter. Such report shall be in writing and shall summarize the Development Program activities undertaken by such Party (or its relevant local Affiliates) during such Calendar Quarter in connection with the Development Plan, together with a detailed project-level statement of those expenses incurred by such Party during such Calendar Quarter that are specific to the Development Plan and satisfy those additional criteria necessary to qualify as Development Costs. Such report shall also address any necessary adjustments of Development Costs for previous Calendar Quarters.

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Within [**] days after the end of each Calendar Quarter (or for the last Calendar Quarter of each Calendar Year, within [**] days after the end of such Calendar Quarter), each Party shall provide the other Party and the JFT with such Party’s “Commercialization Plan Report” for such Calendar Quarter. Such report shall be in writing and shall summarize the marketing and promotional activities undertaken by such Party (or its relevant local Affiliates) during such Calendar Quarter in connection with the applicable Commercialization Plan, together with a detailed project-level statement of commercialization-related expenses incurred by such Party during such Calendar Quarter that are specific to the United States and satisfy those additional criteria necessary to qualify as Commercialization Costs. Such report shall also address any necessary adjustments of Commercialization Costs for previous Calendar Quarters. Within [**] days after the end of each Calendar Quarter (or for the last Calendar Quarter of each Calendar Year, within [**] days after the end of such Calendar Quarter), Roche shall provide Alnylam and the JFT with Roche’s “Sales Report” for such Calendar Quarter. Such report shall be in writing and shall summarize the Product sales made by Roche in the United States in such Calendar Quarter and the calculation of Adjusted Gross Sales, Net Sales and Profit with respect to such sales. Such report shall also address any necessary adjustments of Adjusted Gross Sales, Net Sales and Profit for previous Calendar Quarters.
The JFT will be responsible for monitoring and agreeing upon appropriate controls to ensure reasonable and consistent calculation of Commercialization Costs, Development Costs and Profit under the Agreement, including in the Development Plan Reports, Commercialization Plan Reports and Sales Reports. More specifically, the JFT shall review the budgeted and forecasted versus actual FTEs and external expenses per quarter. In any event, the JFT shall review use of FTE resources on a quarterly basis. The Parties shall also use commercially reasonable efforts to provide access to available discounts and discount programs available from existing vendors for the benefit of the Parties under the Agreement. The Parties’ actual results compared to budget and forecast will be calculated by the JFT and set forth in the Reconciliation Statement described below.
The Parties will work together to keep actual spending within the approved budget and forecast; provided, that, the Parties shall continue to share in Development Costs and Commercialization Costs that exceed the budget by up to [**] percent ([**]%). The Parties shall discuss in good faith the adoption of additional control measures to address deviations from the approved budget and forecast on an annual basis above [**] percent ([**]%). If a Party contemplates that any expenditure will increase the annual budget associated with the Commercialization Plan by more than [**] percent ([**]%), the Parties shall review the expenditure with the JCT prior to commitment to that expenditure. The JFT will meet as appropriate to review and approve the reporting events (actuals, budgets and forecasts) and any deviations from the approved budget.
Each Party shall report Development Costs and Commercialization Costs based on its project cost system (which shall in any event track FTEs by functional area and by month) or using such other system as such Party applies with respect to its internal programs and which system has been reviewed with the JFT. In general, these project cost systems shall report actual and/or allocable time spent on specific projects, apply the FTE rates, determined in the manner specified in Section 1.6 below.

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     Section 1.3 Reconciliation Statements. The financial representatives from each Party on the JFT shall be responsible for, within [**] calendar days following the end of a Calendar Quarter (or, for the last Calendar Quarter in a Calendar Year, within [**] days after the end of such Calendar Quarter), preparing and providing to the other Party (through the JFT) and to the JPDT and JCT, a statement (“Reconciliation Statement”), in a format agreed to by the Parties and based on the information contained in Development Plan Reports, Commercialization Plan Reports and Sales Report provided by Parties for such Calendar Quarter and any additional information obtained by the JFT from the Parties, that shows each Party’s results, the calculations of Development Costs, Commercialization Costs, cost-sharing under the Agreement and any cash settlement required for such Calendar Quarter. The JPDT and JCT shall each promptly decide whether to approve those portions of the Reconciliation Statement that are under its jurisdiction. If there is a dispute within the JPDT or JCT (or both) regarding approval of a Reconciliation Statement, the JFT shall submit such dispute to the Executive Officers of each Party for resolution. The Executive Officers shall undertake good faith efforts to resolve such dispute and approve the Reconciliation Statement (or, if applicable, an amended Reconciliation Statement) no later than [**] days after the end of the applicable Calendar Quarter (or, for the last Calendar Quarter in a Calendar Year, within [**] days after the end of such Calendar Quarter).
     Section 1.4 Foreign Exchange. The “Functional Currency” for accounting for Development Costs and Commercialization Costs will be U.S. dollars.
     Section 1.5 Payments Between the Parties. Based upon the Reconciliation Statement, as prepared by the JFT and approved by the JPDT and JCT or the Executive Officers of each Party, as applicable, there shall be a cash settlement between the Parties of the amounts due under the Reconciliation Statement and each Party’s share of the Profit. The Party that is owed any amount under the Reconciliation Statement will provide the other Party an invoice for such amount, and such other Party shall pay such invoice within [**] days after approval of the applicable Reconciliation Statement and receipt of the applicable invoice. In the event any payment is made after the date specified in the preceding sentence and provided that such payment is not otherwise subject to good faith dispute, the paying Party shall pay interest as set forth in Section 9.7 of the Agreement. For clarity, the Parties shall separately identify, and make a separate payment for each of, the share of Profit provided for in Section 9.2 of the Agreement and the other payment (for Development Costs and Commercialization Costs) required pursuant to the Reconciliation Statement; however, both payments will take place on the same day.
     Section 1.6 FTE Rates.
     (a) The Parties have agreed on the Development FTE-rate, as set forth in clause (b) below, that will be charged for the resources allocated to the Development Plan activities from the functions directly operating the activities on a fractional Development FTE-basis. The Parties contemplate that this rate captures total actual personnel and fixed costs attributable to the performance of the Development Plan under this Agreement.
     (b) All Development FTE expenditures shall be included in Development Costs based on a rate of US$[**] per Development FTE. For each Calendar Year after 2010, the Development FTE rate will be adjusted by the increase or decrease in CPI as published by the

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U.S. Bureau of Labor Statistics for the previous Calendar Year. All people within these functions will record the percent of time each month spent on the activities under the programs. For clarity, Development FTE time recording should be made on a fractional basis. Each Party will also use its respective project cost system with the purpose of tracking and reporting costs on a project/product indication/work package level.
     (c) FTE rates (i.e., Sales Force FTE Rate, G&A FTE Rate, Medical Affairs FTE Rate, Marketing FTE Rate) for purposes of determining Commercialization Costs hereunder shall be determined as set forth in Article II below.

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ARTICLE II

RELEVANT DEFINITIONS
     Section 2.1 “Development Costs” shall mean the expenses incurred by a Party or for its account that are consistent with the Development Plan and specifically are attributable to the Development of a Product for a particular indication for approval in the U.S., commencing from the completion of activities under the Joint Research Plan onward until First Commercial Sale of the Product for such indication. Development Costs shall include amounts paid by a Party to Third Parties involved in the Development of Products, and all internal costs incurred by a Party in connection with the Development of Products. Notwithstanding anything to the contrary herein, Development Costs shall not include any expenses associated specifically for Development for a country other than the U.S.; except to the extent such expenses relate to Development activities specifically included in the Development Plan for the purpose of generating data or information to obtain expand and/or maintain Regulatory Approval in the United States.
     Development Costs shall include the Fully Burdened Manufacturing Cost for clinical supplies for the Development Plan, the cost of the development plans and programs for the Development Plan, and the Required Third Party Payments payable prior to First Commercial Sale in the U.S., and the cost of Development pursued under the Development Plan through receipt of Regulatory Approval for such Product (including the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of such Product conducted internally or by individual investigators or consultants necessary for the purpose of obtaining approval of such Product by a government organization in the U.S), and costs for preparing, submitting, reviewing or developing data or information for the purpose of a submission to a Regulatory Authority to obtain Regulatory Approval of the Product in a country within the Development Plan. For clarity, the cost of a human clinical trial conducted to support the filing of a Supplemental NDA, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or equivalent application in any other regulatory jurisdiction within the Development Plan, or conducted to otherwise support a new Regulatory Approval of a Product in the U.S., shall be included within Development Costs, notwithstanding the fact that such trial is conducted after receipt of a Regulatory Approval for such Product. Development Costs shall not include Legal Expenses, Pre-Launch Marketing Expenses or Post-Approval Studies.
     Section 2.2 “Fully Burdened Manufacturing Cost” or “FBMC” shall mean the manufacturing cost for a Product, as defined by Roche’s or Alnylam’s, as the case may be, standard cost accounting practices and policies, both in accordance with IFRS or GAAP, as applicable. In the event of any transfer of Product among Roche, Alnylam, its Affiliates or Licensee Partners, FBMC shall exclude any profit or other mark-up by any such parties.
     Such FBMC shall include direct labor, materials, product testing costs (including quality control and quality assurance bulk testing and in-process testing e.g. adventitious virus and mycoplasma testing), direct Third Party contracting cost, Period Costs, cost of failed batches, and manufacturing overhead allocable to the Product (including information technology, human resources, manufacturing planning, manufacturing finance and control, energies, waste maintenance, insurance, custom & duties, shipment & logistic cost, warehousing and storage and

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distribution cost, to the extent that each is manufacturing and Product-specific), for manufacturing or contracting for each stage of the manufacturing process of the Product shipped. The Parties will discuss and agree annually between October and January the main drivers of FBMC for the up-coming Calendar Year. On or before October 31st of each Calendar Year, the parties will agree to an estimated FBMC to be charged for the subsequent Calendar Year, subject to annual true-up process, which will be agreed upon by the JFT.
     Such FBMC shall not include any costs associated with process development, scale up costs, qualification lots and any other costs if they are included in Development Costs. If qualification lots are used for Product sale, then Alnylam’s share of those Development Costs will be credited towards FBMC in the United States. This credit shall be a variance to FBMC based upon the unit pull-through of the qualification lots into Product Net Sales. The Parties shall discuss and agree upon cost-sharing principles for pre-launch investments, including but not limited to expanded production facilities and commitments to Third Parties, in case of unforeseen delay in launch.
     Section 2.3 “Period Costs” shall be comprised of:
     (a) Write offs and disposal cost of expired goods (raw materials, intermediates and Products valued at FBMC) (it being understood that the collaboration shall consider the Commercialization Plan requirements when establishing the manufacturing supply);
     (b) Inventory valuation differences: The valuation difference for inventory in stock resulting from any change of standard FBMC at that respective point in time. At least annually, Roche will review and compare its standard FBMC for a Product when that particular material was produced to its new standard FBMC and make a retroactive adjustment to the inventory value;
     (c) Start up costs to the extent not included in Development Costs;
     (d) Excess capacity and idle plant cost to the extent associated with the Product and provided for in the Commercialization Plan with the consent of Alnylam. Except with the consent of Alnylam, FBMC shall not include excess capacity or idle plant cost that was not provided for in the Commercialization Plan in view of the anticipated needs and associated demand forecast of the Licensed Product. Period Costs will be credited for the costs of any idle plant that was ear-marked for a different Roche product but actually used by a Product; and
     (e) Normal yield losses and variances that could have reasonably been expected and/or justified in this area of technology.
     Section 2.4 “Commercialization Costs” means those expenses incurred by a Party which are generally consistent with the Commercialization Plan (and associated budget) and are specifically attributable to Products in the United States, and shall consist of (i) Marketing Expenses, (ii) Medical Affairs Expenses, (iii) Out-of-Pocket Costs, (iv) Legal Expenses, (v) Third Party License Fees, (vi) General and Administrative Expenses, (vii) Post- Launch Product R&D Expenses, (viii) Sales Force Expenses, and (ix) Restructuring Expenses. Commercialization Costs shall exclude Development Costs. Notwithstanding the foregoing,

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Legal Expenses need not be consistent with the Commercialization Plan (and associated budget) as long as they have been approved by the JCT. Each Party shall allocate its Commercialization Costs and each of the expenses based on reasonable accounting methodologies consistently applied throughout such Party’s organization. The foregoing shall not include any Out-of-Pocket Costs or other costs which have been included in Development Costs. For clarity, it is the intent of the Parties that costs and headcount included in the foregoing will not be unfairly allocated to the Products (to the extent that any Commercialization Cost is attributable, in part, to products or activities other than the Products).
     Section 2.5 “Marketing Expenses” means the costs incurred by a Party, excluding Sales Force Expenses, which are generally consistent with the Commercialization Plan (and associated budget) and are specifically attributable to the sale, promotion, and/or marketing of a Product in the United States. Marketing Expenses shall be the sum of Marketing Management, Market and Consumer Research, Pre-Launch Marketing Expenses, Advertising, Trade Promotion and Consumer Promotion (each of which is specified below). To the extent that Marketing Expenses consist of costs other than Third Party costs, it shall mean the product of (a) the number of FTEs directly involved in performing Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, and Consumer Promotion and (b) the applicable Marketing FTE Rate. For purposes of calculating the number of FTEs, an allocated portion of the marketing staff directly involved in the management of and the performance of the marketing functions in the United States for such Product shall be included.
     (a) “Marketing FTE Rate” shall mean, for the Calendar Year in which the First Commercial Sale in the United States occurs, a rate agreed upon by the Parties at least twelve (12) months prior to the anticipated date of Regulatory Approval in the United States, based on the fully burdened field force cost of major pharmaceutical companies in the United States.
     (b) “Marketing Management” shall include product management and sales promotion management compensation and departmental expenses. This shall include costs associated with developing overall sales and marketing strategies and planning for Products. In addition, payments to Third Parties in connection with Product-specific trademark selection, filing, prosecution and enforcement shall be included in this category.
     (c) “Market and Consumer Research” shall include compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Products such as market share services (e.g., IMS data), special research testing, and focus groups.
     (d) “Advertising” shall include all media costs associated with Product advertising as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.
     (e) “Trade Promotion” shall include the allowances given to retailers, brokers, distributors, hospital buying groups, etc. for purchasing, promoting, and distribution of Products. This shall include purchasing, advertising, new distribution, and display allowances as well as

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free goods, wholesale allowances and the cost of goods for reasonable field sales samples of Products and the cost of administering these programs. To the extent multiple products are involved and some of such products are not Products, then such allowances shall be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.
     (f) “Consumer Promotion” shall include the expenses associated with programs to promote Products directly to the end user. This category shall include expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not Products, then such allowances shall be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.
     (g) “Pre-Launch Marketing Expenses” shall include those Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, and Consumer Promotion expenses incurred between the filing of a complete NDA for a Product and the First Commercial Sale of such Product.
     Section 2.6 “Medical Affairs Expense” means (a) the product of (i) the number of field-and office-based FTEs supporting the coordination of pre-market authorization preparation as well as Post-Approval Studies in the United States related to a Product as agreed upon in the approved Commercialization Plan and its budget and (ii) the applicable Medical Affairs FTE Rate; (b) the cost of performing Post-Approval Studies in the United States; and (c) External Education Expenses (including journal clubs, congresses, and conferences, etc.). For purposes of calculating the number of FTEs, an allocated portion of the medical affairs staff directly involved in the coordination of pre-market authorization preparation for a Product or Post-Approval Studies in the United States for a Product shall be included. Each medical affairs staff member shall record the percent of time allocated to the Product and to all other products, and time allocated to other products shall be excluded in calculating the number of FTEs.
     (a) The applicable “Medical Affairs FTE Rate” shall be a rate agreed upon by the Parties at the time the Commercialization Plan is agreed upon by the Parties based upon the fully burdened cost of medical affairs professionals reasonably appropriate for the United States. It is anticipated that the Medical Affairs FTE Rate will equal the Marketing FTE Rate agreed upon under “Marketing Expenses” above.
     (b) “External Education Expenses” shall include expenses associated with professional education with respect to Products or AD/MCI in general through any means not covered above, including articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.
     Section 2.7 “Out-of-Pocket Costs” shall mean costs and expenses not included in any other category under Commercialization Costs that are paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP or IFRS) by either Party and/or its Affiliates in

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accordance with the applicable Development Plan or Commercialization Plan, other than Third Party License Fees.
     Section 2.8 “Legal Expenses” means (a) the fees and expenses of outside counsel and payments to Third Parties incurred after the Effective Date in connection with the preparation, filing, prosecution, maintenance, interference, re-examination and re-issue of Product-specific trademarks in the United States, (b) Losses associated with Product Liability Claims in the United States, as provided in Section 13.3 of the Agreement (provided, that no internal legal costs shall be included in Legal Expenses), and (c) the fees and expenses, including without limitation reasonable fees for outside counsel, for any litigation or other action undertaken by a Party by mutual consent pursuant to Section 10.5(c)(iii) or 10.5(d) of the Agreement.
     Section 2.9 “Third Party License Fees” means all Required Third Party Payments payable by either Party after First Commercial Sale.
     Section 2.10 “General and Administrative Expenses” shall mean the product of (a) the number of FTEs allocated towards general and administrative functions as set forth in the approved Commercialization Plan and (b) the applicable G&A FTE Rate. For purposes of calculating the number of FTEs, an allocated portion of the general and administrative staffs directly involved in the management of and the performance of the general and administrative functions in the United States for such Product shall be included.
     Section 2.11 “G&A FTE Rate” shall mean, for the Calendar Year in which the First Commercial Sale in the United States occurs, a rate agreed upon by the Parties at the time the Commercialization Plan is agreed upon by the Parties, based on the fully burdened general and administrative staff cost reasonably appropriate for the United States. For purposes of clarification, the G&A FTE Rate shall not include any items previously captured in the calculation of the Marketing FTE Rate, Medical Affairs FTE Rate or Sales Force FTE Rate.
     Section 2.12 “Post-Launch Product R&D Expenses” shall include certain Development Costs incurred by a Party in relation to a Product after the First Commercial Sale in the United States and required to maintain Regulatory Approval in the United States and shall exclude (a) administrative expenses and costs that are included within Fully Burdened Manufacturing Costs and (b) Post-Approval Studies that are included within Medical Affairs Expenses.
     Section 2.13 “Sales Force Expenses” shall mean the product of (a) the number of FTEs detailing and co-promoting Products in the United States as set forth in the approved Commercialization Plan and (b) the applicable fully burdened Sales Force FTE Rate. For purposes of calculating the number of FTEs, an allocated portion of the field sales forces, field sales offices, and home offices staffs directly involved in the management of and the performance of the selling functions in the United States for such Product shall be included, and any portion of staff time allocated to other products shall be excluded. If any members of the field sales force are detailing a Product and one or more other products, the Parties shall agree upon the relative value (on a percentage basis), based on the placement of and emphasis on each product in such detailing, of the detailing of such Product relative to the other products, and each such member of the field sales force shall record such percentage for those details that involve

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such Product, and the number of FTEs shall exclude that percent of total details that involve, in whole or in part, other products.
     Section 2.14 “Sales Force FTE Rate” shall mean, for the Calendar Year in which the First Commercial Sale in the United States occurs, a rate agreed upon by the Parties at the time the Commercialization Plan is agreed upon by the Parties, based on the fully burdened field force cost reasonably appropriate for the United States.
     Section 2.15 “Restructuring Expenses” shall mean any expenses related to re-organization or downsizing due to changes in the market environment of a Licensed Product. Such expenses shall be related to the organization and infrastructure that is promoting and selling Licensed Products. Such expenses shall include, but not be limited to, severance payments to dismissed employees, committed orders to third parties that can not be cancelled, termination costs for post-launch clinical marketing, and clinical studies. The Parties shall use Commercially Reasonable Efforts to minimize Restructuring Expenses, including, without limitation, by assigning employees to other products or organizations to be reviewed and approved by the Parties.

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EXHIBIT F

Press Release
Contacts:

Alnylam Pharmaceuticals, Inc.
Cynthia Clayton (Investors)
617-551-8207

Kathryn Morris (Media) Yates Public Relations 845-635-9828
DRAFT — Not for Release
Alnylam and Roche Advance RNAi Therapeutic Collaboration
Phase of Landmark 2007 Alliance
— Partners to Co-Develop and Co-Commercialize Certain RNAi Therapeutic Products
in U.S. Market —
— Collaboration to Include Alnylam Lipid Nanoparticle and Roche Dynamic Polyconjugate Delivery
Technologies —
CAMBRIDGE, Mass., November XX, 2009 — Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, announced today that it has advanced to the RNAi therapeutic collaboration stage of its landmark alliance with Roche formed in 2007. In this phase of the collaboration, the partners will jointly collaborate on the discovery and development of specific RNAi therapeutic products and each will contribute key delivery technologies in the new disease target-focused effort. New delivery technologies include Alnylam lipid nanoparticles and Roche Madison dynamic polyconjugate delivery technologies. Alnylam and Roche will co-develop and co-commercialize RNAi therapeutic products in the U.S. market and Alnylam is eligible to receive additional milestone and royalty payments for products developed in the rest of world.
“We are excited to advance to this phase of our 2007 agreement, as our joint efforts combine many strengths of the Alnylam and Roche platforms on specific disease target programs,” said Barry Greene, President and Chief Operating Officer of Alnylam. “Our partnership with Roche remains very strong and we look forward to working together to bring our innovation to patients.”
“Since the formation of our alliance with Alnylam and the establishment of Roche Kulmbach and Roche Madison as Centers of Excellence for RNA therapeutic research, we have made significant progress in advancing this technology as a potential new class of innovative medicines,” said Louis Renzetti, Ph.D., Vice President of RNA Therapeutics Research of Roche. “We continue to view RNAi as having true potential as a whole new class of differentiated drugs to benefit patients.”

F – Page 1

In July 2007, Alnylam granted to Roche a non-exclusive license providing access to broad Alnylam intellectual property (IP) and know-how, including fundamental, chemistry and delivery IP, in the fields of oncology, respiratory disease, metabolic disease, and certain liver diseases. In addition, Alnylam and Roche agreed to collaborate on RNAi therapeutics drug discovery for a defined number of disease targets, subject to certain Alnylam third party obligations. As part of the agreement, Roche also acquired Alnylam’s Kulmbach-based research & development (R&D) organization which has now become Roche Kulmbach, a Roche Centre of Excellence for RNA therapeutics. In July 2008, Roche acquired Madison, WI-based Mirus Technologies, Inc., a pioneer in the discovery of a novel RNAi delivery technology known as dynamic polyconjugates. Mirus has become Roche Madison, an additional Roche Centre of Excellence for RNA therapeutics.
About RNA Interference (RNAi)
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. RNAi therapeutics target the cause of diseases by potently silencing specific messenger RNAs (mRNAs), thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.
About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is leading the translation of RNAi as a new class of innovative medicines with peer-reviewed research efforts published in the world’s top scientific journals including Nature, Nature Medicine, and Cell. The company is leveraging these capabilities to build a broad pipeline of RNAi therapeutics; its most advanced program is in Phase II human clinical trials for the treatment of respiratory syncytial virus (RSV) infection and is partnered with Cubist and Kyowa Hakko Kirin. In addition, the company is developing RNAi therapeutics for the treatment of a wide range of disease areas, including liver cancers, hypercholesterolemia, Huntington’s disease, and TTR amyloidosis. The company’s leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, and Cubist. To reflect its outlook for key scientific, clinical, and business initiatives, Alnylam established “RNAi 2010” in January 2008 which includes the company’s plan to significantly expand the scope of delivery solutions for RNAi therapeutics, have four or more programs in clinical development, and to form four or more new major business collaborations, all by the end of 2010. Alnylam and Isis are joint owners of

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Regulus Therapeutics Inc., a company focused on the discovery, development, and commercialization of microRNA-based therapeutics. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information, please visit www.alnylam.com.
Alnylam Forward-Looking Statement
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the company’s ability to successfully research, develop, and commercialize RNAi therapeutics, and the company’s ability to successfully collaborate with Roche on these products, as well as those risks more fully discussed in the “Risk Factors” section of its most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam does not assume any obligation to update any forward-looking statements.

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EXHIBIT G

Baseball Arbitration Provisions
1. General. In the event that the Parties are unable to agree upon the event payment amounts or royalty rates payable by the pursuing Party with respect to Licensed Product(s) in terminated Major Territory(ies) pursuant to Section 14.4(d)(i) (the “Financial Terms”), such Financial Terms shall be determined through binding arbitration in accordance with the provisions set forth below (“Baseball Arbitration”).
(a)	The Baseball Arbitration shall be held in a location mutually agreeable to the Parties, or if no such location can be agreed, in New York City, according to the then-current commercial arbitration rules of the American Arbitration Association (“AAA”), except to the extent such rules are inconsistent with this Exhibit G.

(b)	The Baseball Arbitration will be conducted by one (1) arbitrator who shall be reasonably acceptable to the Parties and who shall be appointed in accordance with AAA rules. If the Parties are unable to select an arbitrator within [**] days following the end of the negotiation period set forth in Section 14.4(d)(i), then the arbitrator shall be appointed in accordance with AAA rules. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of scientific, financial, medical and industry knowledge relevant to the particular dispute.

(c)	The (i) attorneys’ fees of the Parties in the Baseball Arbitration, (ii) fees of the arbitrator and (iii) costs and expenses of the Baseball Arbitration shall be borne by the Parties as determined by the arbitrator.

(d)	The proceedings and decisions of the arbitrator shall be confidential.
2. Exchange of Proposed Agreements. Within [**] days after the designation of the arbitrator pursuant to Paragraph 1(b) above, the Parties shall exchange their proposed Financial Terms, substantially in the form of Appendix 1 attached hereto, together with a brief or other written memorandum supporting the merits of their proposed Financial Terms. Upon receipt of the proposed Financial Terms from each Party, the arbitrator shall provide copies of the same to the other Party. Within [**] days after the arbitrator has delivered to each Party a copy of the Financial Terms proposed by the other Party (if any), each Party shall submit a written rebuttal of the other Party’s proposed Financial Terms and may also amend and re-submit its original proposed Financial Terms. The Parties and the arbitrator shall meet within [**] days thereafter, at which time each Party shall have one hour to argue in support of its final proposed Financial Terms. The Parties shall not call any witnesses in support of their arguments.
3. Selection of Proposed Agreement. The arbitrator shall be directed by the Parties to select, within [**] days following the final hearing set forth in Paragraph 2 above, one of the final proposed Financial Terms so submitted by the Parties as the final Transition Agreement. In making such selection and ruling, the arbitrator shall not modify the terms or conditions of either Party’s final proposed Financial Terms nor shall the arbitrator combine provisions from both

G – Page 1

proposed Financial Terms. However, the arbitrator may take into account the severity of the Diligence Breach and the behavior of the breaching Party in selecting such Financial Terms. If a Party fails to submit to the arbitrator any proposal on Financial Terms in accordance with the terms of Paragraph 2 above, the arbitrator shall select the Financial Terms proposed by the other Party.
4. Effect of Decision. The Parties shall include, as part of the transition agreement to be executed by the Parties pursuant to Section 14.4(d)(i), the final Financial Terms selected by the arbitrator within [**] days following the arbitrator’s ruling; provided that the non-prevailing Party may elect not to accept such Financial Terms. If the non-prevailing Party elects to accept such Financial Terms within such [**]-day period, the non-prevailing Party shall signify such election by executing a counterpart signature page to the Financial Terms selected by the arbitrator and providing such executed signature page to the prevailing Party within such [**]-day period. If the non-prevailing Party does not provide such an executed signature page to the prevailing Party within such [**]-day period, then thereafter this Agreement shall be terminated with respect to Licensed Product(s) in the Major Territory(ies) proposed to be terminated by the terminating Party, with neither Party having the right to Develop or Commercialize the Licensed Product(s) under a license from the other Party in any such terminated Major Territory(ies).
5. No Limitation. Nothing in this Exhibit G will preclude either Party from seeking equitable, interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, either prior to or during any Baseball Arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the Baseball Arbitration proceeding.

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Appendix 1
Form of Financial Terms
1. Development Event Payments with respect to terminated Major Territory(ies) (separately for each Terminated Territory):

Payments
Development Event	(In US$ [**])
(1) Initiation of the first Phase I Study for Licensed Product for the Terminated Territory	$
(2) Initiation of the first Phase II Study for Licensed Product for the Terminated Territory	$
(3) Initiation of the first Phase III Study for Licensed Product for the first (1st) Indication for the Terminated Territory	$
(4) Initiation of the first Phase III Study for Licensed Product for a second (2nd) Indication for the Terminated Territory	$
(5) First filing of an NDA in the Terminated Territory for Licensed Product for the first (1st) Indication	$
(6) First filing of an NDA in the Terminated Territory for Licensed Product for the second (2nd) Indication	$
(7) Regulatory Approval in the Terminated Territory for Licensed Product for the first (1st) Indication	$
(8) Regulatory Approval in the Terminated Territory for Licensed Product for the second (2nd) Indication	$
Total Development Event Payments	$
2. Sales Event Payments with respect to terminated Major Territory(ies):

Payments
Sales Event	(In US$ [**])
Aggregate Worldwide Annual Net Sales of all Licensed Products in the Terminated Territory(ies) equal to or greater than $[**]	$
Aggregate Worldwide Annual Net Sales of all Licensed Products in the Terminated Territory(ies) equal to or greater than $[**]	$
Total Sales Event Payments	$

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3. Royalties Payable with respect to terminated Major Territory(ies):

Incremental
Royalty Rate
Applicable to Such
Annual Net Sales of a Licensed Product in the Terminated Territory(ies) during the applicable Calendar Year:	Annual Net Sales
Less than or equal to $[**]	%
Greater than $[**], but less than or equal to $[**]	%
Greater than $[**], but less than or equal to $[**]	%
Greater than $[**], but less than or equal to $[**]	%
Greater than $[**], but less than or equal to $[**]	%
Greater than $[**], but less than or equal to $[**]	%
Greater than $[**]	%
Acknowledged and agreed to by:

F. HOFFMANN-LA ROCHE LTD
By:
Name:
Title:

By:
Name:
Title:

HOFFMANN-LA ROCHE INC.
By:
Name:
Title:

ALNYLAM PHARMACEUTICALS, INC.
By:
Name:
Title:

G – Page 4